   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 2000

                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             XCYTE THERAPIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             2834                           91-170-7622
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                        1124 COLUMBIA STREET, SUITE 130
                           SEATTLE, WASHINGTON 98104
                                 (206) 262-6200
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            RONALD J. BERENSON, M.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             XCYTE THERAPIES, INC.
                        1124 COLUMBIA STREET, SUITE 130
                           SEATTLE, WASHINGTON 98104
                                 (206) 262-6200
(NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                 SONYA F. ERICKSON                                   DANIELLE CARBONE
                 VENTURE LAW GROUP                                  SHEARMAN & STERLING
            A PROFESSIONAL CORPORATION                        1550 EL CAMINO REAL, SUITE 100
                4750 CARILLON POINT                                MENLO PARK, CA 94025
                KIRKLAND, WA 98033                                    (650) 330-2200
                  (425) 739-8700

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                      PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                     AGGREGATE OFFERING                          AMOUNT OF
       SECURITIES TO BE REGISTERED                        PRICE(1)                           REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock $0.001 par value.............               $86,250,000                            $22,770.00
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED

PROSPECTUS
                                                SHARES

                                  [XCYTE LOGO]

                                  COMMON STOCK

     This is an initial public offering of shares of common stock of Xcyte Therapies, Inc. Xcyte Therapies expects that the initial public offering price
will be between $     and $     per share.

     We have applied for approval for trading and quotation of our common stock on the Nasdaq National Market under the symbol "XCYT."

     OUR BUSINESS INVOLVES SIGNIFICANT RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                           -------------------------

                                                              PER SHARE       TOTAL
Public offering price.......................................  $             $
Underwriting discounts and commissions......................  $             $
Proceeds, before expenses, to Xcyte Therapies...............  $             $

     The underwriters may also purchase up to an additional            shares of
common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments.

     The underwriters expect to deliver the shares against payment in New York,
New York on                       , 2001.
                           -------------------------

SG COWEN                                              U.S. BANCORP PIPER JAFFRAY
                    DAIN RAUSCHER WESSELS
                                       FIRST SECURITY VAN KASPER

           , 2001

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    5
Special Note Regarding Forward-Looking
  Statements..........................   17
Use of Proceeds.......................   18
Dividend Policy.......................   18
Capitalization........................   19
Dilution..............................   20
Selected Financial Data...............   21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   22

                                        PAGE
                                        ----
Business..............................   27
Management............................   43
Certain Transactions..................   54
Principal Stockholders................   56
Description of Capital Stock..........   59
Shares Eligible for Future Sale.......   63
Underwriting..........................   65
Legal Matters.........................   67
Experts...............................   67
Where You Can Find Additional
  Information.........................   68
Index to Financial Statements.........  F-1

                           -------------------------

     UNTIL                     , 2001, ALL DEALERS THAT EFFECT TRANSACTIONS IN
THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                           -------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                           -------------------------

     WE HAVE FILED FOR TRADEMARK REGISTRATION OF XCYTE, XCYTE THERAPIES, XCELLERATE AND THE XCYTE THERAPIES LOGO. THIS PROSPECTUS ALSO INCLUDES TRADEMARKS AND TRADENAMES OF OTHER PARTIES.

                               PROSPECTUS SUMMARY

     You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes included in this prospectus. Unless otherwise noted, all information in this prospectus assumes (1) the conversion of all outstanding shares of our preferred stock into 28,059,047 shares of common stock, (2) the issuance of 1,132,287 shares of common stock upon the exercise of warrants to purchase common stock, which warrants will expire at the closing of this offering, (3) the issuance of 380,725 shares of common stock upon the exercise of the warrants to purchase preferred stock, which warrants will expire at the closing of this offering, and the subsequent conversion of the preferred stock, (4) the conversion of preferred stock warrants into common stock warrants for the purchase of 280,029 shares of common stock and (5) no exercise by the underwriters of the
over-allotment option. We also intend to effect a   -for-  reverse stock split
that would be effected prior to consummation of this offering. This prospectus does not reflect this reverse split.

                                  OUR COMPANY

     We are utilizing novel technologies to develop therapeutic products that generate effective immune responses to treat cancer and infectious diseases. We use our proprietary technology, known as Xcellerate, to activate and grow T cells. T cells are specialized cells of the immune system that play a central role in fighting diseases and infections. Our Xcellerate Technology rapidly and reproducibly activates a patient's own T cells outside of the body by mimicking normal events of the immune system. T cells activated with our technology, known as Xcellerated T Cells, may be administered to treat patients who have either poorly functioning or low numbers of T cells. We believe we have developed an efficient and commercially viable process to produce Xcellerated T Cells. Our approach, known as Xcellerate Therapy, may allow us to treat a variety of medical conditions, including:

     - diseases characterized by poorly functioning immune systems, such as cancer and HIV;

     - conditions due to medical treatments, such as chemotherapy and the administration of drugs following transplantation, that suppress the immune system and cause patients to be vulnerable to infections; and

     - congenital disorders and advanced age that result in weakened immune systems.

     In July 2000, we initiated a Phase I clinical trial of our Xcellerate Therapy in patients with metastatic kidney cancer. We intend to enroll a total of 25 patients to test the safety as well as provide preliminary data on the therapeutic effects of our Xcellerate Therapy. In this clinical trial, patients are treated with two infusions of our Xcellerated T Cells approximately four weeks apart. As of December 15, 2000, 17 patients have received a total of 32 infusions of our Xcellerated T Cells. To date, there have been no significant adverse effects related to the administration of our Xcellerated T Cells and we have observed evidence of anti-tumor activity. We expect to complete this trial in the third quarter of 2001.

     Physicians have recently begun to recognize the important role that the immune system may play in controlling cancer and improving the body's defenses against infectious diseases. This has led to the development of a new therapeutic approach to cancer known as immunotherapy, which uses natural components of the immune system to fight disease. The American Cancer Society estimates that in 2000, 1.2 million new cases of cancer will occur in the United States. Surgery, radiation and chemotherapy are the primary approaches used to treat cancer patients. Chemotherapy is used to treat patients with more advanced forms of cancer, but has limited success and is associated with severe and sometimes life-threatening side effects. Infectious diseases are caused by viruses, bacteria and fungi and can be controlled in most people with antibiotics or antiviral drugs. However, when a patient's immune system is compromised, normally harmless microorganisms may cause potentially life-threatening infections. We intend to evaluate our Xcellerate Therapy as a potential treatment for a variety of cancers and infectious diseases.

Benefits of Our Xcellerate Therapy

     We provide a direct and reproducible method to activate T cells and we believe our Xcellerate Therapy may be an effective treatment to fight disease. We believe our Xcellerate Therapy has the following benefits:

     - Activated Immune System. We have demonstrated in the laboratory that our Xcellerated T Cells are highly responsive and generate potent immune responses because we mimic the natural process required to activate both helper T cells and killer T cells.

     - Broad Clinical Applications. Our Xcellerate Therapy targets T cells, which are important components of the immune system. We believe that our Xcellerated T Cells may be useful to treat a variety of medical conditions, including cancer and infectious diseases.

     - Minimal Toxicity. Our Xcellerated T Cells are produced from T cells originating from the patient. We believe that using a patient's own cells results in a safer product.

     - Easy Administration. Our Xcellerate Therapy can be administered in a simple outpatient procedure in less than 30 minutes. This process uses a standard intravenous procedure that is attractive to both physicians and patients.

     - Complementary to Other Technologies. The minimal toxicity associated with our Xcellerate Therapy may make it feasible to use our product with chemotherapy or antiviral drugs, as well as with other therapeutic products that are being used to activate the immune system.

Benefits of Our Xcellerate Technology

     We believe our proprietary Xcellerate Technology can be developed into a commercially viable process. The benefits of our Xcellerate Technology are:

     - Rapid and Reproducible Process. Our Xcellerate Technology can be used to activate and grow T cells in eight days with minimal intervention. We believe this length of time is sufficient to generate the number of T cells necessary for a therapeutic effect. We use the same process and components for every patient, eliminating the need for patient-specific materials that must be obtained by surgery, such as samples of a patient's tumor.

     - Ex Vivo Process. Our Xcellerate Technology activates T cells outside of the body, or ex vivo. Activating and growing T cells outside of the body provides a more controlled environment away from tumor cells and infectious agents that can otherwise inhibit the activation and growth of T cells. In addition, therapeutic agents that are otherwise potentially toxic or fatal if administered directly to the patient can be used to improve the activity and growth of T cells.

     - Standard and Cost-effective Manufacturing Process. Our Xcellerate Technology incorporates primarily commercially available medical products and standard blood bank procedures, which enables us to efficiently manufacture our Xcellerated T Cells. We believe we are able to manufacture our Xcellerated T Cells in facilities that can be cost-effectively constructed, equipped and easily scaled.

     Our goal is to be a leader in the field of T cell therapy. We intend to use our expertise in T cell activation to develop and commercialize products to treat cancer, HIV and other serious illnesses. Key elements of our strategy include:

     - commercializing our Xcellerate Therapy for cancer and HIV;

     - expanding the Xcellerate Therapy to treat multiple diseases;

     - leveraging complementary technologies and therapies;

     - retaining key commercialization rights;

     - evaluating collaboration opportunities for our products; and

     - expanding our intellectual property.

                                  THE OFFERING

Common stock we are offering............                    shares

Common stock to be outstanding after
this offering...........................                    shares

Underwriters' over-allotment option.....                    shares

Use of proceeds.........................     We intend to use the net proceeds
                                             for clinical trials, research and
                                             development activities, expansion
                                             of our manufacturing capacity and
                                             general corporate purposes and
                                             working capital

Proposed Nasdaq National Market
symbol..................................     XCYT

     The number of shares of our common stock to be outstanding immediately after this offering is based on the number of shares outstanding on September 30, 2000. This number:

     - includes 5,965,234 shares of our outstanding common stock;

     - includes an aggregate of 28,059,047 shares of common stock issuable upon the automatic conversion of all outstanding shares of preferred stock upon the closing of this offering;

     - includes 1,132,287 shares of common stock issuable upon the exercise of warrants to purchase common stock at an exercise price of $0.30 per share, which warrants will expire at the closing of this offering;

     - includes 380,725 shares of common stock issuable upon the exercise of warrants to purchase preferred stock at a weighted average exercise price of $0.97, which warrants will expire at the closing of this offering, and the subsequent conversion of the preferred stock;

     - excludes 280,029 shares of common stock issuable upon the exercise of warrants to purchase 280,029 shares of preferred stock which were assumed to have been converted into warrants to purchase 280,029 shares of common stock upon the closing of this offering;

     - excludes 1,626,221 shares of common stock issuable upon the exercise of stock options outstanding under our 1996 Stock Option Plan at a weighted average exercise price of $0.24 per share;

     - excludes 785,354 shares of common stock reserved for future grant under our 1996 Stock Option Plan;

     - excludes 2,100,000 shares of common stock reserved for future issuance under our 2000 Stock Option Plan;

     - excludes 600,000 shares of common stock reserved for future issuance under our 2000 Employee Stock Purchase Plan;

     - excludes 400,000 shares of common stock reserved for future issuance under our 2000 Directors' Stock Option Plan;

     - excludes 1,056,040 shares of common stock reserved for future issuance under our Milestone Pool; and

     - excludes 180,000 shares of common stock reserved for future issuance under our licence agreement with ARCH Development Corporation.

                                     OUR HISTORY

     We were incorporated in Delaware as MolecuRx, Inc. in January 1996, changed our name to CDR Therapeutics, Inc. in August 1996, and changed our name to Xcyte Therapies, Inc. in October 1997. Our principal executive offices are located at 1124 Columbia Street, Suite 130, Seattle, Washington 98104. Our telephone number at that location is (206) 262-6200. References in the prospectus to "we," "our," "us" and the "Company" refer to Xcyte Therapies. Information contained on our Web site is not part of this prospectus.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following summary historical financial data has been derived from our audited financial statements and unaudited interim financial statements and is summary financial data of our business. You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." See notes 1 and 10 to our financial statements for information regarding computation of net loss per share and pro forma net loss per share.

                                                                                     NINE MONTHS         PERIOD FROM
                                                                                        ENDED             INCEPTION
                                                 YEARS ENDED DECEMBER 31,           SEPTEMBER 30,     (AUGUST 27, 1996)
                                           ------------------------------------   -----------------        THROUGH
                                              1997         1998         1999       1999      2000     SEPTEMBER 30, 2000
                                           ----------   ----------   ----------   -------   -------   ------------------
                                                                                     (UNAUDITED)         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenue............................   $   100      $    --      $    16     $    --   $    44        $    160
Operating expenses:
  Research and development...............     2,397        4,311        5,413       3,573     7,176          19,625
  General and administrative.............     1,148        1,427        1,619       1,158     1,061           5,569
  Noncash stock and compensation
    expense..............................         4            6           93           3       557             662
                                            -------      -------      -------     -------   -------        --------
Total operating expenses.................     3,549        5,744        7,125       4,734     8,794          25,856
                                            -------      -------      -------     -------   -------        --------
Loss from operations.....................    (3,449)      (5,744)      (7,109)     (4,734)   (8,750)        (25,696)
Other income, net........................       161          298          162         232       278             992
                                            -------      -------      -------     -------   -------        --------
  Net loss...............................   $(3,288)     $(5,446)     $(6,947)    $(4,502)  $(8,472)       $(24,704)
                                            =======      =======      =======     =======   =======        ========
Basic net loss per share.................   $ (0.69)     $ (0.86)     $ (1.15)    $ (0.74)  $ (1.42)       $  (4.44)
                                            =======      =======      =======     =======   =======        ========
Shares used in basic loss per share
  calculation............................     4,741        6,355        6,050       6,086     5,962           5,564
                                            =======      =======      =======     =======   =======        ========
Pro forma net loss per share.............                             $ (0.29)              $ (0.31)       $  (1.27)
                                                                      =======               =======        ========
Shares used in pro forma per share
  calculation............................                              23,999                27,159          19,514
                                                                      =======               =======        ========

     The following table contains a summary of our balance sheet at September 30, 2000:

        - on an actual basis;

        - on a pro forma basis to reflect the automatic conversion of all outstanding shares of preferred stock into 28,059,047 shares of common stock upon the closing of this offering, the issuance of 380,725 shares of common stock issuable upon the exercise of warrants to purchase preferred stock at a weighted average exercise price of $0.97 per share, which warrants will expire at the closing of this offering, and the subsequent conversion of the preferred stock, the issuance of 1,132,287 shares of common stock upon the exercise of warrants to purchase common stock at an exercise price of $0.30 per share, which warrants will expire at the closing of this offering and the conversion of preferred stock warrants into common stock warrants for the purchase of 280,029 shares of common stock; and

        - on a pro forma, as adjusted basis, to reflect the sale of shares of common stock that we are offering at an assumed initial
          public offering price per share of $          after deducting
          estimated underwriting discounts and offering expenses.

                                                                       SEPTEMBER 30, 2000
                                                              -------------------------------------
                                                                                       PRO FORMA
                                                               ACTUAL    PRO FORMA    AS ADJUSTED
                                                              --------   ---------   --------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $ 27,257   $ 27,967
Working capital.............................................    26,393     27,103
Total assets................................................    30,336     31,046
Long-term obligations.......................................       953        953       $    953
Redeemable convertible preferred stock......................    48,394         --             --
Redeemable convertible preferred stock warrants.............       557         --             --
Total stockholders' equity (deficit)........................   (21,228)    28,434

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are those that we currently believe may materially affect us. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us.

                      RISKS RELATED TO US AND OUR BUSINESS

WE CANNOT ASSURE YOU THAT OUR XCELLERATE THERAPY WILL MEET REGULATORY REQUIREMENTS FOR SAFETY AND EFFICACY. ANY FAILURE TO MEET THESE REQUIREMENTS WOULD HARM OUR BUSINESS.

     Before we can commercialize any cell therapy product, we must complete clinical trials demonstrating that our Xcellerate Therapy is safe and effective. We have limited clinical data to date. Future clinical trials may show that our Xcellerate Therapy is not safe and effective. We do not have data on any possible harmful long-term effects of our Xcellerate Therapy.

     In June 2000, we initiated our first clinical trial of our Xcellerate Therapy in patients with metastatic kidney cancer. We will not know the results of our first Phase I clinical trial for metastatic kidney cancer until at least the third quarter of 2001. Patients in this Phase I clinical trial receive low doses of interleukin-2 with our Xcellerate Therapy. We cannot guarantee that any beneficial data from this trial will be a result of our Xcellerate Therapy and not attributable to interleukin-2. Therefore, we are unable to use the limited data to support the efficacy of our Xcellerate Therapy. Following this Phase I clinical trial, we will be required to conduct extensive additional clinical trials to determine whether the data supports approval by the United States Food and Drug Administration, or FDA, of our Xcellerate Therapy.

     We have not initiated the clinical development of our Xcellerate Therapy for any infectious disease, nor for any other types of cancer. Much of our data is derived from third party clinical trials, including physician-sponsored trials, performed with one of our scientific founders in which we have not participated. Clinical data collected under non-commercial or physician-sponsored investigational new drug applications, or INDs, do not fulfill the criteria necessary to be used in the support of clinical efficacy in marketing applications for commercialization by regulatory agencies. We will need to conduct extensive additional research and testing prior to initiating other clinical trials. Clinical testing is very expensive, can take many years, and the outcome is uncertain. If we fail to adequately demonstrate safety and efficacy in our clinical trials, regulatory approval would be delayed or precluded, which could harm our business.

OUR BUSINESS IS DEPENDENT ON THE SUCCESSFUL COMMERCIALIZATION OF PRODUCTS BASED ON OUR XCELLERATE TECHNOLOGY.

     Our ability to successfully commercialize products based on our Xcellerate Technology for a particular cancer type substantially depends on our ability to activate T cells from the blood of patients with that type of cancer. In some patients, it may not be possible to grow a sufficient number of T cells to produce a therapeutic effect. Only a few cell-based immunotherapy products have been commercialized. We may experience numerous unforeseen events during the clinical development process that could delay or prevent commercialization of our products, including the following:

     - the results of laboratory studies may be inconclusive, or they may not be indicative of results that will be obtained in clinical trials;

     - after reviewing test results, we may abandon projects that we might previously have believed to be promising;

     - we or regulators may suspend or terminate clinical trials if the participating subjects or patients are being exposed to unacceptable health risks; and

     - our potential products may not have the desired effects or may produce undesirable side effects or other characteristics that may preclude regulatory approval or limit their commercial use if approved.

     We do not expect to receive regulatory approval for commercial sale of our Xcellerate Therapy for several years. We cannot assure you that we will ever commercialize products based on our Xcellerate Technology. Any delays or difficulties we encounter in our clinical trials may harm our business.

WE MAY TAKE LONGER TO COMPLETE OUR CLINICAL TRIALS THAN WE EXPECT, OR WE MAY NOT BE ABLE TO COMPLETE THEM AT ALL.

     A number of factors may cause significant delays in our clinical trials, including scheduling conflicts with participating clinicians and clinical institutions and difficulties in identifying and enrolling patients who meet eligibility criteria. As a result, we may not commence or complete clinical trials involving any of our products as expected. We rely on academic institutions or clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our products. We will have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own. If we fail to commence or complete, or experience delays in, any of our planned clinical trials, our ability to conduct our business as currently planned would be harmed.

WE ARE SUBJECT TO EXTENSIVE REGULATION, WHICH CAN BE COSTLY, TIME CONSUMING AND CAN CAUSE UNANTICIPATED DELAYS.

     All of our potential cell therapy products, cell processing and manufacturing activities, are subject to comprehensive regulation by the FDA and by comparable authorities in other countries. The process of obtaining FDA and other required regulatory approvals, including foreign approvals, is expensive, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. Our Xcellerate Therapy is novel, and therefore, regulatory agencies may lack experience in dealing with this type of product. This may lengthen the regulatory review process, increase our development costs and delay or prevent commercialization of our products. To date, the FDA has approved only a few cell therapy products. We have had only limited experience in filing and pursuing applications necessary to gain regulatory approvals, which may impede our ability to obtain timely FDA approvals, if at all. We will not be able to commercialize any of our potential products until we obtain FDA approval, and so any delay in obtaining, or inability to obtain, FDA approval would harm our business.

     If we violate regulatory requirements at any stage, whether before or after FDA approval is obtained, we may be fined, forced to remove a product from the market or experience other adverse consequences that could harm our business. Additionally, we may not be able to obtain the labeling claims necessary or desirable for the promotion of our products. We may also be required to undertake post-marketing trials. In addition, if we or others identify side effects after any of our cell therapy products are on the market, or if manufacturing problems occur, regulatory approval may be withdrawn and the FDA may require reformulation of our cell therapy products, additional clinical trials, changes in labeling or additional marketing applications.

WE HAVE LIMITED MANUFACTURING EXPERIENCE AND MAY NOT BE ABLE TO MANUFACTURE OUR XCELLERATED T CELLS ON A LARGE SCALE IN A COST EFFECTIVE MANNER; UNFORESEEN CIRCUMSTANCES MAY CAUSE DELAYS OR DISRUPTIONS IN OUR MANUFACTURING PROCESS.

     We have not demonstrated the ability to manufacture our Xcellerated T Cells beyond quantities sufficient for research and development and limited clinical activities. We have no experience manufacturing our Xcellerated T Cells at the capacity that will be necessary to support large clinical trials or commercial sales. Because our Xcellerate Therapy is an autologous, or patient-specific, cell-based product, manufacturing of our Xcellerated T Cells is more complicated. In addition, we may not be able to manufacture on a large-scale or cost-effectively. Our present manufacturing process may not meet our initial expectations as to reproducibility, yield, purity or other measurements of performance.

     We are the only manufacturer of our Xcellerated T Cells. For the next several years, we expect that we will conduct all of our manufacturing in our own facilities. If the facilities or the equipment in our facilities are significantly damaged or destroyed, we will not be able to quickly restore our manufacturing capacity. We may also fail to secure any additional facilities or hire qualified personnel that we may require to accommodate the expansion of our operations and the manufacturing of our products.

WE WOULD NOT BE ABLE TO MANUFACTURE OUR PRODUCTS WITHOUT THE TECHNOLOGY WE LICENSE FROM THIRD PARTIES.

     Our Xcellerate Technology uses two important monoclonal antibodies, anti-CD3 and anti-CD28, which are licensed from third parties. Both antibodies are necessary components of our Xcellerate Technology. We license the anti-CD3 monoclonal antibody from the Fred Hutchinson Cancer Research Center in Seattle, Washington. We license the anti-CD28 monoclonal antibody from Diaclone S.A. in Besancon, France. The license agreement with the Fred Hutchinson Cancer Research Center is effective for 15 years following first sale of a product based on the license and may be terminated in the event of a material breach. The Diaclone agreement is effective for 15 years from the date of the first FDA approval, or its foreign equivalent, of a product based upon the license, and may be terminated in the event of a material breach.

     We are contractually obligated to purchase the anti-CD28 monoclonal antibody from Diaclone until we begin Phase III clinical trials. Although we believe the anti-CD3 antibody clone component is available from other sources, few alternative suppliers of the anti-CD28 antibody clone component exist. If we lose access to the anti-CD28 antibody clone or the anti-CD3 antibody clone, and if we cannot find alternatives for these antibody clones, we will be unable to continue the development of our product.

     We license several T cell activation patents and patent applications from Genetics Institute. Technology disclosed in several of these patent applications is necessary for the development of our Xcellerate Technology. Of these patent applications, the two that relate to the basic technology necessary for our business have been pending in the U.S. Patent and Trademark Office for over five years. We cannot predict when or if any patents will issue from these applications, however, we believe there is a reasonable basis for patentability. If these patents are not issued we may not be able to exclude our competitors from using our technology.

     The licenses from Genetics Institute terminate upon the expiration of the last licensed patent and may also be terminated in the event of a material breach. If patents issue covering our technology and we violate the terms of our license or otherwise lose our right to license these patents and patent applications, we would be unable to continue development of our Xcellerate Technology.

WE ARE DEPENDENT ON A LIMITED NUMBER OF MANUFACTURERS AND SUPPLIERS OF SOME OF THE KEY COMPONENTS IN OUR XCELLERATE TECHNOLOGY.

     We currently depend on third party suppliers for key components used to manufacture Xcellerated T Cells. We depend on Lonza Biologics PLC to develop and manufacture the antibodies used in our Xcellerate Technology. There are, in general, relatively few companies with the ability to manufacture clinical and commercial grade antibodies. Our current agreement with Lonza only provides for the manufacture of these antibodies for use in clinical trials. We are currently negotiating an agreement with Lonza to manufacture the antibodies for commercial use. If we are unable to renew our current contract with Lonza or unable to procure a suitable alternative manufacturer in a timely manner or at all, we would be unable to continue developing our Xcellerate Technology.

     Our Xcellerate Technology also depends on the successful attachment of the antibodies to magnetic beads. We currently use magnetic beads developed and manufactured by Dynal S.A. in Oslo, Norway. Our contract with Dynal expires in August 2009, and we are contractually obligated to obtain our beads from Dynal as long as Dynal is able to fill our orders. If our contract with Dynal is terminated or if Dynal discontinues manufacturing beads due to economic or other considerations, we may be unable to find a suitable alternative manufacturer in a timely manner or at all, which would limit our ability to develop and commercialize our product.

     In addition, because Lonza and Dynal are located outside the United States we are subject to foreign import laws and customs regulations, which complicates, and could delay, shipment of components and the development and production of our product. Any delay in the development or production of our product would harm our business.

IF THIRD PARTIES FAIL TO PROVIDE SUFFICIENT AND TIMELY CAPACITY TO MANUFACTURE OUR BEADS AND ANTIBODIES, OR DO NOT MAINTAIN HIGH STANDARDS OF MANUFACTURE, OUR ABILITY TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS COULD BE LIMITED OR DELAYED.

     Although our current suppliers of antibody and bead components have produced our components with acceptable quality, quantity and cost in the past, they may be unable or unwilling to meet our future demands. Establishing additional or replacement suppliers for these components would take a substantial amount of time. In addition, we may have difficulty obtaining similar FDA-approved components from other suppliers. If we have to switch to a replacement supplier, we may face additional regulatory delays and the manufacture and delivery of our product could be interrupted for an extended period. Any such delay may harm our business.

     We and any third party manufacturers that we may use must continually adhere to current Good Manufacturing Practice, or GMP, regulations enforced by the FDA through its facilities inspection program. If our facilities or the facilities of these manufacturers cannot pass a pre-approval plant inspection, the FDA pre-market approval of our Xcellerate Therapy will not be granted. In complying with GMP and foreign regulatory requirements, we and any of our third party manufacturers will be obligated to expend time, money and effort in production, record-keeping and quality control to assure that each component of our product meets applicable specifications and other requirements. In addition, we may not be able to compel our third party manufacturers or suppliers to comply with FDA standards and other regulatory requirements. If we or any of our third party manufacturers fail to comply with these requirements, we may be subject to regulatory action.

WE ARE CURRENTLY EXPANDING OUR MANUFACTURING CAPACITY AND WE MAY ENCOUNTER DELAYS AND COST-OVERRUNS.

     We currently manufacture our Xcellerated T Cells in our own facility. We plan to expand our manufacturing facilities to support future research, development and commercialization activities. We have little experience in developing manufacturing facilities and may not be successful. We may encounter difficulties in designing, constructing and operating our new manufacturing facility, including:

     - construction delays, including obtaining necessary governmental approvals and permits;

     - cost overruns;

     - delays in design, shipment and installation of equipment for our facility; and

     - other unforeseeable factors inherent in the construction process.

THE EX VIVO NATURE OF OUR XCELLERATE THERAPY MAY ENHANCE OUR RISK OF PRODUCT LIABILITY AND OTHER CLAIMS AGAINST US, WHICH MAY REDUCE DEMAND FOR OUR PRODUCTS OR RESULT IN SUBSTANTIAL DAMAGES.

     Our Xcellerate Therapy requires us to activate a patient's T cells ex vivo, or outside of the body, using blood collected from patients. Blood is collected through a process called leukapheresis, which may pose risks to the patient. If the leukapheresis product is inadequate, we may require another leukapheresis, or we may be unable to collect blood from the patient for our process. The Xcellerated T Cells are later administered back to the patient intravenously in an outpatient procedure. This procedure poses risks to the patient similar to those occurring with transfusions of other cell products such as red blood cells or white blood cells, including bleeding, blood clots, infection or mild to severe allergic reactions.

     Blood collected in connection with our Xcellerate Therapy may contain infectious diseases and may infect medical personnel or others who come into contact with the blood. The ex vivo process also presents inherent risk that human error may result in our Xcellerated T Cells being delivered to the incorrect patient. Because patient samples are treated ex vivo after being collected and delivered to us and then are redelivered to the patient, it is possible that these samples could be inadvertently mixed up and delivered to the wrong patient. If the Xcellerated T Cells are administered to the wrong patient, the patient could suffer irreversible injury or death and sue us for liability which would cause our reputation to suffer or may result in losses that could be material.

     In addition, we store our patients' cells in freezers at our manufacturing facilities and the loss or malfunction of these freezers may destroy those cells. In such case, our patients' treatments will be delayed if we need to collect additional patient cells or we may be unable to collect more cells from our patients.

     We will face an even greater risk of product liability if we sell any of our therapeutic products commercially. An individual may bring a product liability claim against us if one of our cell therapy products causes, or merely appears to have caused, an injury. Regardless of merit or eventual outcome, product liability claims may result in:

     - decreased demand for our cell therapy products;

     - injury to our reputation;

     - withdrawal of clinical trial volunteers;

     - costs of related litigation; and

     - substantial monetary awards to plaintiffs.

IF A SUFFICIENT NUMBER OF PHYSICIANS AND OTHER MEDICAL PROVIDERS DO NOT ACCEPT OUR XCELLERATE THERAPY, OUR BUSINESS WILL BE SIGNIFICANTLY HARMED.

     Our success will depend to a substantial extent on the willingness of physicians and other medical providers to accept our Xcellerate Therapy. For example, physicians and other medical providers will need to learn and adopt the procedures necessary to properly administer our Xcellerated T Cells to patients. In addition, we may improve our Xcellerate Therapy and the procedures necessary to administer our Xcellerated T Cells to patients and physicians and other medical providers may not agree with our changes. We cannot assure you that physicians and medical providers will cooperate with us in this effort or be willing to prescribe our Xcellerate Therapy as treatment for their patients. If our Xcellerate Therapy does not achieve a high level of acceptance by physicians and other medical providers, our business will be significantly harmed.

OUR XCELLERATE THERAPY MAY CAUSE UNKNOWN LONG TERM ADVERSE EFFECTS, WHICH MAY LEAD TO PRODUCT LIABILITY CLAIMS.

     We have not yet completed clinical testing of our Xcellerate Therapy. It is possible that our products may cause unforeseen harmful side effects. For example, if too many T cells are activated by our Xcellerate Therapy, it is possible that a patient could have a severe allergic reaction or could develop an autoimmune condition. In the future we may consider using cells from a healthy donor. If these cells from a healthy person are given to a patient with a weakened immune system, there is a possibility that the patient may contract graft versus host disease, a disease in which the T cells attack tissue in the body. In addition, we have not conducted studies on the long term effects associated with the use of the growth media solution used in our Xcellerate Technology. Any harmful effects from our products may result in product liability claims.

WE ARE EXPOSED TO POTENTIAL PRODUCT LIABILITY CLAIMS, AND INSURANCE AGAINST THESE CLAIMS MAY NOT BE AVAILABLE TO US AT A REASONABLE RATE IN THE FUTURE.

     Our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products. We have clinical trial insurance coverage and we intend to obtain product liability coverage in the future. However, insurance coverage may not be available to us at an acceptable cost, if at all. We may not be able to obtain insurance coverage that will be adequate to satisfy any liability that may arise. Regardless of merit or eventual outcome and whether or not we are insured, product liability claims may result in decreased demand for a product, injury to our reputation, withdrawal of clinical trial volunteers and loss of revenues.

WE HAVE A HISTORY OF OPERATING LOSSES; WE EXPECT TO CONTINUE TO INCUR LOSSES AND WE MAY NEVER BE PROFITABLE.

     We have incurred significant operating losses since we began operation in 1996. As of September 30, 2000, we had an accumulated deficit of $24.7 million. These losses have resulted principally from costs incurred in our research and development programs and from our general and administrative costs. We have derived no revenues from product sales or royalties to date. We do not expect to have any product sales or royalty revenue for a number of years, and are not able to predict when we might do so. Our operating losses have been increasing during the past several years and will continue to increase significantly in subsequent years as we expand development and clinical trial activities.

     Our ability to achieve profitability is dependent upon obtaining regulatory approvals for our products and successfully commercializing our products alone or with third parties. However, our operations may not be profitable even if we are able to commercialize any of our products currently under development.

WE WILL REQUIRE ADDITIONAL FUNDING, AND OUR FUTURE ACCESS TO CAPITAL IS
UNCERTAIN.

     It is expensive to develop products and conduct clinical trials for the treatment of cancer and infectious diseases. We intend to conduct clinical research and multiple clinical trials for many different therapies for cancer and infectious diseases, which is costly.

     We believe that the net proceeds of this offering, together with our cash on hand, will be sufficient to meet our projected operating and capital requirements for at least the next 18 months. However, we may need additional financing within this timeframe depending on a number of factors, including:

     - our degree of success in commercializing cell therapy products;

     - the rate of progress and cost of our research and development and clinical trial activities;

     - the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights;

     - the need to access competing technologies;

     - changes in or terminations of our licensing arrangements; and

     - the cost of manufacturing scale-up.

     We may not be able to obtain additional financing on favorable terms or at all. If we are unable to raise additional funds when we need them, we may be required to delay, reduce or eliminate some or all of our development programs and some or all of our clinical trials. We also may be forced to license to others technologies that we would prefer to develop internally. If we raise additional funds by issuing equity securities, further dilution to stockholders may result, and new investors could have rights superior to holders of shares issued in this offering.

IF WE ARE UNABLE TO SECURE FUTURE COLLABORATORS FOR RESEARCH, DEVELOPMENT, MANUFACTURING AND MARKETING ACTIVITIES RELATING TO OUR XCELLERATE TECHNOLOGY, OUR PRODUCT DEVELOPMENT AND POTENTIAL FOR PROFITABILITY MAY SUFFER.

     We may need to enter into a commercial collaboration agreement for one or more of the research, development, manufacturing, marketing and other commercialization activities relating to our Xcellerate Technology in the future. However, we may not be able to successfully negotiate any collaborative arrangements. If established, these relationships may not be scientifically or commercially successful. It is possible that our potential collaborators will change their strategic focus, pursue alternative technologies or develop alternative products, either on their own or in collaboration with others, as a means for developing treatments for the diseases targeted by our collaborative programs. The effectiveness of our potential collaborators in marketing our products could also affect our potential revenues and earnings. Disputes may arise between us and our potential collaborators, as to a variety of matters, including financial or other obligations under our agreements. These disputes may be both expensive and time-consuming and may result in delays in the development and commercialization of our product.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

     Our success is dependent in part on obtaining, maintaining and enforcing our patents and other proprietary rights and our ability to avoid infringing the proprietary rights of others. The United States Patent and Trademark Office may not issue patents from the patent applications owned by or licensed to us. Even if issued, the patents may not give us an advantage over competitors with similar technology.

     As of December 1, 2000, we owned or held exclusive rights to two issued patents and 21 pending U.S. patent applications in the fields of or directed to ex vivo T cell stimulation. The two issued patents relate to a method of stimulating T cells and an antibody, which we are not currently using. We cannot assure you that any patent will issue from our pending or licensed patent applications concerning the technologies we do use. The issuance of a patent is not conclusive as to its validity or enforceability. It is uncertain how much protection, if any, will be given to our patents if we attempt to enforce them or if their validity is challenged in court. A third party may challenge the validity or enforceability of a patent after its issuance by the Patent Office. It is possible that a competitor may successfully challenge our patents or that a challenge will result in limiting the coverage of our patents. If the outcome of litigation is adverse to us, third parties may be able to use our patented invention without payment to us.

     In addition, it is possible that competitors may infringe our patents or successfully avoid them through design innovation. The cost of litigation to uphold the validity of our patents and to prevent infringement could be substantial and the litigation may consume time and other resources. Some of our competitors may be better able to sustain the costs of complex patent litigation because they have substantially greater resources. Moreover, there is a risk that a court would decide that our patents are not valid and that we do not have the right to stop the other party from using our inventions. There is also the risk that, even if the validity of our patents were upheld, a court would refuse to stop the other party on the ground that its activities do not infringe our patents. Policing unauthorized use of our intellectual property is difficult and expensive, and we cannot assure you that we will be able to prevent misappropriation of our proprietary rights.

     In addition to the intellectual property rights described above, we also rely on unpatented technology, trade secrets and confidential information. Therefore, others may independently develop substantially equivalent information and techniques or otherwise gain access to or disclose our technology. We may not be able to effectively protect our rights in unpatented technology, trade secrets and confidential information. We require each of our employees, consultants and advisors to execute a confidentiality agreement at the commencement of an employment or consulting relationship with us. However, these agreements may not provide effective protection of our information or, in the event of unauthorized use or disclosure, they may not provide adequate remedies.

THE USE OF OUR TECHNOLOGIES COULD POTENTIALLY CONFLICT WITH THE RIGHTS OF
OTHERS.

     Our competitors or others may have or acquire patent rights that they could enforce against us. If they do so, then we may be required to alter our Xcellerate Technology, pay licensing fees or cease activities. If our Xcellerate Technology conflicts with patent rights of others, third parties could bring legal action against us or our licensees, suppliers, customers or potential collaborators, claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If these legal actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. We may not prevail in any legal action and a required license under the patent may not be available on acceptable terms or at all.

     Should third parties file patent applications, or be issued patents claiming technology also claimed by us in pending applications, we may be required to participate in interference proceedings in the United States Patent and Trademark Office to determine priority of invention. We may be required to participate in interference proceedings involving our issued patents or pending applications. We may be required to cease using the technology or to license rights from prevailing third parties as a result of an unfavorable outcome in an interference proceeding. A prevailing party may not offer us a license on commercially acceptable terms. Should third parties file oppositions in foreign countries, we may also be required to participate in opposition proceedings in foreign tribunals to defend the patentability of the filed patent applications.

COMPETITION IN OUR INDUSTRY IS INTENSE AND MANY OF OUR COMPETITORS HAVE SUBSTANTIALLY GREATER MANAGERIAL AND FINANCIAL RESOURCES THAN WE HAVE.

     If our products cannot compete effectively in the marketplace, we would fail to become profitable and our financial position would suffer. Competition in the cancer and infectious disease fields is intense. Even if our Xcellerate Therapy proves successful, we might not be able to remain competitive because of the rapid pace of technological development in the biotechnology field.

     Several companies market immunotherapy products. We are currently aware of a few companies in the early stages of developing ex vivo T cell activation as a method of treating cancer and infectious diseases. Many of our potential competitors have more financial and other resources, larger research and development staffs, and more experienced capabilities in researching, developing and testing products. Many of these companies also have more experience in conducting clinical trials, obtaining FDA and other regulatory approvals, and in manufacturing, marketing and distributing therapeutic products. Smaller companies may successfully compete with us by establishing collaborative relationships with larger pharmaceutical companies or academic institutions. Our competitors may succeed in developing, obtaining patent protection for, or commercializing their products more rapidly than us. A competing company developing, or acquiring rights to, a more effective therapeutic product for the same diseases targeted by us, or one that offers significantly lower costs of treatment, could render our products noncompetitive or obsolete.

     Our ability to commercialize our Xcellerate Therapy and compete effectively will depend, in large part, on:

     - our ability to advance our Xcellerate Therapy through clinical trials and to successfully manufacture our products;

     - the perception by physicians and other members of the health care community of the safety, efficacy and benefits of activated T cell treatments compared to those of competing products or therapies;

     - the willingness of physicians to adopt a new treatment;

     - the price of our Xcellerate Therapy relative to other products or competing treatments;

     - the effectiveness of our sales and marketing efforts and those of our potential marketing partners;

     - our ability to protect our proprietary technology; and

     - the impact of potential unfavorable publicity concerning immunotherapeutic products.

IF WE DO NOT EFFECTIVELY MANAGE GROWTH, OUR ABILITY TO GENERATE REVENUES COULD BE HARMED.

     We are rapidly adding a significant number of new personnel and expanding our capabilities, which may strain our existing managerial, operational, financial and other resources. To compete effectively and manage our growth, we must:

     - train, manage and motivate a growing employee base;

     - accurately forecast demand for our products; and

     - expand existing operational, financial and management information systems.

     If we fail to manage our growth effectively, our product development and commercialization efforts could be curtailed or delayed.

WE MAY BE UNABLE TO ESTABLISH SALES AND MARKETING CAPABILITIES NECESSARY TO SUCCESSFULLY COMMERCIALIZE OUR POTENTIAL PRODUCTS.

     We currently have no direct sales capabilities and only limited marketing capabilities. If we decide to market our potential products through a direct sales force, we would need to either hire a sales force with expertise in pharmaceutical sales or contract with a third party to provide a sales force to meet our needs. We may be unable to establish marketing, sales and distribution capabilities necessary to commercialize and gain market acceptance for our potential products. In addition, co-promotion or other marketing arrangements with third parties to commercialize potential products could significantly limit the revenues we derive from these potential products, and these third parties may fail to commercialize our potential products successfully.

IF WE LOSE KEY MANAGEMENT AND SCIENTIFIC PERSONNEL OR CANNOT RECRUIT QUALIFIED EMPLOYEES, OUR PRODUCT DEVELOPMENT PROGRAMS AND OUR RESEARCH AND DEVELOPMENT EFFORTS WILL BE HARMED.

     Our success depends, to a significant extent, upon the efforts and abilities of Ronald J. Berenson, M.D., our president and chief executive officer, and other members of senior management. The loss of the services of one or more of our key employees could delay our product development programs and our research and development efforts. We maintain key person life insurance on Dr. Berenson, but do not maintain key person life insurance on any of our other officers, employees or consultants.

     Competition for qualified employees among companies in the biotechnology and biopharmaceutical industry is intense. Our future success depends upon our ability to attract, retain and motivate highly skilled employees. In order to commercialize our products successfully, we may be required to substantially expand our workforce, particularly in the areas of manufacturing, clinical trials management, regulatory affairs, business development and sales and marketing. We may require the addition of new personnel, including management, and the development of additional expertise by existing management personnel. We may be unsuccessful in recruiting and retaining sufficient, qualified personnel.

WE MAY INCUR SIGNIFICANT COSTS COMPLYING WITH ENVIRONMENTAL LAWS AND
REGULATIONS.

     We use hazardous, infectious and radioactive materials that could be dangerous to human health, safety or the environment. We currently contract with a third party to store and dispose of these materials and various wastes resulting from their use at our facility. We are subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes resulting from their use. We may incur significant costs complying with both existing and future environmental laws and regulations. We are unable to predict whether our third party contractor will properly manage, store and dispose of the wastes as required by law and protect us from liability. In addition, we are subject to regulation by the Occupational Safety and Health Administration, or OSHA, and the Environmental Protection Agency, or EPA, and to regulation under the Toxic Substances Control Act and the Resource Conservation and Recovery Act. We are unable to predict whether any agency will adopt any regulations, which could harm our business. Although we believe our safety procedures for handling and disposing of these materials comply with federal, state and local laws and regulations, we cannot entirely eliminate the risk of accidental injury or contamination from these materials or the risk that our third party contractor will not violate any applicable laws or regulations governing the waste. In the event of an accident, we could be held liable for any resulting damages, which could be substantial.

IF THIRD PARTY CARRIERS FAIL TO SHIP PATIENT SAMPLES AND OUR PRODUCTS IN A CAREFUL AND TIMELY MANNER, WE MAY INCUR LIABILITY AND OUR REPUTATION WILL SUFFER.

     We depend on third party carriers to deliver patient-specific cells to us and Xcellerated T Cells back to the patient in a timely manner. We have not yet designed or tested a tracking system for our products once they have left our manufacturing facility. We must process the patient's blood sample within 48 hours of collection. Currently, Xcellerated T Cells must be shipped in a cold storage shipping container and the patient must receive them within 48 hours of the completion of the manufacturing process. If the carriers fail to deliver the shipment of Xcellerated T Cells in a timely manner or damage the Xcellerated T Cells during shipment because, for example, the shipping containers fail to maintain the necessary temperature of the Xcellerated T Cells, the treatment of patients could be delayed or prevented.

IF WE FAIL TO OBTAIN ADEQUATE LEVELS OF REIMBURSEMENT FOR OUR CELL THERAPY PRODUCTS FROM THIRD PARTY PAYERS, THE COMMERCIAL POTENTIAL OF OUR CELL THERAPY PRODUCTS WILL BE SIGNIFICANTLY LIMITED.

     Our profitability will depend on the extent to which government administration authorities, private health insurance providers and other organizations provide reimbursement for the cost of our products. Many patients will not be capable of paying for our cell therapy products themselves. Large private payers, managed care organizations, group purchasing organizations and similar organizations may be unwilling to reimburse patients for newly approved health care products such as ours. Even if they are willing to reimburse patients, we must first obtain reimbursement codes for our products and communicate these codes to the health care community until they are officially published and generally available. Any delay in establishing reimbursement codes for our products could delay acceptance of our products. Any measures that adversely affect the pricing of cell therapy products and the amount of reimbursement available from governmental agencies or other third party payers could harm our business.

WE ARE SUBJECT TO CURRENCY FLUCTUATIONS AND WE MAY BE ADVERSELY AFFECTED BY CHANGES IN THE VALUE OF THE BRITISH POUND RELATIVE TO THE U.S. DOLLAR.

     Under our agreements with Lonza we are required to make payments denominated in British pounds. As a result, we are exposed to currency exchange risks. Assuming milestones are completed as scheduled, remaining payments under the agreements will be $350,000 during the fourth quarter of the year ended December 31, 2000 and $2.7 million during the year ended December 31, 2001. We are not engaged in currency hedging and if the British pound strengthens against the U.S. dollar, our payments to Lonza will increase in U.S. dollar terms.

                        RISKS RELATING TO THIS OFFERING

MARKET VOLATILITY MAY AFFECT OUR STOCK PRICE AND THE VALUE OF YOUR INVESTMENT MAY BE SUBJECT TO SUDDEN DECREASES.

     There is currently no public market for our common stock and an active trading market may not develop or be sustained after this offering. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results and general market and economic conditions, which are beyond our control. Factors such as fluctuations in our financial and operating results, the results of our research and clinical trials, announcements of technological innovations or new commercial products by us or our competitors, developments concerning proprietary rights and publicity regarding actual or potential performance of products under development by us or our competitors could also cause the market price of our common stock to fluctuate substantially. In addition, the stock market has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may lower the market price of our common stock. During periods of stock market price volatility, share prices of many biotechnology companies have often fluctuated in a manner not necessarily related to the companies' operating performance. Accordingly, our common stock may be subject to greater price volatility than the stock market as a whole.

NEGATIVE EVALUATIONS BY RESEARCH ANALYSTS OR INVESTORS ABOUT OUR BUSINESS MAY CAUSE THE PRICE OF OUR STOCK TO DECLINE.

     The price of our stock may decline even if our business is doing well. If our future quarterly operating results are below the expectations of research analysts or investors, or if negative comments regarding our business and its future prospects are publicly announced by research analysts or investors, the price of our common stock would likely decline.

WE MAY ALLOCATE THE NET PROCEEDS FROM THIS OFFERING IN WAYS WHICH YOU AND OTHER STOCKHOLDERS MAY NOT APPROVE.

     We expect to use the net proceeds from this offering primarily for clinical trials, research and development activities, increasing our manufacturing capacity and the remainder for general corporate purposes and working capital. We have significant flexibility in applying the net proceeds of this offering and could use these proceeds for purposes other than those contemplated at the time of the offering. You and other stockholders will not have the opportunity to evaluate the economic, financial or other information that we may use to determine how we use these proceeds.

FUTURE SALES OF OUR COMMON STOCK MAY LOWER THE MARKET PRICE OF OUR COMMON STOCK.

     Sales of a substantial number of shares of our common stock in the public market following this offering or the perception that such sales could occur could cause the market price of our common stock to decline or limit our future ability to raise capital through an offering of equity securities. The number of shares of our common stock available for sale by our existing stockholders in the public market is limited by restrictions under federal securities law and under lock-up agreements that our stockholders entered into with the underwriters in connection with our initial public offering. In connection with this offering, our officers, directors and other stockholders owning substantially all of our shares have agreed to enter into lock-up agreements pursuant to which they agree not to offer or sell any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock for 180 days after the date of this prospectus without the prior written consent of SG Cowen Securities Corporation on behalf of the underwriters. In addition, stockholders who have not executed a lock-up agreement are otherwise contractually restricted from selling or offering to sell shares of our common stock for 180 days after the date of this prospectus. Shares of our common stock, other than shares sold in this offering, will become eligible for sale in the public market as follows:

At the effective date.......................................           0 shares
90 days after effective date................................           0 shares
181 days after effective date...............................  24,572,195 shares
More than 181 days after effective date.....................  10,110,025 shares

IF YOU PURCHASE OUR COMMON STOCK IN THIS OFFERING, YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR SHARES.

     You will experience an immediate and substantial dilution of $     per
share in the pro forma net tangible book value per share of our common stock relative to the assumed public offering price of $
per share. After giving effect to this offering, our pro forma net tangible book
value as of             , 2000, would have been $     per share. In addition,
this dilution will be increased to the extent that holders of outstanding options and warrants to purchase our common stock at prices below our net tangible book value per share after this offering exercise those options or warrants.

OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER US AFTER THE OFFERING, WHICH COULD DELAY OR PREVENT A CHANGE IN OUR CORPORATE CONTROL FAVORED BY OUR OTHER STOCKHOLDERS.

     Following this offering, executive officers, directors and principal
stockholders will beneficially own      % of our outstanding common stock, or
     % if the underwriters' over-allotment option is exercised in full. If our significant stockholders choose to act or vote together on other matters, they will have the power to control the approval of any other action requiring the approval of our stockholders, including any amendments to our certificate of incorporation and mergers, acquisitions or sales of all of our assets. In addition, without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to us. Also, third parties could be discouraged from making a tender offer or bid to acquire our company at a price per share that is above the then-prevailing market price.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND UNDER DELAWARE AND WASHINGTON LAW COULD MAKE A CHANGE IN OUR CONTROL, WHICH MAY BE BENEFICIAL TO OUR STOCKHOLDERS, MORE DIFFICULT.

     Provisions of our certificate of incorporation and bylaws will make it more difficult for a third party to acquire us on terms not approved by our board of directors and may have the effect of deterring hostile takeover attempts. We are also subject to provisions of Delaware and Washington law that could have the effect of delaying, deferring or preventing a change in control of our company. These and other impediments to a third party acquisition or change of control could limit the price investors are willing to pay in the future for shares of our common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We have made statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in other sections of this prospectus that are forward-looking statements. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "could," "should" and "continue" or similar words. These forward-looking statements may also use different phrases. We have based these forward-looking statements on our current expectations and projections about future events. You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address factors that could cause our results to differ from those set forth in the forward-looking statements.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the           shares of
common stock offered by us at an assumed initial public offering price of
$       per share will be approximately $       million after deducting the
estimated underwriting discounts and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate
that such net proceeds will be approximately $       million.

     We expect to use the net proceeds from this offering primarily for clinical trials, research and development activities, expansion of our manufacturing capacity and the remainder for general corporate purposes and working capital.

     Based upon the current status of our product development and commercialization plans, we believe that the net proceeds of this offering, together with our cash, cash equivalents and investments, will be adequate to satisfy our capital needs through at least the next 18 months. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest bearing, investment-grade non-government and U.S. government securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance operations and we do not anticipate paying cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our capitalization at September 30, 2000:

     - on an actual basis;

     - on a pro forma basis to reflect the automatic conversion of all outstanding shares of preferred stock into 28,059,047 shares of common stock upon the closing of this offering, the issuance of 380,725 shares of common stock issuable upon the exercise of warrants to purchase preferred stock at a weighted average exercise price of $0.97 per share, which warrants will expire at the closing of this offering, and the subsequent conversion of the preferred stock, the issuance of 1,132,287 shares of common stock upon the exercise of warrants to purchase common stock at an exercise price of $0.30 per share, which warrants will expire at the closing of this offering, and the conversion of preferred stock warrants into common stock warrants for the purchase of 280,029 shares of common stock; and

     - on a pro forma, as adjusted basis, to reflect the sale of shares of common stock that we are offering at an assumed initial public
       offering price per share of $          after deducting estimated
       underwriting discounts and offering expenses.

     You should read the following table in conjunction with our financial statements and related notes included in this prospectus.

                                                                       SEPTEMBER 30, 2000
                                                              ------------------------------------
                                                                             PRO        PRO FORMA
                                                               ACTUAL       FORMA      AS ADJUSTED
                                                              --------    ---------    -----------
                                                                 (IN THOUSANDS EXCEPT SHARE AND
                                                                        PER SHARE DATA)
Long-term obligations.......................................  $    953    $    953      $    953
Redeemable convertible preferred stock: actual -- 28,909,976 authorized shares, 28,059,047 issued and outstanding; pro
  forma and pro forma as adjusted -- none authorized and
  none outstanding..........................................    48,394          --            --
Redeemable convertible preferred stock warrants.............       557          --            --
Stockholders' equity (deficit):
  Preferred stock, par value $0.001:
    Actual -- 28,909,976 authorized and none outstanding,
     all shares have been designated redeemable and
     convertible; pro forma -- none authorized and none
     outstanding; pro forma as adjusted -- 5,000,000
     authorized shares, none outstanding....................        --          --            --
  Common stock, par value $0.001:
    Actual -- 60,000,000 authorized shares, 5,965,234 issued
     and outstanding; pro forma -- 60,000,000 authorized
     shares, 35,537,293 issued and outstanding; pro forma as
     adjusted -- 100,000,000 authorized shares,
     issued and outstanding;................................         6          36
  Additional paid-in capital................................     5,090      54,722
  Deferred stock compensation...............................    (1,618)     (1,618)       (1,618)
  Accumulated deficit.......................................   (24,704)    (24,704)      (24,704)
  Accumulated other comprehensive loss......................        (2)         (2)           (2)
                                                              --------    --------      --------
Total stockholders' equity (deficit)........................   (21,228)     28,434
                                                              --------    --------      --------
Total capitalization........................................  $ 28,676    $ 29,387      $
                                                              ========    ========      ========

     The information in the table above does not include:
     - 1,626,221 shares of common stock issuable upon the exercise of stock options outstanding under our 1996 Stock Option Plan at a weighted average exercise price of $0.24 per share;

     - 280,029 shares of common stock issuable upon the exercise of warrants to purchase 280,029 shares of preferred stock which were assumed to have been converted into warrants to purchase 280,029 shares of common stock upon the closing of this offering;

     - 785,354 shares of common stock reserved for future grant under our 1996 Stock Option Plan;

     - 2,100,000 shares of common stock reserved for future issuance under our 2000 Stock Option Plan;

     - 600,000 shares of common stock reserved for future issuance under our 2000 Employee Stock Purchase Plan;

     - 400,000 shares of common stock reserved for future issuance under our 2000 Directors' Stock Option Plan;

     - 1,056,040 shares of common stock reserved for future issuance under our Milestone Pool; and

     - 180,000 shares of common stock reserved for future issuance under our license with ARCH Development Corporation.

                                    DILUTION

     Our pro forma net tangible book value as of September 30, 2000, was $28.2 million or $0.79 per share of common stock after giving effect to the conversion of all outstanding shares of preferred stock into 28,059,047 shares of common stock in connection with this offering, issuance of 380,725 shares of common stock upon the exercise of warrants to purchase preferred stock, which warrants will expire at the closing of this offering, and the subsequent conversion of the preferred stock, issuance of 1,132,287 shares of common stock upon the exercise of warrants to purchase common stock, which warrants will expire at the closing of this offering and the conversion of preferred stock warrants into common stock warrants for the purchase of 280,029 shares of common stock. Our pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the shares of common stock outstanding as of September 30, 2000, assuming the conversion of all outstanding shares of preferred stock and the exercise and the subsequent conversion of the warrants to purchase preferred stock and the exercise of the warrants to purchase common stock.

     After giving effect to the sale of           shares of common stock we are
offering hereby at an assumed price of $     per share and after deducting
estimated underwriting discounts and commissions and offering expenses, our net tangible book value as of September 30, 2000, would have been approximately
$            or $     per share. This represents an immediate increase in net
tangible book value of $     per share to existing stockholders and an immediate
dilution of $     per share to the investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution.

Assumed initial public offering price per share.............           $
  Pro forma net tangible book value per share before the
     offering...............................................  $0.79
  Increase attributable to new investors....................
                                                              -----
Pro forma net tangible book value after the offering........
                                                                       -----
Dilution per share to new investors.........................           $
                                                                       =====

     The following table summarizes, as of September 30, 2000, on the pro forma basis described above, the number of shares of common stock purchased in this offering, the aggregate cash consideration paid and the average price per share paid by existing stockholders for common stock and by new investors purchasing shares of common stock in this offering:

                                      SHARES PURCHASED         TOTAL CONSIDERATION
                                    ---------------------    -----------------------    AVERAGE PRICE
                                      NUMBER      PERCENT       AMOUNT       PERCENT      PER SHARE
                                    ----------    -------    ------------    -------    -------------
Existing Stockholders...........    35,537,293          %    $ 50,861,000          %        $1.43
New Investors...................
                                    ----------     -----     ------------     -----         -----
     Total......................                   100.0%    $                100.0%
                                    ==========     =====     ============     =====

     This discussion and tables above assume no exercise of options outstanding under our stock option plan. As of September 30, 2000, there were options outstanding to purchase a total of 1,626,221 shares of common stock at a weighted average exercise price of $0.24 per share and an aggregate of 3,885,354 shares available for future grant or issuance under our stock option plans or stock purchase plan. The discussion and tables above also assume no exercise of any outstanding warrants, other than those expected to be exercised due to their termination at the time of this offering. As of September 30, 2000, there were additional outstanding warrants to purchase 280,029 shares of our preferred stock at a weighted average exercise price of $1.09 per share that were not assumed to have been exercised in the discussion above. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

     This section presents our historical financial data. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements, and Management's Discussion and Analysis of Financial Condition and Results of Operations. The statements of operations data for the year ended December 31, 1999 and the balance sheet data as of December 31, 1999 have been derived from our financial statements that have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The statement of operations data for the each of the years in the two year period ended December 31, 1998, and the balance sheet data as of December 31, 1998 have been derived from our financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this prospectus. The balance sheet data as of December 31, 1997, has been derived from our audited financial statements which are not included in this prospectus. The statement of operations data for the nine months ended September 30, 1999 and 2000, the period from inception (August 27, 1996) to September 30, 2000, and the balance sheet data as of September 30, 2000 have been derived from the unaudited financial statements included elsewhere in this prospectus. The statement of operations data for the period from inception (August 27, 1996) to December 31, 1996 and the balance sheet data as of December 31, 1996 have been derived from unaudited financial statements which are not included in this prospectus. We have prepared the unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal occurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for these periods. Historical results are not necessarily indicative of future results.

                                      PERIOD FROM                                                                    PERIOD FROM
                                       INCEPTION                                                                      INCEPTION
                                      (AUGUST 27,                                             NINE MONTHS ENDED      (AUGUST 27,
                                        1996) TO           YEARS ENDED DECEMBER 31,             SEPTEMBER 30,         1996) TO
                                      DECEMBER 31,   ------------------------------------   ---------------------   SEPTEMBER 30,
                                          1996          1997         1998         1999       1999        2000           2000
                                      ------------   ----------   ----------   ----------   -------   -----------   -------------
                                      (UNAUDITED)                                                (UNAUDITED)         (UNAUDITED)
                                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
  Revenue:
    License fee.....................    $    --       $   100      $    --      $    --     $    --     $    --       $    100
    Grants..........................         --            --           --           16          --          44             60
                                        -------       -------      -------      -------     -------     -------       --------
      Total revenue.................         --           100           --           16          --          44            160
  Operating expenses:
    Research and development........        328         2,397        4,311        5,413       3,573       7,176         19,625
    General and administrative......        314         1,148        1,427        1,619       1,158       1,061          5,569
    Noncash stock compensation
      expense.......................          2             4            6           93           3         557            662
                                        -------       -------      -------      -------     -------     -------       --------
      Total operating expenses......        644         3,549        5,744        7,125       4,734       8,794         25,856
                                        -------       -------      -------      -------     -------     -------       --------
  Loss from operations..............       (644)       (3,449)      (5,744)      (7,109)     (4,734)     (8,750)       (25,696)
  Other income, net.................         93           161          298          162         232         278            992
                                        -------       -------      -------      -------     -------     -------       --------
  Net loss..........................    $  (551)      $(3,288)     $(5,446)     $(6,947)    $(4,502)    $(8,472)      $(24,704)
                                        =======       =======      =======      =======     =======     =======       ========
Basic net loss per share............    $ (0.41)      $ (0.69)     $ (0.86)     $ (1.15)    $ (0.74)    $ (1.42)      $  (4.44)
                                        =======       =======      =======      =======     =======     =======       ========
Shares used in basic loss per share
  calculation.......................      1,350         4,741        6,355        6,050       6,086       5,962          5,564
                                        =======       =======      =======      =======     =======     =======       ========
Pro forma net loss per share........                                            $ (0.29)                $ (0.31)      $  (1.27)
                                                                                =======                 =======       ========
Shares used in pro forma per share
  calculation.......................                                             23,999                  27,159         19,514
                                                                                =======                 =======       ========

                                                                                 DECEMBER 31,
                                                              --------------------------------------------------   SEPTEMBER 30,
                                                                 1996          1997         1998         1999          2000
                                                              -----------   ----------   ----------   ----------   -------------
                                                              (UNAUDITED)                                           (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........    $5,307       $ 6,514      $12,152      $  7,363      $ 27,257
Working capital.............................................     4,966         6,102       11,589         6,100        26,393
Total assets................................................     5,821         9,035       16,044        10,055        30,336
Long term obligations.......................................        --           937          941           854           953
Redeemable convertible preferred stock and warrants.........     6,018        11,123       23,390        23,405        48,394
Accumulated deficit.........................................      (551)       (3,839)      (9,285)      (16,232)      (24,704)
Total stockholders' deficit.................................      (546)       (3,499)      (8,939)      (15,804)      (21,228)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our financial statements and related notes included in this prospectus. Please refer to "Special Note Regarding Forward-Looking Statements" and "Risk Factors."

OVERVIEW

     We are utilizing novel technologies to develop therapeutic products that generate effective immune system responses to treat cancer and infectious diseases. We use our proprietary technology, known as Xcellerate, to activate and grow T cells. Our Xcellerate Technology rapidly and reproducibly activates a patient's own T cells outside of the body by mimicking normal events of the immune system. Our Xcellerate Technology forms the basis for our development of our Xcellerate Therapy to fight cancer and infectious diseases.

     Since our inception in 1996, our activities have been primarily associated with the development of novel therapeutic products that target the immune system for clinical applications in immunology, oncology, and infectious diseases. We have incurred significant losses since our inception. As of September 30, 2000, our accumulated deficit was $24.7 million. Our operating expenses consist of research and development expenses and general and administrative expenses.

     We have recognized revenues of approximately $160,000 since inception from sublicense fees and income from a National Institutes of Health Phase I Small Business Innovation Research grant in chronic lymphocytic leukemia. In the second quarter of 2001, we intend to apply for a National Institutes of Health Phase II Small Business Innovation Research grant in the same indication. We intend to continue to apply for other grants in the future. We currently do not market any products and will not for several years, if at all. Therefore, we do not expect to have any product sales or royalty revenue for a number of years. Our net losses are a result of research and development and general and administrative expenses incurred to support our operations. We anticipate incurring net losses over at least the next several years as we complete our clinical trials, apply for regulatory approvals, continue development of our technology and expand our operations.

     To date, our research and development expenses have consisted primarily of costs incurred for drug discovery and research, preclinical development, clinical trials and regulatory activities. Research and development activity-related costs include:

     - payroll and personnel-related expenses;

     - clinical trial and regulatory-related costs;

     - laboratory supplies;

     - contractual costs associated with developing our antibody and bead technology;

     - intellectual property related legal fees;

     - rent and facility expenses for our laboratory and GMP manufacturing areas; and

     - scientific consulting fees.

     General and administrative expenses are costs associated with supporting our operations including payroll and personnel-related expenses and professional fees. In addition, rent and facility expenses for our administrative office area and other general office support activities are also included in our general and administrative expenses.

     We have incurred operating losses since inception. Therefore, we have not paid any income taxes and no provision for income taxes has been recorded for the period from inception, beginning August 27, 1996 to September 30, 2000.

RESULTS OF OPERATIONS

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

Revenue

     Revenue was approximately $44,000 in the nine months ended September 30, 2000, and consisted of income from a National Institutes of Health Small Business Innovation Research grant. We expect to recognize revenue from the remainder of this grant, in the amount of $90,000, by December 31, 2000. We did not recognize any revenue in the nine months ended September 30, 1999.

Operating Expenses

     Research and Development. Research and development expenses increased 100%, from $3.6 million in the nine months ended September 30, 1999 to $7.2 million in the nine months ended September 30, 2000. The $3.6 million increase was primarily due to contractual payments relating to developing our antibody and bead technology, laboratory supplies, rent, and salaries and payroll related expense. We anticipate that research and development expenses will continue to increase in the foreseeable future as we expand our research, development and clinical trial activities.

     General and Administrative. General and administrative expenses did not fluctuate significantly, from $1.2 million in the nine months ended September 30, 1999 to $1.1 million in the nine months ended September 30, 2000. We anticipate that general and administrative expenses will increase in the foreseeable future to support the general expansion of our operations.

     Other Income (Expense), net. Other income (expense), net increased from $232,000 in the nine months ended September 30, 1999 to $278,000 in the nine months ended September 30, 2000. Interest income increased 24%, from $375,000 in the nine months ended September 30, 1999 to $465,000 in the nine months ended September 30, 2000 due to increased interest income earned on the cash proceeds from our Series D preferred stock financing. Interest expense increased 31%, from $143,000 in the nine months ended September 30, 1999 to $187,000 in the nine months ended September 30, 2000, due to higher debt balances related to equipment financings and amortization of warrants issued in conjunction with these financings. We expect to continue to enter into equipment financing contracts to support our future clinical and commercialization activities.

Noncash Stock Compensation

     From our inception in August 1996 through September 30, 2000, we recorded aggregate deferred stock compensation of approximately $2.3 million, of which $662,000 was expensed in the period from inception (August 27, 1996) to September 30, 2000. We recorded amortization of deferred stock-based compensation of $4,000 in the year ended December 31, 1997, $6,000 in the year ended December 31, 1998, $93,000 in the year ended December 31, 1999 and $557,000 for the nine months ended September 30, 2000. We granted stock options to certain of our officers, employees and consultants at prices subsequently deemed to be below the fair value of the underlying stock on the date of grant during the year ended December 31, 1999 and the nine months ended September 30, 2000. Additional deferred stock-based compensation of $86,000 and $526,000 were recorded in the year ended December 31, 1999 and nine months ended September 30, 2000, respectively, based on the subsequently determined fair value of common stock options granted during these periods. These expenses have no impact on our cash flows. The remaining $1.6 million will be expensed in future periods over what is generally a four-to-five year vesting period. We estimate that our deferred stock compensation expense from options granted from our inception in August 1996 through September 30, 2000 will be $293,000, $729,000, $340,000,
$179,000 and $74,000 for the remainder of fiscal 2000 and for the years ending December 31, 2001, 2002, 2003 and 2004, respectively.

     Subsequent to September 30, 2000, we have granted options that will result in an additional $1.0 million of deferred stock compensation. We estimate that our deferred stock compensation expense from options granted subsequent to September 30, 2000 will be $161,000, $466,000, $208,000,

$113,000 and $50,000 for the years ending December 31, 2000, 2001, 2002, 2003 and 2004, respectively, assuming no cancellations or additional stock options grants below deemed fair value.

COMPARISON OF YEARS ENDED DECEMBER 31, 1999 AND 1998

Revenue

     Revenue was approximately $16,000 in the year ended December 31, 1999 and consisted of income from a National Institutes of Health Small Business Innovation Research grant. We recognized no revenue in the year ended December 31, 1998.

Operating Expenses

     Research and Development. Research and development expenses increased 26%, from $4.3 million in the year ended December 31, 1998 to $5.4 million in the year ended December 31, 1999. The $1.1 million increase was primarily due to increased salary and personnel related expenses, consulting fees and outsourced research and development services expenses as we expanded operations in support of our preclinical activity. This increase was offset partially by decreases in patent related expenses for a license that was terminated in 1999, sponsored research studies and laboratory supplies.

     General and Administrative. General and administrative expenses increased 13%, from $1.4 million in the year ended December 31, 1998 to $1.6 million in the year ended December 31, 1999. The $200,000 increase was primarily due to increased facilities-related expenses, expenses related to moving to new headquarters and salary and other personnel related expenses as we expanded our operations. This increase was offset partially by a decrease in professional fees and travel expenses.

     Other Income (Expense), net. Interest income was $476,000 in the year ended December 31, 1999 and $476,000 in the year ended December 31, 1998. The amounts were unchanged due to stable average yearly cash balances. Interest expense was $206,000 in the year December 31, 1999 and was $178,000 in the year ended December 31, 1998 and was relatively unchanged due to little change in debt balances. For the year ended December 31, 1999, we recognized a loss of $108,000 on the sale of property and equipment.

COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1997

Revenue

     Revenue in the year ended December 31, 1997 was $100,000 consisting of a non-recurring fee generated from a sublicense agreement. We recognized no revenue in the year ended December 31, 1998.

Operating Expenses

     Research and Development. Research and development expenses increased 80%, from $2.4 million in the year ended December 31, 1997 to $4.3 million in the year ended December 31, 1998. The $1.9 million increase was due primarily to increases in salary and other personnel related costs, patent expenses, laboratory supplies, depreciation, consulting fees and amortization of intangible assets as we expanded our business and preclinical activities.

     General and Administrative. General and administrative expenses increased 24% from $1.1 million in the year ended December 31, 1997 to $1.4 million in the year ended December 31, 1998. The $300,000 increase was due primarily to increases in salary and personnel related expenses, expenses related to general office facilities and fixtures, and other general office expenses in support of our business and preclinical activities.

     Other Income (Expense), net. Interest income increased 94%, from $245,000 in the year ended December 31, 1997 to $476,000 in the year ended December 31, 1998. This was attributable to higher average balances of cash, cash equivalents and short-term investments. Interest expense increased 112%, from $84,000 in the year ended December 31, 1997 to $178,000 in the year ended December 31, 1998.

The increase was due to a higher debt balance as we entered into equipment financing contracts to finance our expanding business and preclinical activities.

INCOME TAXES

     We have incurred a net operating loss since inception and consequently we have not paid any federal, state or foreign income taxes. On December 31, 1999, we had net operating loss carryforwards of approximately $14.2 million and research and development tax credit carryforwards of $749,000. If not utilized, the net operating loss and tax credit carryforwards will expire at various dates beginning in 2011. If we do not achieve profitability, net operating loss carryforwards may be lost. In addition, utilization of net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the change in the ownership provisions of the Internal Revenue Code of 1986, as amended. We are currently not subject to these limitations. However, any future annual limitations may result in the expiration of net operating loss and tax credit carryforwards before utilization.

LIQUIDITY AND CAPITAL RESOURCES

     Cash, cash equivalents and short-term investments were $9.7 million on September 30, 1999 and $27.3 million on September 30, 2000. Cash, cash equivalents and investments were $6.8 million on December 31, 1997, $13.9 million on December 31, 1998, and $7.4 million on December 31, 1999. We have financed our operations since inception through private placements of equity securities, grant revenue, fees from a sublicense agreement, equipment financings and interest income earned on cash and cash equivalents and investments. Since January 1, 2000, we received net proceeds of $28.0 million from private financing activities. In 1999, we did not raise any funds from private financing activities. In 1998, we received net proceeds of $12.0 million from private financing activities. Since inception, a total of $50.2 million net proceeds from private financing has been received. To date, inflation has not had a material effect on our business.

     Since our inception, investing activities, other than purchases and maturities of investments, have consisted primarily of purchases of property and equipment. On September 30, 2000, our investment in property and equipment was $2.9 million.

     Net cash used in operating activities for the nine months ended September 30, 2000 was $8.1 million. During the nine months ended September 30, 1999, we used $4.1 million of net cash in our operating activities. During the years ended December 31, 1997, 1998 and 1999 cash used in operating activities were $3.2 million, $4.5 million, and $5.6 million respectively. Expenditures in these periods were generally as a result of increased research and development expenses and general and administrative expenses in support of our operations.

     We have entered into agreements to develop bead and antibody technology that require significant cash expenditures, including an agreement with Dynal S.A. under which we have agreed to make payments totaling $3.0 million upon the accomplishment of bead development activities. Additionally, we have two agreements with Lonza Biologics PLC under which we have agreed to make payments totaling $3.4 million to develop and produce Phase III GMP-grade antibodies. As of September 30, 2000, we have paid $2.0 million to Dynal and $161,000 to Lonza. We anticipate that the remaining payments under these agreements will be paid in full by the end of December 2002. Under our license agreements with Genetics Institute and ARCH Development Corporation, we are required to spend a total of $2.0 million on research and development activities related to product development under these agreements by June 2001.

     Borrowings outstanding under our equipment financing agreements totaled $1.7 million, and we had $530,000 available under our equipment financing agreement, at September 30, 2000.

     We anticipate that the net proceeds from this offering, along with our existing cash balances will be sufficient to enable us to meet our anticipated expenditures for at least the next 18 months. However, we may need additional financing prior to that time to support our advancement into Phase III clinical trials. Furthermore, we expect to require additional funding before we are able to generate revenue, if at all, from our potential products. Additional financing may not be available on favorable terms or at all. If we are unable to raise additional funds when we need them, we may be required to delay, reduce or eliminate some or all of our development programs and some or all of our clinical trials. We also may be forced to license technologies to others that we would prefer to develop internally.

RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," (SAB
101). SAB 101 is based upon existing accounting rules and provided specific guidance on how those accounting rules should be applied and specifically addresses revenue recognition for non-refundable technology access fees in the biotechnology industry. SAB 101 is effective for fiscal years beginning after December 15, 1999. The adoption of SAB 101 did not have an impact on our financial position or results of operations; however, as the company generates sales of products, SAB 101 may impact recognition of revenue.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which will be effective for the year ending 2001. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. We believe the adoption of SFAS 133 will not have a material effect on our financial statements, since we currently do not hold derivative instruments or engage in hedging activities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     As of September 30, 2000, we had short-term investments of $1.5 million. Our short-term investments will decline by an immaterial amount if market interest rates increase, and therefore, our exposure to interest rate changes has been immaterial. Declines of interest rates over time will, however, reduce our interest income from our short-term investments and cash accounts. Interest rates on capital lease obligations are fixed at the beginning of the repayment term; therefore, exposure to changes in interest rates is limited to new financings.

                                    BUSINESS

OVERVIEW

     We are utilizing novel technologies to develop therapeutic products that generate effective immune system responses to treat cancer and infectious diseases. We use our proprietary technology, known as our Xcellerate, to activate and grow T cells. Our Xcellerate Technology rapidly and reproducibly activates a patient's own T cells outside of the body by mimicking normal events of the immune system. Our approach, known as Xcellerate Therapy, may allow us to treat a variety of medical conditions, including:

     - diseases characterized by poorly functioning immune systems, such as cancer and HIV;

     - conditions due to medical treatments, such as chemotherapy and the administration of drugs following transplantations, that suppress the immune system and cause patients to be vulnerable to infections; and

     - congenital conditions and advanced age that result in weakened immune systems.

     In July 2000, we initiated a Phase I clinical trial of our Xcellerate Therapy in patients with metastatic kidney cancer. As of December 15, 2000, 17 patients have received a total of 32 infusions of our Xcellerated T Cells. To date, there have been no significant adverse effects related to the administration of our Xcellerated T Cells and we have observed evidence of anti-tumor activity. We expect to complete this trial in the third quarter of 2001.

BACKGROUND

     The human immune system is responsible for recognizing and eliminating cancer and pathogens, such as viruses and bacteria, from the body. A normal immune response occurs when disease-fighting white blood cells, called T cells, are activated by two simultaneous signals. Once activated, T cells alert the body to the presence of pathogens and cancer. The human body normally contains billions of T cells that are categorized as either helper T cells or killer T cells. Helper T cells are responsible for activating other cells of the immune system. Killer T cells act directly to destroy pathogens, such as viruses, or tumor cells. Both types of cells are required for an effective immune response.

Activation of T Cells

     T cells remain in a resting state until they become activated and generate an immune response. The immune response begins when cells of the immune system known as antigen-presenting cells capture antigens, which are structural components of microorganisms and tumor cells. Antigens are broken down into tiny fragments by antigen-presenting cells and then presented on the cell surface to T cells. Each T cell has a unique receptor on its surface that is capable of recognizing a different antigenic fragment. This diversity of T cells makes it possible for our immune system to recognize and respond to a wide variety of different pathogens and cancers.

                       [GRAPHIC OF ACTIVATION OF T CELLS]
   The diagram starts with an antigen-presenting cell labeled
"Antigen-presenting Cell" and shows antigens entering the cell. The antigens are shown broken into tiny fragments and then presented on the cell surface of the antigen-presenting cell.

   To the right of the antigen-presenting cell is a resting T cell labeled "Resting T Cell." a receptor on the resting T cell is shown to bind with the antigen fragment presented on the surface of the antigen-presenting cell, delivering Signal 1, labeled "Signal 1." Another receptor on the surface of the antigen-presenting cell binds to a different receptor on the Resting T Cell delivering Signal 2, labeled "Signal 2."

   An arrow leads from the resting T cell to an activated T cell, labeled "Activated T Cell." The graphic shows that the T cell is activated.

     When the proper T cell receptor binds to the presented antigen, it generates a signal, known as Signal 1, which is required to activate a T cell. A second signal, known as Signal 2, occurs when an antigen-presenting cell binds to another receptor on the surface of a T cell. Signal 1 is generated from a receptor that is unique to the specific antigen. In contrast, each antigen-presenting cell contains the same receptor that binds to a receptor of each T cell to deliver Signal 2. Both Signal 1 and Signal 2 are required for T cells to produce an effective immune response. If only Signal 1 is generated, T cells are weakly activated and die quickly. If only Signal 2 is generated, no immune response occurs at all. Only the simultaneous delivery of both Signal 1 and Signal 2 generates activated T cells that can function properly in the body. Signal 1 and Signal 2 are responsible for activating both helper T cells and killer T cells.

The Dangers of a Weakened Immune System

     When the number of T cells decreases significantly, the human immune system is less able to defend the body against infectious diseases and cancer. Additionally, when T cells are not functioning properly, they may be incapable of being activated, which also creates a greater risk of these illnesses. For example, when T cells are damaged they may contain weakened or reduced numbers of receptors that cannot generate Signal 1 or Signal 2. In most medical conditions, deficits in both T cell numbers and function occur together. A variety of illnesses as well as medical treatments for life-threatening illnesses can cause T cell deficits. These include:

     - diseases that attack or evade the immune system, such as HIV and cancer as well as chronic illnesses, including diabetes and kidney failure;

     - medical treatments that damage T cells such as chemotherapy, immunosuppressive drugs and transplantation; and

     - congenital immunodeficiencies and advanced age.

     As a result of T cell deficits, patients are at increased risk of developing serious and often life-threatening infections. Common and normally benign viruses such as herpes and chicken pox can produce serious infections. Life-threatening fungal and parasitic infections as well as some bacterial infections, such as tuberculosis, also occur in patients with T cell deficits. Patients with severe T cell deficits are also at high risk of developing some types of cancer. For example, transplant patients on immunosuppressive drugs have a very high rate of non-Hodgkin's lymphoma, and patients with HIV can suffer from both non-Hodgkin's lymphoma and Kaposi's sarcoma.

Current Approaches to Activate the Immune System and Their Limitations

     Researchers have focused on developing methods to strengthen and activate a patient's immune system to combat the problems associated with T cell deficits. Current approaches include delivering therapeutic agents, such as cytokines, directly into the body to stimulate T cell responses. Cytokines are chemical messengers produced by cells of the immune system, many of which activate T cells. Unfortunately, these cytokines often cause life-threatening or fatal side effects when directly administered to patients. For example, when interleukin-2, a cytokine approved by the FDA to treat some cancers, is administered at the high doses demonstrated to be effective, it causes serious and life-threatening toxicity that requires close medical supervision in a hospital intensive care unit. The number of cytokines that can be used as therapeutics is limited because only a few can be safely administered to patients. These cytokines represent a very small portion of the many cytokines that are normally produced during an immune response.

     To overcome the limitations of activating T cells inside of the body, researchers attempted to activate and grow patients' T cells ex vivo, or outside of the body, before administering them for therapeutic applications. Initial attempts were made to grow T cells outside of the body using interleukin-2. The discovery of T cell receptors generated interest in developing compounds to bind to these receptors to activate T cells. With the development of technology to manufacture monoclonal antibodies, it became possible to reproduce these antibodies in large amounts for clinical applications. Researchers developed monoclonal antibodies that bind to these receptors to deliver Signal 1 to T cells. These antibodies were used together with interleukin-2 to activate and grow T cells outside of the body. However, this process generated only one of the two signals required to activate T cells, which resulted in limited growth of T cells. Once administered to patients, these cells generally survive for only a few days. These ex vivo methods required more than a month to generate sufficient numbers of T cells for clinical applications. These methods also required frequent handling and monitoring procedures during the incubation period. Furthermore, these approaches generated primarily killer T cells and only small numbers of helper T cells, which limits immune response. The lengthy and laborious procedures required to generate T cells together with their minimal therapeutic activity has led to limited use of these approaches.

     Scientists have recently begun to explore procedures that can be used to deliver both Signal 1 and Signal 2 to improve the function, activation and length of survival of T cells. One approach is to use a type of antigen-presenting cell known as a dendritic cell. In healthy individuals, dendritic cells are a natural and potent activator of T cells because they deliver both Signal 1 and Signal 2. For most clinical applications, a patient's own dendritic cells are grown outside of the body and then administered back to the patient. Dendritic cells may prove to be effective therapeutic agents, but they also have limitations. The ability to generate dendritic cells varies from patient to patient. This variability may limit the ability of dendritic cells to activate enough T cells to generate an effective immune response.

OUR SOLUTION

     We have developed a proprietary technology known as Xcellerate, which can reproducibly activate and grow T cells outside of the body in large numbers for therapeutic applications. Our Xcellerate Technology employs microscopic magnetic beads that mimic the natural function of antigen-presenting cells to deliver Signal 1 and Signal 2. Each microscopic bead is densely packed with two monoclonal antibodies, one for Signal 1 and one for Signal 2, to create artificial antigen-presenting cells that are able to reproducibly and consistently activate T cells. We have developed a proprietary technique that allows optimal binding of antibody-coated beads to T cells, making it possible for us to generate more potent and highly activated T cells in a shorter period of time. In addition, we use a monoclonal antibody that directly interacts with the signaling complex of the T cell receptor to bypass the specificity that is normally required to activate Signal 1.

     Our Xcellerate Technology focuses on activating T cells that are universal to the disease-fighting process. We believe this universal approach will allow us to treat a variety of medical conditions. Our technology also enables us to generate sufficient numbers of activated T cells rapidly, which may allow us to apply our Xcellerate Therapy on a commercial scale. In our Phase I clinical trial for metastatic kidney cancer, we successfully generated Xcellerated T Cells from all patients to date. In this clinical trial, we produced large numbers of T cells with high purity and activity levels. To date, all infusions of Xcellerated T Cells in our first clinical trial have been delivered to patients with no significant adverse effects and we have observed evidence of anti-tumor activity.

Benefits of Our Xcellerate Therapy

     By providing a consistent method to directly activate T cells, we believe our Xcellerate Therapy may be an effective treatment for cancer and infectious diseases. We believe the Xcellerate Therapy has the following potential benefits:

     - Activated Immune System. We have demonstrated in the laboratory that our Xcellerated T Cells generate an effective immune response because we deliver both Signal 1 and Signal 2 to activate both helper T cells and killer T cells. Our laboratory studies have shown that Xcellerated T Cells function properly by expressing a broad spectrum of cytokines to activate other cells of the immune system. Independent clinical trials have shown that T cells activated using our technology survive for up to one year after administration into patients.

     - Broad Clinical Applications. Our Xcellerate Technology targets T cells that are required for an immune response. We believe that our Xcellerate Therapy can be applied to a variety of medical conditions. We have demonstrated in the laboratory that our Xcellerate Technology can be used to activate T cells from patients with a variety of cancers. In addition, third parties have conducted several clinical trials with one of our scientific founders using our T cell activation technology to treat patients with leukemia, lymphoma and HIV.

     - Minimal Toxicity. Our Xcellerated T Cells are produced from T cells originating from the patient. We believe that using a patient's own cells may result in a safer product. Minimal side effects have been observed in approximately 100 patients to date in clinical trials conducted by us or third parties working with one of our scientific founders, using our T cell activation technology.

     - Easy Administration. Our Xcellerate Therapy can be administered in a simple outpatient procedure in less than 30 minutes. This process uses a routine intravenous procedure that is convenient for both physicians and patients.

     - Complementary To Other Technologies. The minimal toxicity associated with our Xcellerate Therapy suggests it may be feasible to use our product with chemotherapy drugs. We may also use Xcellerated T Cells with other agents that are being used to activate the immune system, such as cancer vaccines.

Benefits of Our Xcellerate Technology

     We believe our proprietary Xcellerate Technology can be developed into a commercially viable process. The benefits of our Xcellerate Technology are:

     - Rapid and Reproducible Process. Our Xcellerate Technology can activate and grow T cells in eight days with minimal laboratory effort. We believe this length of time is sufficient to generate the number of T cells necessary for a therapeutic effect. Our process optimizes the direct interaction between T cells and our proprietary monoclonal antibody-coated beads to produce consistent and strong signals that result in more highly activated and potent T cells.

     - Ex Vivo Process. Our Xcellerate Technology activates T cells ex vivo. Activating and growing T cells outside of the body provides a more controlled environment away from tumor cells and infectious agents, which can otherwise inhibit the activation and growth of T cells. In addition, therapeutic agents that are otherwise potentially toxic or fatal if administered directly to the patient can be used to improve the activity and growth of T cells.

     - Standard and Cost-effective Manufacturing Process. Our Xcellerate Technology incorporates primarily commercially available medical products and standard blood bank procedures, which enables us to efficiently manufacture our Xcellerated T Cells. We use the same process and components for every patient, eliminating the need for patient-specific materials that must be obtained by surgery, such as samples of the patient's tumor. We believe we will be able to manufacture our Xcellerated T Cells in facilities that can be cost-effectively constructed, equipped and easily scaled.

OUR STRATEGY

     Our goal is to be a leader in the field of T cell therapy and to leverage our expertise in T cell activation to develop and commercialize products to treat cancer and infectious diseases, such as HIV. Key elements of our strategy include:

     - Commercializing Our Xcellerate Therapy. We will initially develop our Xcellerate Therapy to treat life-threatening forms of cancer, which currently have inadequate treatments. The FDA has adopted fast-track approval and priority trial procedures for such therapies. In addition, we will focus on qualifying for FDA orphan drug status for our Xcellerate Therapy by treating cancers that are prevalent in less than 200,000 patients in the United States. This status may allow us to obtain a seven year market exclusivity in similar products targeting the same patient population. We believe this strategy will facilitate rapid entry into the market for our Xcellerate Therapy.

     - Expanding Our Xcellerate Therapy to Treat Multiple Diseases. We believe our Xcellerate Therapy has potential applications in many medical conditions. We intend to develop our Xcellerate Therapy to treat patients with infectious diseases, chronic illnesses, HIV and other immune deficiency conditions.

     - Leveraging Complementary Technologies and Therapies. We believe our Xcellerate Therapy can be used effectively in combination with current treatments for cancer and infectious diseases, such as chemotherapy. We intend to explore opportunities to combine complementary technologies and therapies, such as cancer vaccines, with our Xcellerate Therapy to improve and expand clinical applications.

     - Retaining Key Commercialization Rights. We intend to retain marketing and commercial rights in North America for products in concentrated markets, such as cancer. We believe these markets can be addressed by a small, targeted sales force that we can build and train internally.

     - Evaluating Collaboration Opportunities for Our Products. We will evaluate opportunities to collaborate with large pharmaceutical and biotechnology companies to obtain development and marketing support for territories outside North America, such as Europe and Japan. In addition, we may seek development and marketing support for indications that have more diffuse patient populations in North America.

     - Expanding Our Intellectual Property. We will continue to improve our Xcellerate Technology, including developing process improvements and improving activity and specificity of T cells. We intend to file patents to protect these improvements. In addition, we may supplement our internal efforts by acquiring or in-licensing technologies and product candidates that complement our existing capabilities.

CLINICAL APPLICATIONS

CANCER

     The American Cancer Society estimates that in 2000, 1.2 million new cases of cancer will occur in the United States. Surgery and radiation are the primary approaches used to treat patients with localized disease. However, many cancers spread beyond the original site of disease. In order to prevent or treat the spread of cancer, known as metastasis, many patients are treated with chemotherapy drugs. Unfortunately, chemotherapy has met with limited success in the treatment of most forms of cancer and is associated with severe and sometimes life-threatening side effects. Physicians have recently begun to recognize the important role that the immune system may play in controlling cancer. This has led to the development of a new therapeutic approach to cancer known as immunotherapy. Immunotherapy uses natural products of the immune system such as monoclonal antibodies, cytokines and even whole cells to treat cancer. This new form of therapy has been demonstrated to be effective in some forms of cancer and has been generally associated with fewer side effects than chemotherapy.

Solid Tumors

     The American Cancer Society estimates that in 2000 in the United States, there will be approximately 1.0 million new patients with solid tumors, which are cancers that originate in organs of the body. The American Cancer Society estimates that in 2000, more than 400,000 people will die from solid tumors, such as breast, prostate, lung, liver and colon cancers. These cancers are typically treated with surgery or radiation. Chemotherapy is used with limited success in treating solid tumors such as breast cancer, but is generally ineffective in curing patients once cancer has metastasized.

     Kidney Cancer. The American Cancer Society estimates that in 2000, approximately 31,200 patients will be diagnosed with kidney cancer in the United States. Approximately half of the patients with kidney cancer will develop metastatic disease. Once patients develop metastatic disease, they have a very poor prognosis with an average survival of approximately one year. The five-year survival for patients with metastatic kidney cancer is less than 5% and 11,900 deaths are expected to occur in the United States in 2000.

     Chemotherapy has not been effective in treating kidney cancer. The only therapy that has been approved by the FDA for treating metastatic kidney cancer is a regimen of high-dose interleukin-2, a drug that activates T cells. The overall response rate to high-dose interleukin-2 is approximately 15%. However, less than 5% of patients experience complete disappearance of all detectable cancer and achieve five-year survival. High-dose interleukin-2 therapy is associated with severe and potentially life-threatening side effects that can damage kidneys, liver, lungs and brain. Due to these risks, patients receiving high-dose interleukin-2 require monitoring in hospital intensive care units for several days. Additionally, many patients do not receive interleukin-2 because the risk of side effects may outweigh its potential therapeutic benefit. Recently, attempts have been made to reduce the doses of interleukin-2 administered to patients in order to decrease the side effects. Although adverse effects appear to decrease with low-dose regimens, there are currently insufficient data to determine whether low-dose interleukin-2 will prove to be an effective treatment alternative.

     In July 2000, we initiated a Phase I clinical trial of our Xcellerate Therapy in patients with metastatic kidney cancer. We intend to enroll a total of 25 patients to test the safety as well as to provide preliminary data on therapeutic effects of our Xcellerate Therapy. In this clinical trial, patients are treated with two infusions of our Xcellerate Therapy approximately four weeks apart. After each infusion of our Xcellerated T Cells, patients are treated with low doses of interleukin-2 for 10 consecutive days. As of December 15, 2000, 17 patients have received a total of 32 infusions of Xcellerated T Cells. To date, there have been no significant adverse effects related to the administration of our Xcellerated T Cells and we have observed evidence of anti-tumor activity. We expect to complete this trial in the third quarter of 2001.

Hematological Malignancies

     The American Cancer Society estimates that in 2000, there will be approximately 106,700 new cases in the United States of hematological malignancies, which are cancers of the blood or bone marrow. The American Cancer Society estimates that 60,400 people will die in 2000 from hematological malignancies in the United States. Hematological malignancies include leukemia, non-Hodgkin's lymphoma, multiple myeloma and Hodgkin's disease. Hematological malignancies have usually spread throughout the body by the time of diagnosis and therefore, require treatment with chemotherapy drugs.

     Physician-sponsored clinical trials are being conducted using our T cell activation technology in patients with both non-Hodgkin's lymphoma and leukemia. A physician-sponsored clinical trial was conducted at the University of Chicago in with patients with advanced non-Hodgkin's lymphoma who were treated with high-dose chemotherapy and a bone marrow transplant. After this treatment, patients received a single infusion of T cells activated using our T cell activation technology. Clinical data available on 17 patients from this clinical trial showed that the average overall survival of patients in the study was approximately two years following the infusion. Five-year survival in similar groups of patients with advanced non-Hodgkin's lymphoma is usually less than 10%. We will continue to evaluate this data and may explore this indication in our own clinical trials.

     We also plan to evaluate the potential efficacy of Xcellerate Therapy in patients with chronic lymphocytic leukemia, who have T cell deficits due to treatments for their disease. We have completed a series of laboratory studies to determine if we could generate activated T cells from the blood of these patients, which contains very few T cells. Our laboratory studies demonstrate that we can generate large numbers of activated T cells and overcome some of the defects that have been documented in these patients' T cells. Based on these results, we plan to initiate a clinical trial in the second half of 2001 to test the safety and potential therapeutic activity of Xcellerate Therapy in patients with chronic lymphocytic leukemia. This clinical trial will serve as the basis for the first test of the safety and potential clinical activity of Xcellerate Therapy in patients with severe T cell deficits.

INFECTIOUS DISEASES

     We are evaluating the use of our Xcellerate Therapy in infectious disease indications, such as HIV, chronic viral hepatitis C and tuberculosis. Infectious diseases are illnesses caused by microorganisms such as viruses, fungi and bacteria and can be controlled in most people with antibiotics or antiviral agents. However, when patients' immune systems are compromised by infections, drugs, chronic illnesses, or age, they are often unable to fight these infections. A normally harmless virus can cause life-threatening infections or virally-induced cancers in patients with weakened immune systems. We plan to evaluate the potential efficacy of Xcellerate Therapy to increase T cell levels in patients with infectious diseases.

     Human Immunodeficiency Virus. There are over 400,000 individuals infected with HIV in the United States. HIV patients are at high risk of infections and cancer because they have low number of T cells that do not function properly. Patients are currently treated with combinations of anti-viral drugs. Although these drug combinations have been shown to be effective in delaying viral relapse and the onset of acquired immunodeficiency syndrome, or AIDS, they do not completely eliminate the virus or cure this disease. From 10% to 50% of patients on these anti-viral drugs will relapse each year. Several third party clinical trials have been conducted with one of our scientific founders using our T cell activation technology to generate activated T cells to treat HIV-positive patients. These clinical trials demonstrated that T cells could be activated and genetically-modified and that these cells could be administered safely and are able to target sites of HIV infection. It was observed that after administration of genetically-modified T cells, there was an increase in T cell counts in these patients and decrease in HIV in sites of infection. We intend to conduct a Phase I clinical trial to assess the ability of genetically-modified Xcellerated T Cells to delay viral relapse in HIV patients.

POTENTIAL FUTURE INDICATIONS

Cancer

     We are evaluating the use of our Xcellerate Therapy in the following cancer indications:

                TYPE OF CANCER                  INCIDENCE (NEW CASES/YEAR)(1)   DEATHS/YEAR(1)
                --------------                  -----------------------------   --------------
Liver(2)......................................              15,000                  13,000
Non-Hodgkin's Lymphoma........................              55,000                  26,000
Ovarian.......................................              23,000                  14,000
Melanoma......................................              48,000                   8,000
Multiple Myeloma..............................              14,000                  11,000
Colorectal....................................             130,000                  56,000
Lung..........................................             164,000                 157,000

-------------------------
(1) American Cancer Society estimated incidence and death rates for 2000 in the United States.
(2) The worldwide incidence for liver cancer is estimated at 1,000,000 (source:
    DeVita, V.T., Principles and Practice of Oncology, 1997).

     Clinical trials conducted by third parties have demonstrated that therapeutic products that activate the immune system, including activated T cells, may be used to treat these types of cancer. For example:

     - 150 patients were evaluated in a randomized Phase III clinical trial conducted by the National Cancer Center of Japan that demonstrated that activated T cells can reduce the risk of tumor recurrence of patients undergoing surgical removal of cancerous tumor tissue in the liver. In this clinical trial, patients who received activated T cells had a 41% decrease in tumor recurrence and demonstrated a statistically significant improvement in tumor-free survival compared to patients who did not receive activated T cells. This trial used T cells that were activated using monoclonal antibodies that target Signal 1 alone. Xcellerated T Cells are activated using monoclonal antibodies that deliver both Signal 1 and Signal 2 and may be a more effective therapeutic alternative.

     - a physician-sponsored clinical trial was conducted at the University of Chicago with patients with advanced non-Hodgkin's lymphoma who were treated with high-dose chemotherapy and a bone marrow transplant. After this treatment, patients received a single infusion of T cells activated using our T cell activation technology. Clinical data available on 17 patients from this clinical trial showed that the average overall survival of patients in the study was approximately two years following the infusion.

     - a randomized Phase III clinical trial was conducted in 148 patients with ovarian cancer by several academic centers in Europe. These patients received a cytokine, known as interferon-gamma, which improved tumor-free survival from 17 months to 48 months in patients who were treated with standard chemotherapy. We have shown in the laboratory that our Xcellerated T Cells produce large amounts of interferon-gamma.

     - interleukin-2, a drug that activates T cells, is approved by the FDA to treat metastatic melanoma.

     - we have successfully completed laboratory studies using our Xcellerate Technology to activate and grow T cells from patients with melanoma and multiple myeloma.

     We plan to further evaluate the use of our Xcellerate Technology to activate T cells in patients with many of these cancers. Based on these preclinical studies, in addition to ongoing clinical trials being conducted by our scientific founders and their collaborators, we plan to initiate a clinical trial in one or more of these types of cancer.

OUR XCELLERATE TECHNOLOGY

     Our Xcellerate Technology uses our novel proprietary process to activate and grow both helper T cells and killer T cells by delivering both Signal 1 and Signal 2. In our process, T cells are stimulated, and increase in number outside of the body, using microscopic magnetic beads densely coated with two monoclonal antibodies that deliver Signal 1 and Signal 2. Signal 1 is delivered by a monoclonal antibody that binds to and activates the CD3 complex, which is part of the T cell receptor complex, and is expressed on every T cell. Signal 2 is delivered by another monoclonal antibody, which binds to the CD28 receptor on T cells. Both of these antibodies are attached to the surface of the magnetic beads. When T cells bind to the monoclonal antibodies on these magnetic beads, they become activated and increase in number.

     Our Xcellerate Technology requires that a patient's white blood cells be collected in an outpatient clinical setting using a standard procedure called leukapheresis. These cells are then sent to our manufacturing facility, where trained specialists process the patient's blood in a closed system without exposing the cells to the outside environment, which reduces the risk of microbial contamination during the process. In this process, the patient's white blood cells are placed in sterile, disposable plastic bags containing a solution of nutrients and a low level of interleukin-2 that sustains the growth of the T cells. We then add our proprietary microscopic magnetic beads coated with anti-CD3 and anti-CD28 monoclonal antibodies to activate T cells. The beads bind to the T cells in the bag and mimic the normal process of T cell activation that takes place inside the human body. The activated T cells in the bag are maintained at the same temperature as the human body for approximately eight days. During this eight day period, we monitor the T cells to ensure consistent and adequate levels of their growth and activity. At the end of our process, the antibody-coated magnetic beads are removed from the activated T cells using a commercially available magnetic device. The activated T cells are then formulated in a standard clinical infusion solution for administration to the patient.

                       [GRAPHIC OF XCELLERATE TECHNOLOGY]
     The circle diagram is set up as a circle of five graphics. Beginning at the top, the first graphic shows a female figure as the patient. From the patient, there is an arrow to the left leading to the second graphic of a sterile bag containing blood cells collected from the patient. A tube connects the female patient to the sterile bag. The text above the sterile bag states "Collect Blood."
     From the second graphic, a downward arrow leads to the third graphic of a sterile bag containing a mixture of the patient's blood cells and a vial of our antibody-coated beads. This graphic also contains another arrow from the vial to the bag indicating that the vial of antibody-coating beads is being added to the sterile bag with the patient's blood cells. In this sterile bag, beads are shown binding to a T cell, causing activation of the T cell. To the right of the vial of antibody-coated beads, the text states "Add Antibody-coated Beads."
     From the third graphic is an arrow to the right leading to the fourth graphic. Below the arrow, the text states "Activate and Expand T Cells." The fourth graphic is a sterile bag filled with an increased number of successfully activated T cells, our Xcellerated T Cells. In addition, the graphic shows the beads being removed and collected to the right of the sterile bag. Above the fourth graphic is text stating "Remove Beads."
     Next, an upward arrow leads from the fourth graphic to the fifth graphic, which is a sterile bag filled with Xcellerated T Cells. Text above this fifth graphic states "Infuse Xcellerated T Cells." An arrow from this fifth graphic leads back to the first graphic of the female figure, which shows the tube from the sterile bag to the female patient, illustrating the infusion of the activated T cells into the female patient.

     We have established procedures to track patients' cells during the manufacture and shipment of Xcellerated T Cells. Each patient receives a unique identifying number that also contains a code for the site at which they are being treated. This unique identifying number is used to track, monitor and record all documentation, labels and materials relating to the production of our Xcellerated T Cells from blood collection through to re-infusion of the final product. Before we release the shipment to the clinical site, we conduct quality control procedures in our laboratory to assure that our Xcellerated T Cells meet strict acceptance criteria. These quality control tests include:

     - Purity -- substantially free of other cell types;

     - Identity -- a T cell product as determined by characteristics unique to T cells;

     - Dose -- a defined number of viable T cells;

     - Potency -- T cells that have biological function relevant to proposed therapeutic effect; and

     - Safety and Sterility -- free from microorganisms and residual components.

RESEARCH AND DEVELOPMENT

     Our current Xcellerate Technology is based on a prototype version developed by two of our scientific founders, Drs. Carl June and Craig Thompson, who are leaders in the field of immunology. We have made several improvements to this technology. We use monoclonal antibodies that are more reproducible and thus are easier to manufacture. In addition, we manufacture large batches of sterile antibody-coated magnetic beads and have reduced the overall process time from an average of 14 days to an average of 8 days. We use a closed system in a sterile environment, which reduces the chances of contamination by microorganisms. We believe these modifications are essential to developing a product that can be commercialized. We intend to continuously evaluate and improve our technology and will file patents on our advancements. For example, we have recently filed a patent application to cover a novel method that both further simplifies our Xcellerate Technology and also generates T cells with greater activity. The simplification of our process reduces labor and materials and lowers the costs associated with the production of Xcellerated T Cells. We are completing development of our improved Xcellerate Technology and plan to introduce it into clinical trials in the first half of 2001.

     Our scientific founders continue to conduct physician-sponsored clinical trials using our T cell activation technology. These studies are conducted independently with our scientific founders' own procedures using our T cell activation technology. We will continue to assess these data together with our own laboratory and clinical results to determine the best clinical opportunities for Xcellerate Therapy.

     We are focusing our research and development efforts on increasing the activity of T cells in our Xcellerate Therapy. We are currently evaluating whether other molecules of the immune system or genes could be used to improve the therapeutic activity of the activated T cells. We are also considering the therapeutic potential of using our Xcellerate Therapy in cancer patients to improve the effectiveness of cancer vaccines. We are working with several groups to evaluate the use of recently discovered antigens with our Xcellerate Technology to activate and expand T cells with specificity toward cancer and infectious disease targets. Previous approaches to activate and grow antigen-specific T cells have involved complicated and laborious procedures, which have had limited commercial feasibility. We have conducted laboratory studies demonstrating that we can use our Xcellerate Technology to generate large numbers of antigen-specific T cells with anti-tumor activity in several forms of cancer including melanoma and lung cancer.

MANUFACTURING

     We have designed, built, and are operating a modern GMP pilot plant facility in Seattle, Washington to manufacture our Xcellerated T Cells for initial clinical trials. We have also recently leased an additional 40,500 square foot facility that we intend to develop to manufacture our Xcellerated T Cells for our future large-scale clinical trials and initial commercialization. We expect to complete initial modifications and begin manufacturing our Xcellerated T Cells at this facility by the second half of 2001.

     We are currently improving the process by which we manufacture our Xcellerated T Cells. For example, we plan to develop more streamlined processing procedures that reduce labor and provide more uniform activation and process efficiency. Except for our proprietary anti-CD3 and anti-CD28 antibody-coated beads, all of the components including tissue culture media, nutrients, disposable bags, tubing sets and processing equipment that are required for our Xcellerate Technology are standard laboratory or clinical supplies that are readily available from commercial vendors.

     In June 2000, we entered into two service agreements with Lonza Biologics PLC, for the GMP manufacture of anti-CD3 and anti-CD28 monoclonal antibodies for uses in clinical trials. We retain all proprietary rights to our intellectual property that is used by Lonza under these agreements. These agreements may be terminated at will by either party for a material breach.

     In August 1999, we entered into a contract with Dynal S.A., for the GMP manufacture of our proprietary antibody-coated magnetic beads for clinical and commercial uses. We retain all proprietary rights to our intellectual property that is used by Dynal under this agreement. The agreement will terminate in August 2009 or earlier upon breach by either party. The term may be extended for an additional five year term by either party.

COMPETITION

     The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. Many entities, including pharmaceutical and biotechnology companies, academic institutions and other research organizations are actively engaged in the discovery, research and development of products that could compete with our products under development. They may also compete with us in recruiting and retaining skilled scientific talent.

     Several companies market immunotherapy products. We are currently aware of a few companies in the early stages of developing ex vivo T cell activation products as a method of treating cancer and infectious diseases. However, even if our Xcellerate Technology proves successful, we might not be able to remain competitive in this rapidly advancing area of technology. Many of our potential competitors have more financial and other resources, larger research and development staffs, and more experienced capabilities in researching, developing and testing products. Many of these companies also have more experience in conducting clinical trials, obtaining FDA and other regulatory approvals, and in manufacturing, marketing and distributing of medical products. Smaller companies may successfully compete with us by establishing collaborative relationships with larger pharmaceutical companies or academic institutions. Our competitors may succeed in developing, obtaining patent protection for, or commercializing their products more rapidly than us. A competing company developing, or acquiring rights to, a more effective therapeutic product for the same diseases targeted by us, or one that offers significantly lower costs of treatment, could render our products noncompetitive or obsolete.

     Our ability to commercialize our Xcellerate Therapy and compete effectively will depend, in large part, on:

     - our ability to advance our Xcellerate Therapy through clinical trials and to successfully manufacture our products;

     - the perception by physicians and other members of the health care community of the safety, efficacy and benefits of activated T cell treatments compared to those of competing products or therapies;

     - the willingness of physicians to adopt a new treatment;

     - the price of our Xcellerate Therapy relative to other products or competing treatments;

     - the effectiveness of our sales and marketing efforts and those of our potential marketing partners; and

     - our ability to protect our proprietary technology.

INTELLECTUAL PROPERTY

     We rely on a combination of patent, trademark, copyright and trade secret laws to protect our proprietary technologies and products. We aggressively seek U.S. and international patent protection to further our business strategy and for major components of our Xcellerate Technology, including important antibody clone components and methods of T cell activation. We also rely upon trade secret protection for our confidential and proprietary information, and we enter into licenses to technologies we view as necessary to pursue our corporate goals.

     As of December 1, 2000, we owned or held exclusive rights to two issued patents and 21 pending U.S. patent applications in the fields of or directed to ex vivo T cell stimulation. The two issued patents relate to a method of stimulating T cells and an antibody, which we are not currently using. We also have 34 currently pending foreign patent applications corresponding to T cell stimulation technology.

     In general, we apply for patent protection of methods and products relating to immunotherapy for treatment of cancer and infectious diseases. With respect to proprietary know-how that is not patentable, we have chosen to rely on trade secret protection and confidentiality agreements to protect our interests. We have taken security measures to protect our proprietary know-how, technologies and confidential data and continue to explore further methods of protection.

     We require all employees, consultants and collaborators to enter into confidentiality agreements, and all employees and most consultants enter into invention assignment agreements with us. The confidentiality agreements generally provide that all confidential information developed or made known to the individual during the course of such relationship will be kept confidential and not disclosed to third parties, except in specified circumstances. These invention agreements generally provide that all inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by our competitors. Any of these events could adversely affect our competitive position in the marketplace.

     In the case of a strategic partnership or other collaborative arrangement which requires the sharing of data, our policy is to disclose to our partner only such data as are relevant to the partnership or arrangement, under controlled circumstances and only during the contractual term of the strategic partnership or collaborative arrangement, subject to a duty of confidentiality on the part of our partner or collaborator. Disputes may arise as to the inventorship and corresponding rights in know-how and inventions resulting from research by us and our future corporate partners, licensors, scientific collaborators and consultants. There can be no assurance that we will be able to maintain our proprietary position, or that third parties will not circumvent any proprietary protection we have. Our failure to maintain exclusive or other rights to such technologies could harm our competitive position.

     To continue developing and commercializing our current and future products, we may license intellectual property from commercial or academic entities to obtain the rights to technology that is required for our discovery, research, development and commercialization activities.

     In anticipation of the commercial distribution of our products and services, we have filed a number of trademark applications.

TECHNOLOGY LICENSES

     Where consistent with our strategy, we seek to obtain technologies that complement and expand our existing technology base. We have licensed and will continue to license technology from selected research and academic institutions, as well as other organizations. Under these license agreements, we generally seek to obtain unrestricted sublicense rights. We are generally obligated under these agreements to pursue product development, make development milestone payments and pay royalties on any product sales. In addition to license agreements, we seek relationships with other entities that may benefit us and support our business goals.

ARCH Development Corporation

     In June 1999, we entered into an exclusive license agreement with ARCH Development Corporation, an Illinois not-for-profit corporation, for rights to a pending patent application that lists Dr. Carl June, one of our scientific founders, as an inventor. This agreement assisted in consolidating our patent protection in the field of therapies based on ex vivo activation of T cells.

     Under the license agreement, ARCH granted us an exclusive, worldwide license to make, sell, use and import products until expiration of any patents that might be issued from our licensed patent applications. In consideration for the license, we issued shares of our common stock to ARCH and agreed to pay an annual usage royalty upon commercialization of a product for the remainder of the license term.

Diaclone S.A.

     In October 1999, we entered into a license agreement with Diaclone S.A., a French corporation. Under the agreement, Diaclone granted us an exclusive, worldwide license to the anti-CD28 antibody and the cell line which produces the antibody, for the development and commercialization of the anti-CD28 antibody for all ex vivo uses. We are currently obligated to purchase all our anti-CD28 antibody requirements from Diaclone until we enter into Phase III clinical trials.

     This agreement has a term of 15 years from the date of first approval by FDA or its foreign equivalent, of a product based upon the licensed patent. We currently do not have FDA approval of any products based upon the licensed patent. At the end of the term, we will have a perpetual, irrevocable, royalty-free exclusive license. We paid an initial license fee to Diaclone and are required to pay royalties if our product is approved and commercialized.

Fred Hutchinson Cancer Research Center

     In October 1999, we entered into a license agreement with the Fred Hutchinson Cancer Research Center. Under the agreement, the Fred Hutchinson Cancer Research Center granted us a non-exclusive, worldwide license to make, use and sell the anti-CD3 antibody for any ex vivo use involving therapeutic and research applications.

     We paid upfront licensing fees to the Fred Hutchinson Cancer Research Center and we are obligated to pay the Fred Hutchinson Cancer Research Center an annual royalty fee when our product is commercialized. On December 1, 2000, we amended this license agreement to broaden the field of use in exchange for an additional upfront fee and issuance of additional shares of our common stock to the Fred Hutchinson Cancer Research Center. Based on this license, this agreement will remain in effect for 15 years following commercialization of our product based on this agreement.

Genetics Institute, Inc.

     In July 1998, we entered into a license agreement with Genetics Institute, Inc. Under the agreement, Genetics Institute granted us an exclusive license for methods of ex vivo activation or expansion of human T cells for treatment and prevention of infectious diseases, cancer and immunodeficiency.

     The term of the Genetics Institute license runs until the end of the enforceable term of any patents issued for the methods licensed. To date, one patent, whose term expires in 2016, has been issued for the methods licensed. In consideration of the license, we paid Genetics Institute an upfront license fee, issued shares of our preferred stock to Genetics Institute, and issued a warrant under which, if one of three milestones is reached, Genetics Institute will have the right to purchase additional shares of our preferred stock. We are also obligated to pay royalties to Genetics Institute on sales of products covered by the patents licensed to us under the agreement.

GOVERNMENTAL REGULATION

     Governmental authorities in the United States and other countries extensively regulate the preclinical and clinical testing, manufacturing, labeling, storage, record-keeping, advertising, promotion, export, marketing and distribution, among other things, of immunotherapeutics. In the United States, the FDA under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations subjects pharmaceutical products to rigorous review. If we do not comply with applicable requirements, we may be fined, our products may be recalled or seized, our production may be totally or partially suspended, the government may refuse to approve our marketing applications or allow us to distribute our products, and we may be criminally prosecuted. The FDA also has the authority to revoke previously granted marketing authorizations.

     In order to obtain approval of a new product from the FDA, we must, among other requirements, submit proof of safety and efficacy as well as detailed information on the manufacture and composition of the product, also know as an investigational new drug applications. In most cases, this proof entails extensive laboratory tests, and preclinical and clinical trials. This testing, the preparation of necessary applications, the processing of those applications by the FDA and review of the application by an advisory panel of outside experts are expensive and typically take several years to complete. The FDA may not act quickly or favorably in reviewing these applications, and we may encounter significant difficulties or costs in our efforts to obtain FDA approvals that could delay or preclude us from marketing any products we may develop. The FDA may also require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any approvals that could restrict the commercial applications of these products. Regulatory authorities may withdraw product approvals if we fail to comply with regulatory standards or if we encounter problems following initial marketing. With respect to patented products or technologies, delays imposed by the governmental approval process may materially reduce the period during which we will have the exclusive right to exploit the products or technologies.

     There are two types of investigational new drug applications. The first is a commercial investigational new drug application intended to collect data on the safety and efficacy of a new drug prior to submitting an application for marketing approval. The second type of investigational new drug application is the non-commercial or physician-sponsored investigational new drug application which allows physicians to gain an initial understanding of the compound without going through the rigors of an investigational new drug application development program in support of commercial approval. Data from physician-sponsored trials can be used to support the safety but not the efficacy of a product.

     After an investigational new drug application becomes effective, a sponsor may commence human clinical trials. The sponsor typically conducts human clinical trials in three sequential phases, but the phases may overlap. In Phase I clinical trials, the product is tested in a small number of patients or healthy volunteers, primarily for safety at one or more doses. In Phase II, in addition to safety, the sponsor evaluates the efficacy of the product in a patient population somewhat larger than Phase I clinical trials. Phase III clinical trials typically involve additional testing for safety and clinical efficacy in an expanded population at geographically dispersed test sites. The sponsor must submit to the FDA a clinical plan, or "protocol," accompanied by the approval of the institution participating in the trials, prior to commencement of each clinical trial. The FDA may order the temporary or permanent discontinuation of a clinical trial at any time.

     The sponsor must submit to the FDA the results of the preclinical and clinical trials, together with, among other things, detailed information on the manufacture and composition of the product, in the form of a new drug application or, in the case of a biologic, a biologics license application. The FDA is regulating our therapeutic immunotherapy products as biologics and, therefore, we will be submitting biologics license applications to the FDA to obtain approval of our products. A biologics license application requires data showing the safety, purity and potency of the product. In a process which generally takes several years, the FDA reviews this application and, when and if it decides that adequate data is available to show that the new compound is both safe and effective and that other applicable requirements have been met, approves the drug or biologic for marketing. The amount of time taken for this approval process is a function of a number of variables, including the quality of the submission and studies presented, the potential contribution that the compound will make in improving the treatment of the disease in question, and the workload at the FDA. It is possible that our Xcellerate Therapy will not successfully proceed through this approval process or that the FDA will not approve them in any specific period of time, or at all.

     Congress enacted the Food and Drug Administration Modernization Act of 1997, in part, to ensure the availability of safe and effective drugs, biologics and medical devices by expediting the FDA review process for new products. The Modernization Act establishes a statutory program for the approval of fast track products, including biologics. A fast track product is defined as a new drug or biologic intended for the treatment of a serious or life-threatening condition that demonstrates the potential to address unmet medical needs for this condition. Under the fast track program, the sponsor of a new drug or biologic may request the FDA to designate the drug or biologic as a fast track product at any time during the clinical development of the product.

     The Modernization Act specifies that the FDA must determine if the product qualifies for fast track designation within 60 days of receipt of the sponsor's request. The FDA can base approval of a marketing application for a fast track product on an effect on a clinical endpoint or on another endpoint that is reasonably likely to predict clinical benefit. The FDA may subject approval of an application for a fast track product to post-approval studies to validate the surrogate endpoint or confirm the effect on the clinical endpoint and prior review of all promotional materials. In addition, the FDA may withdraw its approval of a fast track product on an expedited basis on a number of grounds, including the sponsor's failure to conduct any required post-approval study with due diligence.

     If the FDA's preliminary review of clinical data suggests that a fast track product may be effective, the agency may initiate review of sections of a marketing application for a fast track product before the sponsor completes the application. This rolling review is available if the applicant provides a schedule for submission of remaining information and pays applicable user fees. However, the time periods specified under the Prescription Drug User Fee Act concerning timing goals to which the FDA has committed in reviewing an application, do not begin until the sponsor submits the entire application.

     We may request fast track designation and orphan drug status for our Xcellerate Therapy. Orphan drug designation may be granted to those products developed to treat diseases or conditions that affect fewer than 200,000 persons in the United States. We believe that some of our target cancer patient populations meet these criteria. Under the law, the developer of an orphan drug may be entitled to seven years of market exclusivity following the approval of the product by the FDA, exemption from user fee payments to the FDA, and a 50% tax credit for the amount of money spent on human clinical trials. We cannot predict whether the FDA will grant these designations, or whether our products will ultimately receive approval or orphan drug exclusivity nor can we predict the ultimate impact, if any, of the fast track process on the timing or likelihood of FDA approval of our immunotherapeutics.

     The FDA may, during its review of a new drug application or biologics license application, ask for additional test data. If the FDA does ultimately approve the product, it may require post-marketing testing, including potentially expensive Phase IV studies, and surveillance to monitor the safety and effectiveness of the drug. In addition, the FDA may in some circumstances impose restrictions on the use of the drug, which may be difficult and expensive to administer, and may require prior approval of promotional materials.

     Before approving a new drug application or biologics license application, the FDA will also inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facilities are in compliance with current Good Manufacturing Practices. In addition, the manufacture, holding, and distribution of a product must be in compliance with current Good Manufacturing Practices. Manufacturers must continue to expend time, money and effort in the area of production and quality control and record keeping and reporting to ensure full compliance with those requirements. The labeling, advertising, promotion, marketing and distribution of a drug or biologic product must be in compliance with FDA regulatory requirements. In addition, manufacturers are required to report adverse events, and errors and accidents in the manufacturing process. Changes to an approved product, or changes to the manufacturing process, may require the filing of a supplemental application for FDA review and approval. Failure to comply with applicable requirements can lead to the FDA demanding that production and shipment cease, and, in some cases, that the manufacturer recall products, or to FDA enforcement actions that can include seizures, injunctions and criminal prosecution. These failures can also lead to FDA withdrawal of approval to market the product.

     We are also subject to regulation by the Occupational Safety and Health Administration and the Environmental Protection Agency and to regulation under the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other regulatory statutes, and may in the future be subject to other federal, state or local regulations. Either or both of OSHA or the EPA may promulgate regulations that may affect our research and development programs. We are unable to predict whether any agency will adopt any regulation which could limit or impede on our operations.

     Sales of pharmaceutical products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. Whether or not we have obtained FDA approval, we must obtain approval of a product by comparable regulatory authorities of foreign countries prior to the commencement of marketing the product in those countries. The time required to obtain this approval may be longer or shorter than that required for FDA approval. The foreign regulatory approval process includes all the risks associated with FDA regulation set forth above, as well as country-specific regulations.

LEGAL PROCEEDINGS

     We are not party to any material legal proceedings.

EMPLOYEES

     As of November 30, 2000, we had 64 employees, 27 of these employees are directly involved in research and development, and 15 employees are involved in manufacturing operations. We consider our relations with our employees to be good.

FACILITIES

     We currently occupy a total of 61,069 square feet of space at two facilities, one in Seattle, Washington and one in Bothell, Washington. We have a total of 20,659 square feet of office, laboratory space and a pilot cell manufacturing facility in Seattle. This pilot plant facility is compliant with FDA guidelines and proposals for the GMP manufacture of cell-based therapeutic products for initial clinical trials. The lease on this space expires in October 1, 2006, and we have options to renew for two additional five-year terms.

     We have also leased 40,500 square feet of space in Bothell and we intend to initially renovate approximately 15,000 square feet of space for manufacturing to support large-scale clinical trials and initial commercialization of any approved products. The initial lease term on this space expires on December 1, 2010 and we have options to renew until December 1, 2020. Under the terms of the lease, we also have rights to negotiate for further expansion space in the building.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

     The following table sets forth certain information regarding our executive officers, key employees and directors as of November 30, 2000:

                 NAME(1)                    AGE                     POSITION
                 -------                    ---                     --------
Ronald J. Berenson, M.D.(4)...............  48     Chief Executive Officer, President and
                                                   Director
Stewart Craig, Ph.D.......................  39     Chief Operating Officer and Vice President
Kathi L. Cordova..........................  40     Vice President, Finance
Dawn M. McCracken.........................  33     Vice President, Regulatory and Clinical
                                                   Affairs
Mark L. Bonyhadi, Ph.D....................  46     Director of Biological Research
Robert E. Curry, Ph.D.(2)(3)(4)...........  54     Director
Jean Deleage, Ph.D.(2)....................  60     Director
Peter Langecker, M.D., Ph.D...............  49     Director
Robert T. Nelsen(2)(3)(4).................  37     Director
Michael Steinmetz, Ph.D.(2)...............  53     Director
Robert M. Williams, Ph.D..................  47     Director

-------------------------
(1) David J. Maki resigned from our board of directors, effective December 19, 2000.

(2) Member of Audit Committee

(3) Member of Compensation Committee

(4) Member of Milestone Committee

     RONALD J. BERENSON, M.D., our founder, has served as President and Chief Executive Officer and a director since our inception. From April 1989 until February 1995, Dr. Berenson held several positions at CellPro, Inc., a stem cell therapy company that he founded, with his last positions being as Executive Vice President and Chief Medical and Scientific Officer as well as serving on the Board of Directors. From July 1984 to March 1989, Dr. Berenson was a faculty member at the Fred Hutchinson Cancer Research Center, where he last held the position of Assistant Member. He is a board-certified internist and medical oncologist, who completed his medical oncology fellowship training at Stanford Medical Center. Dr. Berenson received a B.S. in biology from Stanford University and an M.D. from Yale Medical School.

     STEWART CRAIG, PH.D., our Chief Operating Officer and Vice President, joined us in October 1999. Prior to joining us, he served as Vice President of Development and Operations at Osiris Therapeutics, Inc., a stem cell therapy company, from July 1996 to September 1999. From January 1994 to June 1996, Dr. Craig served as Vice President of Product and Process Development at SyStemix Inc., a stem cell and gene therapy company. From June 1987 to December 1993, Dr. Craig held the positions of Group Leader and Senior Scientist at British Biotech, a cancer treatment development company. Dr. Stewart received a B.Sc. in biochemistry and a Ph.D. in physical biochemistry from the University of Newcastle upon Tyne, U.K.

     KATHI L. CORDOVA, C.P.A., Vice President of Finance, joined us in March 1997. Prior to joining us, Ms. Cordova held the positions of Assistant Controller and Controller in a joint venture between American Life Insurance Company, an insurance company, and Italy's Confederazione Italiana Sindicati dei Lavoratori, an insurance company, from February 1994 to February 1997. From August 1991 to January 1994, Ms. Cordova served as Management Associate with the Life Division of American International Group. Ms. Cordova received a B.A. in international relations from Stanford University and an M.A. in international relations from The Johns Hopkins University.

     DAWN M. MCCRACKEN, Vice President of Regulatory and Clinical Affairs, joined us in November 1998. Prior to joining us, Ms. McCracken held the position of Senior Manager of Regulatory and Clinical Affairs at Neopath, Inc. a medical device company, from November 1996 to October 1998. From April 1996 to November 1996, Ms. McCracken served as Contract Consultant of Regulatory and Clinical Affairs with Bartels, Inc., an immunotherapy development company, and Sonus Pharmaceuticals, Inc., a drug delivery product company. From January 1995 to March 1996, Ms. McCracken served as Manager of the West Coast Region for Novum, Inc., a contract consulting company. Ms. McCracken received a B.S. in zoology from the University of Washington.

     MARK L. BONYHADI, PH.D., our Director of Biological Research, joined us in October 1997. Prior to joining us, Dr. Bonyhadi served as Senior Scientist with SyStemix, Inc., a stem cell and gene therapy company, from 1990 to 1997. Dr. Bonyhadi received a B.A. in biology from Reed College and a Ph.D. in immunology from the University of California at Berkeley.

     ROBERT E. CURRY, PH.D. has served as one of our directors since May 2000. Dr. Curry has been a general partner of Sprout Group, a venture capital firm, since May 1991 and currently serves as Vice President. He is a director of Allos Therapeutics, Inc., a cancer therapy company and Tripath Imaging, Inc., a cancer therapy company. Dr. Curry received a B.S. in physics from the University of Illinois and an M.S. and Ph.D. in chemistry from Purdue University.

     JEAN DELEAGE, PH.D. has served as one of our directors since August 1996. Dr. Deleage is a founder and managing director of Alta Partners, a venture capital firm. Dr. Deleage serves as a director of ACLARA BioSciences, Inc., a genomics company, BioMedicines, Inc., a pharmaceutical company, Neurogenetics, Inc., a biopharmaceutical company, and Rigel Pharmaceuticals, Inc., a pharmaceutical company, as well as several private company boards. Dr. Deleage received an M.S. in electrical engineering from the Ecole Superieure d'Electricite and a Ph.D. in economics from the Sorbonne.

     PETER LANGECKER, M.D., PH.D. has served as one of our directors since January 2000. Dr. Langecker has served as Chief Medical Officer and Vice President of Clinical Affairs of BioMedicines, Inc., a pharmaceutical company since October 1999. From July 1997 to September 1999, Dr. Langecker served as Vice President of Clinical Affairs of Sugen, Inc., a biotechnology company. From July 1995 to July 1997, Dr. Langecker served as Vice President of Clinical Research of Coulter Pharmaceutical, Inc., a biotechnology company. Dr. Langecker received an M.D. and a Ph.D. in medical sciences from Ludwig Maximilians University in Munich.

     ROBERT T. NELSEN has served as one of our directors since August 1996. Since 1992, Mr. Nelsen has served as director of ARCH Venture Corporation, a venture capital firm. Mr. Nelsen serves as a director of Adolor Corporation, an analgesics development company, Caliper Technologies Corporation, a biochip company, Genomica Corporation, a pharmacogenomics software company, and Illumina Corporation, a biotechnology company. Mr. Nelsen received a B.S. in biology and economics from the University of Puget Sound and an M.B.A. from the University of Chicago.

     MICHAEL STEINMETZ, PH.D. has served as one of our directors since August 2000. Since 1997, Dr. Steinmetz has been a general partner of MPM Asset Management LLC, a venture capital firm. From 1986 to 1997, Dr. Steinmetz headed the Biology Department in Basel, Switzerland as well as the Biotechnology Department and the Preclinical Research and Development Department in Nutley, New Jersey at Hoffmann-La Roche Inc., a developer of diagnostic systems. Dr. Steinmetz serves as a director of Caliper Technologies, a lab processing company, Arena Pharmaceuticals, a biopharmaceutical company, and GPC Biotech, a pharmaceutical company, as well as several private company boards. Dr. Steinmetz received a Diploma in chemistry from the University of Hamburg and a Ph.D. in biochemistry and molecular biology from the University of Munich.

     ROBERT M. WILLIAMS, PH.D. has served as one of our directors since November 1996. Since September 1980, Dr. Williams has served as a Professor of Chemistry at Colorado State University. From 1988 to present, Dr. Williams has also provided consulting services to several biotechnology and pharmaceutical companies, including Cubist Pharmaceutical Company, Microcide Pharmaceuticals, Hoffman-La Roche, G.D. Searle and EPIX Medical, Inc. Dr. Williams received a B.A. in chemistry from Syracuse University and a Ph.D. in organic chemistry from the Massachusetts Institute of Technology. Following graduate school, Dr. Williams served as a postdoctoral fellow at Harvard University.

SCIENTIFIC ADVISORY BOARD

     The Scientific Advisory Board is our network of medical, scientific and clinical advisors and collaborators who consult with our scientists. In addition, our Scientific Advisory Board members advise us regarding our research and development programs, the design of our clinical trials as well as other medical and scientific matters relating to our business. One of our Scientific Advisory Board members, E. Donnall Thomas, was awarded the 1990 Nobel Prize in Medicine. Our Scientific Advisory Board members are:

               NAME                            POSITION                      AFFILIATION
               ----                            --------                      -----------
Joseph Bertino, M.D. ..............  Chairman of Molecular          Memorial Sloan-Kettering
                                     Pharmacology and Therapeutics  Cancer Center
                                     Program
Jeffrey Bluestone, Ph.D.,            Professor and Director of the  University of California, San
  Founder..........................  UCSF Diabetes Center           Francisco
Edward Clark, Ph.D. ...............  Professor and Program          Department of Microbiology,
                                     Director                       University of Washington
John Hansen, M.D. .................  Member and former Director of  Fred Hutchinson Cancer
                                     Clinical Research              Research Center
Carl June, M.D., Founder...........  Vice Chairman of the           University of Pennsylvania
                                     Department of Molecular and
                                     Cellular Engineering
Ronald Levy, M.D. .................  Chairman of the Division of    Stanford Medical Center
                                     Medical Oncology
Gerald Nepom, M.D., Ph.D. .........  Director                       Virginia Mason Research Center
E. Donnall Thomas, M.D. ...........  Member and former Director of  Fred Hutchinson Cancer
                                     Clinical Research              Research Center
Craig Thompson, M.D., Founder......  Scientific Director, Abramson  University of Pennsylvania
                                     Cancer Research Institute
Robert Williams, Ph.D. ............  Professor of Chemistry         Colorado State University

BOARD COMPOSITION

     Our board is currently comprised of seven directors and one vacancy. Our board of directors is divided into three classes, with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. Director Robert Williams will be in the class of directors whose initial term expires at the 2001 annual meeting of stockholders. Directors Jean Deleage, Peter Langecker and Michael Steinmetz will be in the class of directors whose initial term expires at the 2002 annual meeting of the stockholders. Directors Ronald J. Berenson, Robert E. Curry and Robert T. Nelsen will be in the class of directors whose initial term expires at the 2003 annual meeting of stockholders.

BOARD COMMITTEES

     Our board of directors has established an audit committee, a compensation committee and a milestone committee.

Audit Committee

     The audit committee is composed of Robert Curry, Robert Nelsen and Michael Steinmetz. It is responsible for assuring the integrity of our financial control, audit and reporting functions. It reviews with our management and our independent auditors the effectiveness of our financial controls, accounting and reporting practices and procedures. In addition, the audit committee reviews the qualifications of our independent auditors, makes recommendations to the board of directors regarding the selection of our auditors, reviews the scope, fees and results of activities related to audit and non-audit services. Prior to December 2000, the audit committee responsibilities were conducted by the full board of directors, which met annually with representatives of our independent auditors, including executive sessions from which members of management were excused.

Compensation Committee

     The compensation committee is composed of Robert E. Curry, Jean Deleage, and Robert T. Nelsen. Its principal responsibility is to administer our stock plans and to set the salary and incentive compensation, including stock option grants, for the Chief Executive Officer and senior staff members.

Milestone Committee

     The milestone committee is composed of Ronald J. Berenson, Robert E. Curry and Robert T. Nelsen. In connection with our acquisition of CellGenEx, Inc., we initially reserved an aggregate of 1,582,340 shares of our common stock in a Milestone Pool, for issuance to our scientific founders upon the achievement of specific milestones determined by the milestone committee. Several of these milestones have expired and to date, 1,056,040 shares remain available for issuance.

DIRECTOR COMPENSATION

     Our six outside directors serve without cash compensation. In November 1996, Jean Deleage and Robert Williams were each awarded non-statutory options for 30,000 shares of our common stock. In November 1999, Peter Langecker was awarded a non-statutory option for 30,000 shares of our common stock. These shares vest over a four-year period at a rate of 25% of the total number of shares subject to the option one year after the date of grant and 1/48th of the total number of shares subject to the option vesting each month thereafter. Directors who are our employees are eligible to participate in our 1996 stock option plan and, beginning in 2000, they will also be eligible to participate in our 2000 stock option plan and 2000 employee stock purchase plan. Beginning in 2001, directors who are not our employees will be eligible to participate in our 2000 directors' stock option plan as well as our 2000 stock option plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; and

     - any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by the Delaware General Corporation Law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit such indemnification.

     We have obtained directors and officers' insurance providing indemnification for all of our directors, officers and employees for certain liabilities. Prior to the closing of this offering we will enter into agreements to indemnify our directors and executive officers in addition to the indemnification provided for in our bylaws. These agreements, among other things, will indemnify our directors and executive officers for expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, out of such person's services as a director, officer, employee, agent or fiduciary of ours, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. At present, there is no litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to or earned during the year ended December 31, 1999, by our Chief Executive Officer and our other most highly compensated executive officers whose total salary and bonus exceeded $100,000 for services rendered to us in all capacities during 1999. The executive officers listed in the table below are referred to as named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                                        ------------
                                                 ANNUAL COMPENSATION     SECURITIES
                                                 --------------------    UNDERLYING     ALL OTHER
          NAME AND PRINCIPAL POSITION             SALARY      BONUS      OPTIONS(#)    COMPENSATION
          ---------------------------            ---------   --------   ------------   ------------
Ronald J. Berenson, M.D........................  $196,352    $15,000      150,000               --
  President and Chief Executive Officer
Jeffrey Ledbetter, Ph.D.(1)....................    44,978         --           --       $121,265(2)
  Former Chief Scientific Officer
Mark Murray, Ph.D.(3)..........................   157,940         --           --               --
  Former Vice President, Business Development
Dawn M. McCracken..............................    98,028     10,000       40,000               --
  Vice President, Regulatory and Clinical
     Affairs
Alan R. Hardwick, Ph.D.(4).....................   102,000         --           --               --
  Former Director, Cell Processing Systems

-------------------------
(1) Dr. Ledbetter resigned in March 1999.

(2) Constitutes severance payment.

(3) Dr. Murray resigned in December 1999.

(4) Dr. Hardwick resigned in December 2000.

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1999

     The following table sets forth information concerning the individual grants of stock options to each of the named executive officers during the fiscal year ended December 31, 1999. The exercise price per share was valued by our board of directors on the date of grant and were issued at estimated fair market value on the date of grant based upon the assumed offering price and the purchase price paid by investors for shares of our preferred stock, taking into account the liquidation preferences and other rights, privileges and preferences associated with such preferred stock.

                                                INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                               ----------------------------------------------------      VALUE AT ASSUMED
                               NUMBER OF      PERCENT OF                               ANNUAL RATES OF STOCK
                               SECURITIES   TOTAL OPTIONS                             PRICE APPRECIATION FOR
                               UNDERLYING     GRANTED TO     EXERCISE                     OPTION TERM(2)
                                OPTIONS      EMPLOYEES IN      PRICE     EXPIRATION   -----------------------
            NAME               GRANTED(#)   FISCAL YEAR(1)   PER SHARE      DATE          5%          10%
            ----               ----------   --------------   ---------   ----------   ----------   ----------
Ronald J. Berenson, M.D......   150,000(3)       24.1%        $0.167      11/16/09     $15,754      $39,923
Jeffrey Ledbetter, Ph.D......        --            --             --            --          --           --
Mark Murray, Ph.D............        --            --             --            --          --           --
Dawn M. McCracken............    40,000(4)        6.4%         0.167      10/18/09       4,201       10,646
Alan R. Hardwick, Ph.D.......        --            --             --            --          --           --

-------------------------
(1) In the last fiscal year, we granted options to employees to purchase an aggregate of 639,748 shares.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term based on the ten-year term of the option at the time of grant. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. The price to the public in this offering is higher than the estimated fair market value on the date of grant. Therefore, the potential realizable value of the option grants would be significantly higher than the calculations shown above.

(3) This option was granted under our 1996 Stock Option Plan and vests over a five-year period at a rate of 20% of the total number of shares subject to the option one year after the date of grant and 1/60th of the total number of shares subject to the option vesting each month thereafter.

(4) This option was granted under our 1996 Stock Option Plan and vests over a four-year period at a rate of 25% of the total number of shares subject to the option one year after the date of grant and 1/48th of the total number of shares subject to the option vesting each month thereafter.

                       AGGREGATE OPTION EXERCISES IN 1999
                        AND 1999 YEAR-END OPTION VALUES

     The following table provides summary information concerning stock options granted under our 1996 Stock Option Plan during the year ended December 31, 1999, and exercised options subject to repurchase held as of December 31, 1999, by each of the named executive officers. The exercise price for the options granted in 1999 is $0.167 per share. Generally, these stock options are immediately exercisable. We have the right to repurchase all unvested shares at the original exercise price within three months of the date on which the optionee's service terminates. Each of the options has a ten-year term, subject to earlier termination if the optionee's service terminates. Our named executive officers did not exercise any options during the fiscal year ended December 31, 1999.

                                        SHARES                 NUMBER OF SECURITIES        VALUE OF SHARES
                                      ACQUIRED ON    VALUE     SUBJECT TO REPURCHASE    SUBJECT TO REPURCHASE
                NAME                   EXERCISE     REALIZED   DECEMBER 31, 1999(#)    DECEMBER 31, 1999($)(1)
                ----                  -----------   --------   ---------------------   -----------------------
Ronald J. Berenson, M.D.............      --          --                --                       --
Jeffrey Ledbetter, Ph.D.............      --          --                --                       --
Mark Murray, Ph.D...................      --          --                --                       --
Dawn M. McCracken...................      --          --                --                       --
Alan R. Hardwick, Ph.D..............      --          --                --                       --

-------------------------
(1) There was no public trading market for our common stock as of December 31, 1999. Accordingly, the value of unexercised in-the-money options as of that date was calculated on the basis of an assumed initial public offering price
    of $     per share, less the aggregate exercise price of the options. The securities subject to repurchase are all unvested options purchased under early exercise stock purchase agreements.

EMPLOYEE BENEFIT PLANS

2000 Stock Option Plan

     Our 2000 stock option plan provides for the grant of incentive stock options to employees (including employee directors) and nonstatutory stock options to employees, directors and consultants. The purposes of the 2000 plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business. The 2000 plan was adopted by our board of directors in December 2000 and will be submitted for approval by our stockholders prior to the completion of this offering. A total of 2,100,000 shares of common stock has been reserved for issuance under the 2000 plan. The number of shares reserved for issuance under the 2000 plan will be subject to an automatic annual increase on the first day of each of our fiscal years beginning in 2002 and ending in 2008 equal to the lesser of 500,000 shares, 3% of our outstanding common stock on the last day of the immediately preceding fiscal year, or such lesser number of shares as the board of directors determines.

     The 2000 plan may be administered by the board of directors or a committee of the board, each known as the administrator. The administrator determines the terms of options and stock purchase rights granted under the 2000 plan, including the number of shares subject to the award, the exercise or purchase price, and the vesting and/or exercisability of the award and any other conditions to which the award is subject. In no event, however, may an employee receive awards for more than 1,000,000 shares under the 2000 plan in any fiscal year. Incentive stock options granted under the 2000 plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant, and not less than 110% of the fair market value in the case of incentive stock options granted to an employee who holds more than 10% of the total voting power of all classes of our stock or any parent or subsidiary's stock. After the date of this offering, the exercise price of nonstatutory stock options and the purchase price of stock purchase rights will be the price determined by the administrator, although nonstatutory stock options and stock purchase rights granted to our chief executive officer and our four other most highly compensated officers will generally equal at least 10% of the grant date fair market value if we intend that the awards to those individuals will qualify as performance-based compensation under applicable tax law. Payment of the exercise or purchase price may be made in cash or such other consideration determined by the administrator.

     With respect to options granted under the 2000 plan, the administrator determines the term of options, which may not exceed 10 years, or 5 years in the case of an incentive stock option granted to a holder of more than 10% of the total voting power of all classes of our stock or a parent or subsidiary's stock. Generally, an option granted under the 2000 plan is nontransferable other than by will or the laws of descent or distribution and may be exercised during the lifetime of the optionee only by such optionee. However, the administrator may, in its discretion, provide for the limited transferability of nonstatutory stock options granted under the 2000 plan. Stock issued pursuant to stock purchase rights granted under the 2000 plan is generally subject to a repurchase right at the purchaser's original purchase price exercisable by us upon the termination of the holder's employment or consulting relationship with us for any reason, including death or disability. This repurchase right will lapse at such rate as the administrator may determine.

     If we sell all or substantially all of our assets or if we are acquired by another corporation each outstanding option and stock purchase right may be assumed or an equivalent award substituted by the successor corporation, with appropriate adjustments made to both the price and number of shares subject to the option or purchase right. If the successor does assume outstanding options and purchase rights, 25% of the shares subject to an option or initially subject to repurchase will vest on the closing of the transaction, and if the holder is involuntarily terminated within one year after the closing another 25% of the shares subject to such option or initially subject to repurchase will vest on termination. If the successor corporation does not assume options and purchase rights or substitute equivalent options or purchase rights, then vesting of all shares subject to options will accelerate fully and all repurchase rights will lapse immediately prior to the closing of the transaction, and options and purchase rights will terminate as of the closing of the transaction.

     The administrator has authority to amend or terminate the 2000 plan, but no action may be taken that impairs the rights of any holder of an outstanding option or stock purchase right without the holder's consent. In addition, we must obtain stockholder approval of amendments to the plan as required by applicable law. Unless terminated earlier by the board of directors, the 2000 plan will terminate in 2010.

1996 Stock Option Plan

     Our 1996 stock option plan was originally adopted by our board of directors in September 1996 and approved by our stockholders in August 1997. As of November 30, 2000, an aggregate of 2,500,000 shares was reserved for issuance under the 1996 stock option plan, 1,218,686 were issuable upon exercise of outstanding options granted under the 1996 stock option plan at a weighted average exercise price of $0.22, 743,335 shares of common stock have been issued upon exercise of options at purchase prices ranging between $0.10 and $0.40, and 537,979 shares of common stock remain available for future grants under the 1996 stock option plan.

     The terms of the options under the 1996 stock option plan are generally the same as those that may be issued under the 2000 stock plan, except for the following features. Only options could be granted under the 1996 stock option plan and nonstatutory stock options granted under the 1996 stock option plan are nontransferable in all cases. The 1996 stock option plan does not impose a limitation on the number of shares subject to options that may be issued to any individual employee.

     If we sell all or substantially all of our assets or if we are acquired by another corporation, each outstanding option may be assumed or an equivalent award substituted by the successor corporation, with appropriate adjustments made to both the price and number of shares subject to the option. If the successor does assume outstanding options, 25% of the shares subject to an option that are unvested immediately prior to the consummation of the transaction will vest on the closing of the transaction. If the successor corporation does not assume options or substitute equivalent options, then vesting of all shares subject to options will accelerate fully immediately prior to the closing of the transaction, and options will terminate as of the closing of the transaction.

2000 Employee Stock Purchase Plan

     Our 2000 employee stock purchase plan was adopted by the board of directors in December 2000 and will be submitted for approval by our stockholders prior to completion of this offering. A total of 600,000 shares of common stock has been reserved for issuance under the 2000 purchase plan, none of which have been issued as of the date of this offering. The number of shares reserved for issuance under the 2000 purchase plan will be subject to an automatic annual increase on the first day of each of our fiscal years beginning in 2002 and ending in 2008 and equal to the lesser of:

     - 300,000 shares;

     - 1% of our outstanding common stock on the last day of the immediately preceding fiscal year;

     - or such lesser number of shares as the board of directors determines.

     The 2000 purchase plan becomes effective upon the date of this offering. Unless terminated earlier by the board of directors, the 2000 purchase plan shall terminate in 2010.

     The 2000 purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be implemented by a series of offering periods of approximately 6 months duration, with new offering periods, other than the first offering period, commencing generally on February 1 and August 1 of each year. Each offering period will consist of a single purchase period of approximately six months duration. At the end of each purchase period an automatic purchase will be made for participants. The initial offering period and purchase period is expected to commence on the date of this offering and end on July 31, 2001. Each eligible employee will be granted an option on the effective date of this offering to purchase shares in the initial offering period in an amount equal to the maximum number of shares that an individual can purchase under the terms of the 2000 purchase plan.

     The 2000 purchase plan will be administered by the board of directors or by a committee appointed by the board. Our employees, including officers and employee directors, or employees of any majority-owned subsidiary designated by the board, are eligible to participate in the 2000 purchase plan if they are employed by us or any such subsidiary for at least 20 hours per week and more than five months per year. The 2000 purchase plan permits eligible employees to purchase common stock through payroll deductions, which in any event may not exceed 15% of an employee's eligible cash compensation. The purchase price is equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period. Employees may end their participation in the 2000 purchase plan at any time during an offering period, and participation ends automatically on termination of employment.

     An employee cannot be granted an option under the 2000 purchase plan if immediately after the grant such employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock or stock of our subsidiaries, or if such option would permit an employee's rights to purchase stock under the 2000 purchase plan at a rate that exceeds $25,000 of fair market value of such stock for each calendar year in which the option is outstanding. In addition, no employee may purchase more than 2,500 shares of common stock under the 2000 purchase plan in any one purchase period.

     If we merge or consolidate with or into another corporation or sell all or substantially all of our assets, each right to purchase stock under the 2000 purchase plan may be assumed or an equivalent right substituted by the successor corporation. However, in the event that the successor corporation refuses to assume each purchase right or to substitute an equivalent right, the board of directors will shorten any ongoing offering period so that employees' rights to purchase stock under the 2000 purchase plan are exercised prior to the transaction. Outstanding options will be adjusted if we effect a stock split, stock dividend or similar change in our capital structure. The board of directors may extend future offering periods to up to 27 months duration, consisting of consecutive purchase periods of approximately six months duration, and may increase the maximum contribution rate up to 20% of an employee's eligible cash compensation. The board of directors has the power to amend or terminate the 2000 purchase plan as long as the action does not adversely affect any outstanding rights to purchase stock under the plan. However, the board of directors may amend or terminate the 2000 purchase plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges or if the board of directors determines that termination of the plan or offering period is in our best interests and the best interests of our stockholders. We must obtain stockholder approval for any amendment to the purchase plan to the extent required by law.

2000 Directors' Stock Option Plan

     The 2000 directors' stock option plan was adopted by the board of directors in December 2000 and will be submitted for approval by our stockholders prior to completion of this offering. It will become effective upon the date of this offering. A total of 400,000 shares of common stock have been reserved for issuance under the 2000 directors' plan, all of which remain available for future grants. The directors' plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the board of directors. To the extend they arise, it is expected that conflicts of interest will be addressed by abstention of any interested director from both deliberations and voting regarding matters in which such director has a personal interest. Unless terminated earlier by the board of directors, the directors' plan will terminate in 2010.

     The directors' plan provides that each person who becomes a non-employee director after the completion of this offering will be granted a nonstatutory stock option to purchase 25,000 shares of common stock on the date on which such individual first becomes a member of our board of directors. On first day of each fiscal year, each of our nonemployee directors will be granted an option to purchase 5,000 shares of common stock if, on such date, the director has served on our board of directors for at least 6 months. The directors' plan provides that each option granted to a new director shall vest at the rate of 1/3rd of the total number of shares subject to such option twelve months after the date of grant with the remaining shares vesting thereafter in equal monthly installments over the next 2 years so that the option will be fully vested after 3 years, and each annual option granted to a director shall vest in full at the end of one year.

     All options granted under the directors' plan will have a term of 10 years and an exercise price equal to the fair market value on the date of grant. If a non-employee director ceases to serve as a director for any reason other than death or disability, he or she may, but only within 90 days after the date he or she ceases to be a director, exercise options granted under the directors' plan. If he or she does not exercise the option within such 90-day period, the option shall terminate. If a directors' service terminates as a result of his or her disability or death, or if a director dies within 3 months following termination, the director or his or her estate will have twelve months after the date of termination or death, as applicable, to exercise options that were vested as of the date of termination. Options granted under the directors' plan are generally non-transferable by the option holder other than by will or the laws of descent or distribution, pursuant to a qualified domestic relations order or to family members or family trusts or foundations, and each option is exercisable, during the lifetime of the option holder, only by that option holder or a permitted transferee.

     If we are acquired by another corporation, each option outstanding under the directors' plan will be assumed or equivalent options substituted by our acquirer, unless our acquirer does not agree to such assumption or substitution, in which case the options will terminate upon consummation of the transaction to the extent not previously exercised. In connection with an acquisition, each director holding options under the directors' plan will have the right to exercise his or her options immediately before the consummation of the merger as to all shares underlying the options. Outstanding options will be adjusted if we effect a stock split, stock dividend, or other similar change in our capital structure. Our board of directors may amend or terminate the directors' plan as long as such action does not adversely affect any outstanding option and we obtain stockholder approval for any amendment to the extend required by applicable law.

401(k)Plan

     We have established a tax-qualified employee savings and retirement plan, or 401(k) plan, which covers all of our employees. Under the 401(k) plan, eligible employees may defer up to 15% of their pre-tax earnings, subject to the Internal Revenue Service's annual contribution limits, which deferral contributions are fully vested at all times. The 401(k) plan permits discretionary matching contributions by such percentage amount as may be determined annually by the board of directors, and additional discretionary contributions by us on behalf of all participants in the 401(k) plan, which additional company contributions vest 25% per year of service with full vesting after 4 years of service. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by us to the 401(k) plan, if any, will be deductible by us when made. The trustee under the 401(k) plan invests an employee's account balance under the plan in accordance with an employee's written direction. To the extent an employee directs the investment of his or her account balance under the plan, ERISA relieves the trustee from liability for any loss resulting from employee direction of the investment.

                              CERTAIN TRANSACTIONS

     We have issued since our inception through November 30, 2000, in private placement transactions shares of common and preferred stock as follows: an aggregate of 6,334,212 shares of Series A preferred stock at $0.95 per share in January and August 1996, an aggregate of 3,757,205 shares of Series B preferred stock at $1.10 per share in August 1997, an aggregate of 7,185,630 shares of Series C preferred stock at $1.67 per share in July 1998, an aggregate of 10,109,825 shares of Series D preferred stock at $2.78 per share in May and August 2000. In addition, an aggregate of 2,999,910 shares of common stock and 526,300 shares of Series A preferred stock were issued in August 1997 in exchange for all of the outstanding capital stock of CellGenEx, Inc. Also, 145,875 shares of Series B preferred stock and 20,000 shares of common stock were issued in July 1998 and June 1999, respectively, in connection with license agreements. In addition, as of November 30, 2000, an aggregate of 660,754 warrants to purchase shares of preferred stock issued between 1996 and 2000 remained outstanding and an aggregate of 1,132,287 warrants to purchase shares of common stock issued in August 2000 remained outstanding.

     Each share of preferred stock is convertible, without payment of additional consideration, into one share of common stock. All of the currently outstanding shares of preferred stock will be converted into 28,059,047 shares of common stock upon closing of this offering.

     The following table summarizes the shares of preferred stock purchased by our greater than 5% stockholders, our directors and our executive officers in private placement transactions:

                                                    SERIES A    SERIES B    SERIES C    SERIES D
                                         COMMON     PREFERRED   PREFERRED   PREFERRED   PREFERRED
             INVESTOR(1)                  STOCK       STOCK       STOCK       STOCK       STOCK
             -----------                ---------   ---------   ---------   ---------   ---------
Directors and Executive Officers
  Ronald J. Berenson, M.D.(2).........  2,373,256      57,895          --          --          --
  Robert M. Williams, Ph.D. ..........    200,000          --          --          --          --

Entities Affiliated with Directors
  Alta Partners(3)....................         --   1,894,737     805,281     971,331     584,547
  ARCH Venture Corporation(4).........         --     789,469   2,045,454   1,119,265   1,321,942
  Sprout Group(5).....................         --   2,631,579     545,454   1,142,937     323,741
  MPM Asset Management LLC(6).........         --          --          --          --   4,316,547

5% Stockholders
  Ronald J. Berenson, M.D.(2).........  2,373,256      57,895          --          --          --
  Alta Partners(3)....................         --   1,894,737     805,281     971,331     584,547
  ARCH Venture Corporation(4).........         --     789,469   2,045,454   1,119,265   1,321,942
  Sprout Group(5).....................         --   2,631,579     545,454   1,142,937     323,741
  MPM Asset Management LLC(6).........         --          --          --          --   4,316,547
  Tredegar Investments................         --          --          --   1,976,051     286,022

-------------------------
(1) See "Principal Stockholders" for more detail on shares held by these purchasers.

(2) Includes shares held in trust.

(3) Jean Deleage, Ph.D., a director, is managing director of Alta Partners.

(4) Robert T. Nelsen, a director, is director of ARCH Venture Corporation. Excludes shares held by ARCH Development Corporation, which was previously affiliated with ARCH Venture Corporation.

(5) Robert E. Curry, Ph.D., a director, is vice president of Sprout Group.

(6) Michael Steinmetz, Ph.D., a director, is a general partner of MPM Asset Management LLC.

     In connection with our acquisition of all the outstanding capital stock of CellGenEx, we issued warrants to purchase 368,410 shares of Series A preferred stock at $0.95 per share in August 1997. In addition, in connection with our Series D preferred stock private placement, we issued warrants to purchase 1,132,287 shares of common stock at $0.30 per share in August 2000. The following table summarizes the number of shares of common stock and preferred stock issuable pursuant to warrants granted to greater than 5% stockholders, directors, executive officers and entities affiliated with our executive officers and directors in private placement transactions:

                                                           COMMON     SERIES A
                                                           WARRANT    WARRANT
                       INVESTOR(1)                         SHARES      SHARES
                       -----------                         -------    --------
Alta Partners............................................   65,468         --
ARCH Venture Corporation.................................  148,056    276,307
Sprout Group.............................................   36,257         --
MPM Asset Management LLC.................................  483,453         --
Tredegar Investments.....................................   32,034         --

-------------------------
(1) See "Principal Stockholders" for more detail on shares held by these purchasers.

     In connection with the resignation in March 1999 of Dr. Jeffrey Ledbetter, our former Chief Scientific Officer, we entered into an agreement with Dr. Ledbetter providing for a severance payment of $121,265. See
"Management -- Executive Compensation."

     In July 1999, we entered into a License Agreement with Genecraft LLC of which Dr. Ledbetter is a principal founder. Under this agreement, we granted an exclusive sublicense to Genecraft for the rights to several pending patent applications in the field of in vivo activation of T cells.

     We have entered into a consulting agreement with Dr. James Berenson who is the brother of Dr. Ronald J. Berenson, our President and Chief Executive Officer. In connection with this consulting agreement, Dr. James Berenson will serve as a consultant, will be available for consultation up to five days per year and will be paid up to a maximum of $7,500 per year.

     We have entered into indemnification agreements with our officers and directors containing provisions which may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Management -- Limitation of Liability and Indemnification Matters."

     We maintain key man life insurance, under which we are the beneficiary, on Dr. Ronald J. Berenson, our President and Chief Executive Officer, in the amount of $2,000,000 of which we are the beneficiary.

     In June 1999, we entered into an exclusive license agreement with ARCH Development Corporation to obtain rights to a pending patent application in the field of therapies based on ex vivo activation of T cells. In consideration for the license, we issued shares of our common stock to ARCH Development Corporation. Dr. Carl June, one of our founders, was previously affiliated with ARCH Development Corporation and is listed as an inventor on the patent application licensed from ARCH Development Corporation. ARCH Development Corporation was previously affiliated with ARCH Venture Corporation, one of our principal stockholders.

     In connection with our acquisition of all of the outstanding capital stock of CellGenEx, Inc., we reserved an aggregate of 1,582,340 shares of our common stock in a Milestone Pool, for issuance to our scientific founders, Drs. Jeffrey Bluestone, Carl June, Jeffrey Ledbetter and Craig Thompson, upon the achievement of scientific milestones determined by the Milestone Committee. Several of these milestones have expired and to date, 1,056,040 shares remain available for issuance.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock as of November 30, 2000, and as adjusted to reflect the sale of common stock offered hereby for:

     - each person known by us to own beneficially more than 5% of our common stock;

     - each of our directors;

     - our chief executive officer and our other most highly compensated executive officer; and

     - our executive officers and directors as a group.

     Except as otherwise noted, the address of each person listed in the table is c/o Xcyte Therapies, Inc., 1124 Columbia Street, Suite 130, Seattle, WA 98104. The table includes all shares of common stock issuable within 60 days of November 30, 2000, upon the exercise of options and warrants beneficially owned by the indicated stockholders on that date based on options and warrants outstanding as of November 30, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 34,682,220 shares of common stock outstanding as of November 30, 2000, in each case together with applicable options and warrants for that stockholder. Shares of common stock issuable upon exercise of options and warrants beneficially owned are deemed outstanding for the purpose of computing the percentage of ownership of the person holding those options and warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

                                                                              PERCENT BENEFICIALLY
                                                                                    OWNED(1)
                                                                 SHARES       --------------------
                                                              BENEFICIALLY     BEFORE      AFTER
                      BENEFICIAL OWNER                           OWNED        OFFERING    OFFERING
                      ----------------                        ------------    --------    --------
Robert T. Nelsen(2).........................................    5,700,493       16.2%
  ARCH Venture Corporation 1000 Second Avenue, Suite 3710
  Seattle, WA 98104-1053
Michael Steinmetz(3)........................................    4,800,000       13.7%
  MPM Asset Management LLC One Cambridge Center Cambridge,
  MA 02142
Robert E. Curry(4)..........................................    4,679,968       13.5%
  Sprout Group 3000 Sand Hill Road Building 1, Suite 170
  Menlo Park, CA 94025
Jean Deleage(5).............................................    4,346,676       12.4%
  Alta Partners One Embarcadero Center, Suite 4050 San
  Francisco, CA 94111
Ronald J. Berenson(6).......................................    2,581,151        7.4%
Tredegar Investments(7).....................................    2,294,107        6.6%
  6501 Columbia Center 701 Fifth Avenue Seattle, WA 98104
Jeffrey A. Ledbetter(8).....................................      631,560        1.8%
Robert M. Williams(9).......................................      225,312          *
Dawn M. McCracken(10).......................................       80,000          *
Alan R. Hardwick(11)........................................       30,000          *
Peter Langecker(12).........................................        7,000          *
Mark Murray.................................................           --          *
All directors and officers as a group (14 persons)(13)......   25,737,933       70.8%

-------------------------
  *  less than one percent of outstanding shares

 (1) Assumes total conversion of preferred stock into common stock and includes all shares of common stock issuable (within 60 days of September 30, 2000) upon the exercise of outstanding options (including unvested options) held by the above listed stockholders and upon the exercise of outstanding warrants held by the above listed stockholders. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them, subject to community property laws where applicable.

 (2) Includes 631,579 shares of Series A preferred stock and 363,636 shares of Series B preferred stock held by ARCH Venture Fund II, L.P. Includes 157,890 shares of Series A preferred stock, 1,681,818 shares of Series B preferred stock, 1,119,265 shares of Series C preferred stock, 1,321,942 shares of Series D preferred stock held by ARCH Venture Fund III, L.P. and includes 276,307 shares of Series A preferred stock and 148,056 shares of common stock issuable upon the exercise of immediately exercisable warrants held by ARCH Venture Fund III, L.P. Excludes shares held by ARCH Development Corporation, which was previously affiliated with ARCH Venture Corporation. Robert T. Nelsen, one of our directors, is a general partner of both of these partnerships, shares voting and dispositive power with respect to the shares held by each such entity and disclaims beneficial ownership of such shares in which he has no pecuniary interest.

 (3) Includes 66,906 shares of Series D preferred stock held by MPM Asset Management Investors and 7,494 shares of common stock issuable upon the exercise of immediately exercisable warrants held by MPM Asset Management Investors. Includes 1,023,022 shares of Series D preferred stock held by MPM Bioventures GMBH & Co. Parallel-Beteiligungs KG and 114,578 shares of common stock issuable upon the exercise of immediately exercisable warrants held by MPM Bioventures GMBH & Co. Parallel-Beteiligungs KG. Includes 320,719 shares of Series D preferred stock held by MPM Bioventures II, L.P. and 35,921 shares of common stock issuable upon the exercise of immediately exercisable warrants held by MPM Bioventures II, L.P. Includes 2,905,900 shares of Series D preferred stock held by MPM Bioventures II-Q, L.P. and 325,460 shares of common stock issuable upon the exercise of immediately exercisable warrants held by MPM Bioventures II-Q, L.P. Michael Steinmetz, Ph.D., one of our directors, is a general partner of each of these partnerships, shares voting and dispositive power with respect to the shares held by each such entity and disclaims beneficial ownership of such shares in which he has no pecuniary interest.

 (4) Includes 52,632 shares of Series A preferred stock, 10,909 shares of Series B preferred stock, 22,859 shares of Series C preferred stock, 6,475 shares of shares of Series D preferred stock held by DLJ Capital Corporation and includes 725 shares of common stock issuable upon the exercise of immediately exercisable warrants held by DLJ Capital Corporation. Includes 263,158 shares of Series A preferred stock, 54,545 shares of Series B preferred stock, 114,294 shares of Series C preferred stock, 32,374 shares of shares of Series D preferred stock held by DLJ First ESC, L.P. and includes 3,625 shares of common stock issuable upon the exercise of immediately exercisable warrants held by DLJ First ESC, L.P. Includes 2,289,197 shares of Series A preferred stock, 474,488 shares of Series B preferred stock, 994,235 shares of Series C preferred stock, 281,622 shares of shares of Series D preferred stock held by Sprout Capital VII, L.P. and includes 31,541 shares of common stock issuable upon the exercise of immediately exercisable warrants held by Sprout Capital VII, L.P. Includes 26,592 shares of Series A preferred stock, 5,512 shares of Series B preferred stock, 11,549 shares of Series C preferred stock, 3,270 shares of shares of Series D preferred stock held by the Sprout CEO Fund, L.P. and includes 366 shares of common stock issuable upon the exercise of immediately exercisable warrants held by the Sprout CEO Fund, L.P. Robert
     E. Curry, Ph.D., one of our directors, is a general partner of each of these partnerships, shares voting and dispositive power with respect to the shares held by each such entity and disclaims beneficial ownership of such shares in which he has no pecuniary interest.

 (5) Includes 1,840,086 shares of Series A preferred stock, 787,294 shares of Series B preferred stock, 949,635 shares of Series C preferred stock, 571,491 shares of shares of Series D preferred stock held by Alta California Partners, L.P. and includes 64,006 shares of common stock issuable upon the exercise of immediately exercisable warrants held by Alta California Partners, L.P. Includes 54,651 shares of Series A preferred stock, 17,987 shares of Series B preferred stock, 21,696 shares of Series C preferred stock, 13,056 shares of shares of Series D preferred stock held by Alta Embarcadero Partners, L.L.C. and includes 1,462 shares of common stock issuable upon the exercise of immediately exercisable warrants held by Alta Embarcadero Partners, L.L.C. Includes 24,375 shares issuable upon the exercise of immediately exercisable options held by Dr. Deleage within 60 days of November 30, 2000, none of which are subject to a repurchase right. Jean Deleage, Ph.D., one of our directors, is a general partner of each of these partnerships, shares voting and dispositive power with respect to the shares held by each such entity and disclaims beneficial ownership of such shares in which he has no pecuniary interest.

 (6) Includes 2,162,282 shares of common stock and 57,895 shares of Series A preferred stock held by Dr. Berenson. Includes 150,000 shares issuable upon the exercise of immediately exercisable options held by Dr. Berenson within 60 days of November 30, 2000, 580,941 of which are subject to a repurchase right that lapses over the vesting of Dr. Berenson's option. Includes 210,974 shares of common stock held by the "Irrevocable Intervivos Trust Agreement of Ronald J. Berenson and Cheryl L. Berenson."

 (7) Includes 1,796,410 shares of Series C preferred stock and 286,022 shares of Series D preferred stock held by TGI Fund II, L.C., 32,034 shares of common stock issuable upon the exercise of immediately exercisable warrants held by TGI Fund II, L.C. and 179,641 shares of Series C preferred stock held by Vengott L.C.

 (8) Includes 473,670 shares of common stock and 157,890 shares of Series A preferred stock held by Dr. Ledbetter.

 (9) Includes 200,000 shares of common stock held by Dr. Williams and 24,375 shares issuable upon the exercise of immediately exercisable options held by Dr. Williams within 60 days of November 30, 2000, none of which are subject to a repurchase right.

(10) Includes 51,667 shares of common stock and 28,333 shares issuable upon the exercise of immediately exercisable options held by Ms. McCracken within 60 days of November 30, 2000, 47,917 of which are subject to a repurchase right that lapses over the vesting of Ms. McCracken's option.

(11) Includes 30,000 shares issuable upon the exercise of immediately exercisable options held by Dr. Hardwick within 60 days of November 30, 2000, 19,688 of which are subject to a repurchase right that lapses over the vesting of Dr. Hardwick's option.

(12) Includes 7,000 shares issuable upon the exercise of immediately exercisable options held by Dr. Langecker within 60 days of November 30, 2000, none of which are subject to a repurchase right.

(13) Includes shares referred to in footnotes (1) - (12), 75,000 shares of common stock and 305,000 shares issuable upon exercise of immediately exercisable options held by other officers within 60 days of November 30, 2000, 243,088 of which are subject to a repurchase right that lapses over time.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our Amended and Restated Certificate of Incorporation, which will become effective upon the closing of this offering, authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our board of directors. As of November 30, 2000, 6,623,173 shares of common stock were issued and outstanding and 28,059,047 shares of preferred stock convertible into 28,059,047 shares of common stock upon the completion of this offering were issued and outstanding. As of November 30, 2000, we had 50 common stockholders of record and 80 preferred stockholders of record.

     Immediately after the closing of this offering, we will have shares of common stock outstanding, assuming no exercise of options to acquire 1,218,686 additional shares of common stock or warrants to purchase 280,029 shares of preferred stock convertible into 280,029 shares of common stock that are outstanding as of the date of this prospectus.

     The description below gives effect to the filing of the certificate of incorporation and the adoption of the amended and restated bylaws. The following summary is qualified in its entirety by reference to our certificate and amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

     Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of preferred stock issued after the sale of the common stock offered hereby may be entitled, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of us, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued and paid for will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

PREFERRED STOCK

     Upon the closing of this offering, our board of directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as shall be determined by the board of directors. The rights for the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

WARRANTS

     As of November 30, 2000, we have issued and outstanding warrants to purchase an aggregate of 280,029 shares of our preferred stock convertible into 280,029 shares of common stock upon the closing of this offering that expire between March 2003 and January 2007, warrants to purchase an aggregate of 380,725 shares of our preferred stock that will expire upon the closing of this offering and warrants to purchase an aggregate of 1,132,287 shares of our common stock that will expire upon the closing of this offering.

REGISTRATION RIGHTS

     The holders of preferred stock, certain holders of warrants to purchase preferred stock and certain holders of our common stock are parties with us to an investor rights agreement, dated May 25, 2000, as amended August 8, 2000 and October 18, 2000, pursuant to which those holders have customary demand and piggyback registration rights with respect to the shares of common stock held or to be issued upon conversion or exercise of their preferred stock and warrants, respectively. In addition, the holders of Preferred Stock are entitled to receive quarterly and annual financial statements, subject to certain conditions and limitations.

Demand Registration

     According to the terms of the investor rights agreement, beginning six months after the closing of this offering, the holders of 28,059,047 shares of common stock shall have the right to require us to register their shares with the Securities and Exchange Commission so that those shares may be resold to the public. To demand such a registration, holders who hold together an aggregate of at least 50% of the shares having registration rights must request that the registration statement register shares for an aggregate offering price of at least $10,000,000, net of underwriting discounts and commissions. We are not required to effect more than two demand registrations. We may defer the filing of a demand registration for a period of up to 90 days once in any 12-month period.

Piggyback Registration

     If we register in a public offering any of our securities, other than a registration relating solely to employee benefit plans or a registration relating solely to a Rule 145 transaction, the holders of demand registration rights will have the right to include their shares in the registration statement.

Form S-3 Registration

     At any time after we become eligible to file a registration statement on Form S-3, holders of shares of common stock having demand and piggyback registration rights may require us to file a Form S-3 registration. We are obligated to file only one Form S-3 registration statement in any 12-month period. We are also not obligated to file a Form S-3 within 180 days after any registered offering by us, except for a registration relating solely to employee benefit plans or a registration relating solely to a Rule 145 transaction. Further, the aggregate offering proceeds of the requested Form S-3 registration, before deduction of underwriting discounts and expenses, must be at least $500,000. We may defer one registration request in any 12-month period for 120 days.

     The registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock to be included in the registration. We are generally required to bear the expenses of all registrations, except underwriting discounts and commissions. However, we will not pay for any expenses of any demand registration if the request is subsequently withdrawn by the holders requesting the demand registration. The investors rights agreement also contains our commitment to indemnify the holders of registration rights for losses attributable to statements or omissions by us incurred with registrations under the agreement. The registration rights terminate five years from the closing of this offering.

DELAWARE AND WASHINGTON ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS

     Provisions of our amended and restated certificate of incorporation and bylaws, which will become effective upon the closing of this offering, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Our Bylaws eliminate the right of stockholders to call special meetings of stockholders or to act by written consent without a meeting and require advance notice for stockholder proposals and director nominations, which may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us. In addition, we are subject to Section 203 of the Delaware General Corporation which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless:

     - prior to such date, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to such date, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     The laws of the State of Washington, where our principal executive offices are located, impose restrictions on certain transactions between certain foreign corporations and significant stockholders. Chapter 23B.19 of the Washington Business Corporation Act, or the WBCA, prohibits a target corporation, with certain exceptions, from engaging in certain significant business transactions with a person or group of persons who beneficially own 10% or more of the voting securities of the target corporation, an acquiring person, for a period of five years after such acquisition, unless the transaction or acquisition of such shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Such prohibited transactions include, among other things, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares or allowing the acquiring person to receive disproportionate benefit as a stockholder. After the five-year period, a significant business transaction may take place as long as it complies with certain fair price provisions of the statute. A target corporation includes a foreign corporation if:

     - the corporation has a class of voting stock registered pursuant to
       Section 12 or 15 of the Exchange Act,

     - the corporation's principal executive office is located in Washington, and

     - any of (a) more than 10% of the corporation's stockholders of record are Washington residents, (b) more than 10% of its shares are owned of record by Washington residents, (c) 1,000 or more of its stockholders of record are Washington residents, (d) a majority of the corporation's employees are Washington residents or more than 1,000 Washington residents are employees of the corporation, or (e) a majority of the corporation's tangible assets are located in Washington or the corporation has more than $50.0 million of tangible assets located in Washington.

     A corporation may not opt out of this statute and, therefore, we anticipate this statute will apply to us. Depending upon whether we meet the definition of a target corporation, Chapter 23B.19 of the WBCA may have the effect of delaying, deferring or preventing a change in control of us.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is Computershare Investor Services, 515 S. Figueroa Street, Suite 1020, Los Angeles, CA 90071,
(213) 362-4910.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. As described below, no shares currently outstanding will be available for sale immediately after this offering.

SALES OF RESTRICTED SECURITIES

     Upon completion of the offering, we will have outstanding an aggregate of shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or outstanding warrants after November 30, 2000. Of these outstanding shares, the shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933, unless purchased by our affiliates as that term is defined in Rule 144 under the Securities Act of 1933. The remaining 34,682,220 shares of common stock outstanding upon completion of the offering and held by existing stockholders will be restricted securities as that term is defined in Rule 144 under the Securities Act of 1933. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act of 1933, which rules are summarized below, or another exemption. Sales of the restricted shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock. All officers, directors and certain other holders of common stock have entered into contractual lock-up agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of shares of common stock owned by them or that could be purchased by them through the exercise of options or warrants for a period of 180 days after the date of this prospectus without the prior written consent of SG Cowen Securities Corporation. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, additional shares will be eligible for sale beginning 181 days after the effective date of the offering, subject in some cases to volume limitations.

         ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN THE PUBLIC MARKET

At the effective date.......................................           0 shares
90 days after effective date................................           0 shares
181 days after effective date...............................  24,572,195 shares
More than 181 days after effective date.....................  10,110,025 shares

Rule 144

     In general, under Rule 144 as currently in effect, beginning 91 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after the offering; or

     - the average weekly trading volume of the common stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the restricted shares proposed to be sold, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

     Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 permits resales of shares issued prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities and Exchange Act of 1933, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, including exercises after the date the issuer becomes so subject. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 91 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

LOCK-UP AGREEMENTS

     The directors and executive officers, and substantially all of our other stockholders, have entered into lock-up agreements under which they have agreed not to sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the common stock, for a period of 180 days after the date of this prospectus. SG Cowen may, in its sole discretion, at any time without notice, release all or any portion of the shares subject to the lock-up agreements, which would result in more shares being available for sale in the public market at an earlier date.

     We intend to file a registration statement under the Securities Act of 1933 covering the shares of common stock subject to outstanding options or reserved for issuance under the 1996 stock option plan, the 2000 stock option plan, the 2000 directors stock option plan and the 2000 employee stock purchase plan. We expect to file this registration statement within 90 days of effectiveness of the registration statement covering the shares of common stock in this offering and it will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates and the expiration of a 180-day lock-up period, be available for sale in the open market, except to the extent that such shares are subject to our vesting restrictions or the contractual restrictions described above.

                                  UNDERWRITING

     Pursuant to the terms of an underwriting agreement dated           , 2001,
which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters of the offering named below, for whom SG Cowen Securities Corporation, U. S. Bancorp Piper Jaffray Inc., Dain Rauscher Incorporated and First Security Van Kasper, Inc. are acting as representatives, have severally agreed to purchase from us the respective number of shares of common stock set forth opposite its name below:

                        UNDERWRITERS                          NUMBER OF SHARES
                        ------------                          ----------------
SG Cowen Securities Corporation.............................
U.S. Bancorp Piper Jaffray Inc. ............................
Dain Rauscher Incorporated..................................
First Security Van Kasper, Inc. ............................
                                                                  --------
  Total.....................................................
                                                                  ========

     The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of common stock which the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

     We have granted to the underwriters an option to purchase up to an
aggregate of                     additional shares of common stock, exercisable
solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the preceding table and we will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters.

     The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may offer the common stock to securities dealers at that price less
a concession not in excess of $     per share. Securities dealers may reallow a
concession not in excess of $     per share to other dealers. After the shares
of common stock are released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to
purchase                     additional shares described below.

                                                                    WITHOUT
                                                        PER SHARE    OPTION    WITH OPTION
                                                        ---------   --------   -----------
Public offering price.................................
Underwriting discount.................................
Proceeds, before expenses, to Xcyte...................

     We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.3 million.

     We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

     We, our executive officers and directors and substantially all of our other stockholders, have agreed not to directly or indirectly do any of the following, whether any transaction described in clause (1) or (2) below is to be settled by delivery of common stock or other securities, in cash or otherwise, in each case without the prior written consent of SG Cowen Securities Corporation on behalf of the underwriters, for a period of 180 days after the date of this prospectus:

     (1) offer, sell or otherwise dispose of, or enter into any transaction or arrangement which is designed or could be expected to, result in the disposition or purchase by any person at any time in the future of, any shares of common stock or securities convertible into or exchangeable for common stock or substantially similar securities, other than any of the following:

          - the common stock sold under this prospectus

          - shares of common stock we issue under employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date of this prospectus or under currently outstanding options, warrants or rights

     (2) sell or grant options, rights or warrants with respect to any shares of our common stock or securities convertible into or exchangeable for our common stock or substantially similar securities, other than the grant of options under option plans existing on the date hereof.

     The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed five percent of the total number of shares of common stock offered by them.

     We have applied for inclusion of our common stock on the Nasdaq National Market under the symbol XCYT, subject to official notice of issuance.

     Prior to the offering, there has been no public market for the shares of our common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of the common stock, the representatives will consider, among other things and in addition to prevailing market conditions, our historical performance and capital structure, estimates of our business potential and earnings prospects, an overall assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of common stock.

     The representatives may engage in over-allotment, open market purchases, stabilizing transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. In connection with this offering, the underwriters may make short sales by selling more shares than they are obligated to purchase under the underwriting agreement. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters may close out a covered short sale by exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the price of shares in the open market compared to the price at which they may purchase shares under the over-allotment option. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriters must close out any naked short sale by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Any of these activities may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     At our request, the underwriters have reserved up to      % shares of the
common stock offered by this prospectus for sale to our directors and to our business associates at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Venture Law Group, A Professional Corporation, Kirkland, Washington. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling, Menlo Park, California. Investment partnerships associated with Venture Law Group and individual attorneys of Venture Law Group beneficially own an aggregate of 16,188 shares of our Series D Preferred Stock and warrants to purchase 1,812 shares of our common stock.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1999, and for the year then ended and for the period from inception (August 27, 1996) to December 31, 1999, as set forth in their report, which as to the period from inception (August 27, 1996) to December 31, 1998 is based on the report of PricewaterhouseCoopers LLP, independent accountants. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance upon such reports, given on the authority of these firms as experts in accounting and auditing.

     The financial statements as of December 31, 1998 and for the years ended December 31, 1997 and 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                    CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

     Effective January 12, 2000, Ernst & Young LLP was engaged as our independent auditors and replaced other auditors who were dismissed as our independent accountants on the same date. The decision to change auditors was approved by our board of directors.

     Prior to January 12, 2000, our former auditors issued reports on our financial statements for the period from inception to December 31, 1998 and for each of the two years in the period ended December 31, 1998. These reports of our former auditors did not contain any adverse opinion or disclaimer of opinion nor were such reports qualified or modified as to audit scope or accounting principle. In connection with the audits for the periods from inception to December 31, 1998, there were no disagreements with our former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of our former auditors, would have caused them to make reference thereto in their reports.

     Prior to January 12, 2000, we had not consulted with Ernst & Young LLP on items that involved our accounting principles or the form of audit opinion to be issued on our financial statements. We have requested that our former auditors furnish us with a letter addressed to the SEC stating whether or not they agree with the above statements. A copy of this letter is filed as an exhibit to the registration statement of which this prospectus forms a part.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document.

     You may read and copy all or any portion of the registration statement and the exhibits at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplication fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms. Also, the SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     As a result of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the SEC. These periodic reports, proxy and information statements and other information will be available for inspection and copying at the public reference facilities, regional offices and SEC's Web site referred to above.

                             XCYTE THERAPIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........  F-2
Report of PricewaterhouseCoopers LLP, Independent
  Accountants...............................................  F-3
Balance Sheets..............................................  F-4
Statements of Operations....................................  F-5
Statements of Changes in Stockholders' Deficit..............  F-6
Statements of Cash Flows....................................  F-7
Notes to Financial Statements...............................  F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Xcyte Therapies, Inc.

     We have audited the accompanying balance sheet of Xcyte Therapies, Inc. (a development stage enterprise) (the Company) as of December 31, 1999, and the related statements of operations, stockholders' deficit, and cash flows for the year then ended and for the period from inception (August 27, 1996) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for each of the years in the two year period ended December 31, 1998 and for the period from inception (August 27, 1996) to December 31, 1998 were audited by other auditors whose report, dated September 1, 1999, expressed an unqualified opinion on those financial statements. The financial statements for the period from inception (August 27, 1996) to December 31, 1998 include total revenues and net loss of $100,000 and $9,285,000, respectively. Our opinion on the statements of operations, stockholders' deficit, and cash flows for the period from inception (August 27, 1996) to December 31, 1999, insofar as it relates to amounts for prior periods through December 31, 1998, is based solely on the report of other auditors whose report indicates that the financial statements for each of the years in the two year period ended December 31, 1998 and for the period from inception (August 27, 1996) to December 31, 1998 have been restated.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Xcyte Therapies, Inc. (a development stage enterprise) at December 31, 1999, and the results of its operations and its cash flows for the year then ended, and for the period from inception (August 27, 1996) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

     As described in Note 1, the financial statements referred to in the above paragraph have been restated.

                                                           Ernst & Young LLP

                                                           /s/ Ernst & Young LLP

Seattle, Washington
June 25, 2000, except for paragraph 2 of Note 5, as to which the date is August 14, 2000, paragraph 1 of Note 12, as to which the date is November 7, 2000 and the last paragraph of Note 1, as to which the date is December 20, 2000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders of
Xcyte Therapies, Inc.

     In our opinion, the accompanying December 31, 1998 balance sheet and the related statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Xcyte Therapies, Inc. (the Company) at December 31, 1998, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1998 and for the period from inception (August 27, 1996) to December 31, 1998 (not presented herein), in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As described in Note 1, the financial statements referred to in the above paragraph have been restated.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

September 1, 1999,
except as to the last paragraph of Note 1, which is as of December 20, 2000
Portland, Oregon

                             XCYTE THERAPIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                                             PRO FORMA
                                                                                                           STOCKHOLDERS'
                                                                    DECEMBER 31,                             EQUITY AT
                                                              ------------------------    SEPTEMBER 30,    SEPTEMBER 30,
                                                                 1998          1999           2000             2000
                                                              ----------    ----------    -------------    -------------
                                                                                           (UNAUDITED)      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 1,265       $    124       $ 25,761
  Receivable from lessor....................................        --            232             --
  Employee receivables......................................        --              5              5
  Short-term investments....................................    10,887          7,239          1,496
  Prepaid research and development expenses.................        --             --            527
  Prepaid expenses and other current assets.................        89            100            264
                                                               -------       --------       --------
    Total current assets....................................    12,241          7,700         28,053
Property and equipment, net.................................     1,506          1,824          1,931
Long-term investments.......................................     1,701             --             --
Intangible assets, net......................................       534            334            184
Deposits and other assets...................................        62            197            168
                                                               -------       --------       --------
    Total assets............................................   $16,044       $ 10,055       $ 30,336
                                                               =======       ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................   $   233       $  1,005       $    691
  Accrued vacation..........................................        57             94            117
  Other accrued liabilities.................................        13             13             41
  Current portion of equipment financings...................       349            488            811
                                                               -------       --------       --------
    Total current liabilities...............................       652          1,600          1,660
Equipment financings, less current portion..................       941            839            896
Other liabilities...........................................        --             15             57
Commitments (Notes 8, 11, and 12)
Redeemable convertible preferred stock:
  Issued and outstanding shares -- 17,949,222 at December
    31, 1998 and 1999 and 28,059,047 at September 30, 2000
    (aggregate preference of $22,810 and $50,915 at
    September 30, 2000 and December 31, 1999, respectively)
    (none pro forma)........................................    22,866         22,866         48,394
Redeemable convertible preferred stock warrants (none pro
  forma)....................................................       524            539            557
Stockholders' equity (deficit):
  Preferred stock, par value $.001:
    Authorized and designated as redeemable and convertible
      shares -- 19,383,209 at December 31, 1998 and 1999 and
      28,909,976 at September 30, 2000 (no shares
      outstanding pro forma)................................        --             --             --          $    --
  Common stock, par value $.001:
    Authorized shares -- 40,000,000 at December 1998 and
      1999 and 60,000,000 at September 30, 2000; issued and
      outstanding shares -- 6,269,809 and 5,943,579 at
      December 31, 1998 and 1999, respectively, and
      5,965,234 at September 30, 2000 (34,024,281 shares
      outstanding pro forma)................................         6              6              6               34
  Additional paid-in capital................................       352          1,079          5,090           54,013
  Deferred stock compensation...............................       (12)          (639)        (1,618)          (1,618)
  Accumulated deficit.......................................    (9,285)       (16,232)       (24,704)         (24,704)
  Accumulated other comprehensive loss......................        --            (18)            (2)              (2)
                                                               -------       --------       --------          -------
         Total stockholders' equity (deficit)...............    (8,939)       (15,804)       (21,228)         $27,723
                                                               -------       --------       --------          =======
         Total liabilities and stockholders' equity
           (deficit)........................................   $16,044       $ 10,055       $ 30,336
                                                               =======       ========       ========

The accompanying notes are an integral part of these financial statements.

                             XCYTE THERAPIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  PERIOD FROM                               PERIOD FROM
                                                                   INCEPTION                                 INCEPTION
                                                                  (AUGUST 27,       NINE MONTHS ENDED       (AUGUST 27,
                                 YEARS ENDED DECEMBER 31,           1996) TO          SEPTEMBER 30,          1996) TO
                           ------------------------------------   DECEMBER 31,   -----------------------   SEPTEMBER 30,
                              1997         1998         1999          1999          1999         2000          2000
                           ----------   ----------   ----------   ------------   ----------   ----------   -------------
                                                                                       (UNAUDITED)          (UNAUDITED)
Revenue:
  License fee............  $      100   $       --   $       --      $  100      $       --   $       --      $  100
  Government grant.......          --           --           16          16              --           44          60
                           ----------   ----------   ----------      ------      ----------   ----------      ------
     Total revenue.......         100           --           16         116              --           44         160
Operating expense:
  Research and
     development.........       2,397        4,311        5,413      12,449           3,573        7,176      19,625
  General and
     administrative......       1,148        1,427        1,619       4,508           1,158        1,061       5,569
  Noncash stock
     compensation
     expense.............           4            6           93         105               3          557         662
                           ----------   ----------   ----------      ------      ----------   ----------      ------
Total operating
  expense................       3,549        5,744        7,125      17,062           4,734        8,794      25,856
                           ----------   ----------   ----------      ------      ----------   ----------      ------
Loss from operations.....      (3,449)      (5,744)      (7,109)    (16,946)         (4,734)      (8,750)    (25,696)
Other income (expense):
  Loss on sale of
     property and
     equipment...........          --           --         (108)       (108)             --           --        (108)
  Interest income........         245          476          476       1,290             375          465       1,755
  Interest expense.......         (84)        (178)        (206)       (468)           (143)        (187)       (655)
                           ----------   ----------   ----------      ------      ----------   ----------      ------
     Other income, net...         161          298          162         714             232          278         992
                           ----------   ----------   ----------      ------      ----------   ----------      ------
Net loss.................  $   (3,288)  $   (5,446)  $   (6,947)    ($16,232)    $   (4,502)  $   (8,472)    ($24,704)
                           ==========   ==========   ==========      ======      ==========   ==========      ======
Basic and diluted net
  loss per share.........  $    (0.69)  $    (0.86)  $    (1.15)                 $    (0.74)  $    (1.42)
                           ==========   ==========   ==========                  ==========   ==========
Shares used in
  computation of basic
  and diluted net loss
  per share..............   4,740,629    6,355,442    6,050,042                   6,085,919    5,961,946
                           ==========   ==========   ==========                  ==========   ==========

The accompanying notes are an integral part of these financial statements.

                             XCYTE THERAPIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                          ACCUMULATED
                                             COMMON STOCK      ADDITIONAL     DEFERRED                       OTHER
                                          ------------------    PAID-IN        STOCK       ACCUMULATED   COMPREHENSIVE
                                           SHARES     AMOUNT    CAPITAL     COMPENSATION     DEFICIT         LOSS         TOTAL
                                          ---------   ------   ----------   ------------   -----------   -------------   --------
  Common stock issued upon
    incorporation.......................  3,374,634    $ 3       $   --       $    --       $     --         $ --        $      3
  Deferred stock-based compensation.....                --            7            (7)            --           --              --
  Amortization of deferred
    compensation........................                --           --             2             --           --               2
  Common stock issued for technology
    license.............................    198,609     --           --            --             --           --              --
  Net loss..............................                --           --            --           (551)          --            (551)
                                          ---------    ---       ------       -------       --------         ----        --------
Balance at December 31, 1996............  3,573,243      3            7            (5)          (551)          --            (546)
  Common stock repurchased..............   (635,000)    (1)          --            --             --           --              (1)
  Common stock issued in acquisition....  2,999,910      3          327            --             --           --             330
  Deferred stock-based compensation.....         --     --            9            (9)            --           --              --
  Amortization of deferred
    compensation........................         --     --           --             4             --           --               4
  Common stock issued for technology
    license.............................    407,198      1           --            --             --           --               1
  Stock options exercised...............     12,750     --            1            --             --           --               1
  Net loss..............................         --     --           --            --         (3,288)          --          (3,288)
                                          ---------    ---       ------       -------       --------         ----        --------
Balance at December 31, 1997............  6,358,101      6          344           (10)        (3,839)          --          (3,499)
  Repurchase of founder's stock.........    (88,542)    --           --            --             --           --              --
  Stock options exercised...............        250     --           --            --             --           --              --
  Deferred stock-based compensation.....         --     --            8            (8)            --           --              --
  Amortization of deferred
    compensation........................         --     --           --             6             --           --               6
  Net loss..............................         --     --           --            --         (5,446)          --          (5,446)
                                          ---------    ---       ------       -------       --------         ----        --------
Balance at December 31, 1998............  6,269,809      6          352           (12)        (9,285)          --          (8,939)
  Common stock returned for technology
    license termination.................   (400,000)    --           --            --             --           --              --
  Common stock issued for technology
    license.............................     20,000     --            2            --             --           --               2
  Deferred stock-based compensation.....         --     --          720          (720)            --           --              --
  Amortization of deferred
    compensation........................         --     --           --            93             --           --              93
  Stock options exercised...............     53,770     --            5            --             --           --               5
  Change in unrealized loss on
    investments.........................         --     --           --            --             --          (18)            (18)
  Net loss..............................         --     --           --            --         (6,947)          --          (6,947)
                                                                                                                         --------
  Comprehensive loss....................                                                                                   (6,965)
                                          ---------    ---       ------       -------       --------         ----        --------
Balance at December 31, 1999............  5,943,579      6        1,079          (639)       (16,232)         (18)        (15,804)
  Issuance of common stock warrants
    (unaudited).........................         --     --        2,717            --             --           --           2,717
  Deferred stock-based compensation
    (unaudited).........................         --     --        1,536        (1,536)            --           --              --
  Amortization of deferred compensation
    (unaudited).........................         --     --           --           557             --           --             557
  Stock options exercised (unaudited)...     21,655                   3            --             --           --               3
  Accretion of redeemable convertible
    preferred stock (unaudited).........         --     --         (245)           --             --           --            (245)
  Change in unrealized loss on
    investments (unaudited).............         --     --           --            --             --           16              16
  Net loss (unaudited)..................         --     --           --            --         (8,472)          --          (8,472)
                                                                                                                         --------
  Comprehensive loss (unaudited)........                                                                                   (8,456)
                                          ---------    ---       ------       -------       --------         ----        --------
Balance at September 30, 2000
  (unaudited)...........................  5,965,234    $ 6       $5,090       $(1,618)      $(24,704)        $ (2)       $(21,228)
                                          =========    ===       ======       =======       ========         ====        ========

The accompanying notes are an integral part of these financial statements.

                             XCYTE THERAPIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                 PERIOD FROM                         PERIOD FROM
                                                                                  INCEPTION        NINE MONTHS        INCEPTION
                                                                                 (AUGUST 27,          ENDED          (AUGUST 27,
                                                YEARS ENDED DECEMBER 31,           1996) TO       SEPTEMBER 30,       1996) TO
                                          ------------------------------------   DECEMBER 31,   -----------------   SEPTEMBER 30,
                                             1997         1998         1999          1999        1999      2000         2000
                                          ----------   ----------   ----------   ------------   -------   -------   -------------
                                                                                                   (UNAUDITED)       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss................................   $(3,288)     $(5,446)     $(6,947)      $(16,232)    $(4,502)  $(8,472)    $(24,704)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Non-cash research and development
    expense.............................        --          291            2            293          --        --          293
  Non-cash stock based compensation
    expense.............................         4            6           93            105           3       557          662
  Non-cash interest expense.............        12           16           18             18          14        18           36
  Depreciation and amortization.........       268          609          717          1,592         538       492        2,084
  Loss on sale of property and
    equipment...........................        --           --          108            108          --        --          108
  Changes in assets and liabilities:
    (Increase) decrease in receivable
      from lessor.......................        --           --         (232)          (232)         --       232           --
    Increase in employee receivables....        --           --           (5)            (5)         --        --           (5)
    Prepaid expenses and other current
      assets............................        --          (27)         (11)           (38)         --      (691)        (729)
    (Increase) decrease in deposits and
      other assets......................       (53)          (5)        (135)          (269)       (157)       29         (240)
    Increase (decrease) in accounts
      payable...........................      (234)         170          771          1,005         (27)     (314)         691
    Increase (decrease) in accrued
      liabilities.......................       110          (92)          52            122          39        93          215
                                           -------      -------      -------       --------     -------   -------     --------
Net cash used in operating activities...    (3,181)      (4,478)      (5,569)       (13,533)     (4,092)   (8,056)     (21,589)
                                           -------      -------      -------       --------     -------   -------     --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment......    (1,100)        (566)        (976)        (3,091)       (150)     (449)      (3,540)
Proceeds from sale of property and
  equipment.............................        --           --           33             33          --        --           33
Net cash acquired in acquisition........       437           --           --            437          --        --          437
Purchases of investments
  available-for-sale....................        --           --       (5,816)        (5,816)         --        --       (5,816)
Purchases of investments
  held-to-maturity......................    (1,794)     (15,939)          --        (17,732)         --        --      (17,732)
Proceeds from sales and maturities of
  investments available-for-sale........        --           --       11,147         11,147       6,929     5,760       16,907
Proceeds from sales and maturities of
  investments held-to-maturity..........        --        5,145           --          5,145          --        --        5,145
                                           -------      -------      -------       --------     -------   -------     --------
Net cash provided by (used in) investing
  activities............................    (2,457)     (11,360)       4,388         (9,877)      6,779     5,311       (4,566)
                                           -------      -------      -------       --------     -------   -------     --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of preferred and
  common stock..........................     4,134       11,975            6         22,148           5    28,003       50,151
Common stock repurchased................        (1)          --           --             (1)         --        --           (1)
Proceeds from equipment financings......     1,237          362          451          2,151         421       865        3,016
Principal payments on equipment
  financings............................        --         (273)        (417)          (764)       (304)     (486)      (1,250)
                                           -------      -------      -------       --------     -------   -------     --------
Net cash provided by financing
  activities............................     5,370       12,064           40         23,534         122    28,382       51,916
                                           -------      -------      -------       --------     -------   -------     --------
Net increase (decrease) in cash.........      (268)      (3,774)      (1,141)           124       2,809    25,637       25,761
Cash at beginning of period.............     5,307        5,039        1,265             --       1,265       124           --
                                           -------      -------      -------       --------     -------   -------     --------
Cash at end of period...................   $ 5,039      $ 1,265      $   124       $    124     $ 4,074   $25,761     $ 25,761
                                           =======      =======      =======       ========     =======   =======     ========
SUPPLEMENTAL CASH FLOW AND NONCASH
  ACTIVITY INFORMATION:
    Interest paid.......................   $    72      $   193      $   207       $    472     $   143   $   189     $    661
    Issuance of common stock warrants...        --           --           --             --          --     2,717        2,717

The accompanying notes are an integral part of these financial statements.

                             XCYTE THERAPIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
         (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Xcyte Therapies, Inc., a development stage enterprise, was incorporated on January 5, 1996 as MolecuRx, Inc. under the laws of the state of Delaware, changed its name to CDR Therapeutics, Inc. upon commencement of operations on August 27, 1996, and changed its name to Xcyte Therapies, Inc. (the Company) in October 1997. The Company operates in one business segment developing products based on T cell activation to treat cancer and infectious disease. As a development stage company, substantially all efforts of the Company have been devoted to conducting research and experimentation, developing and acquiring intellectual properties, raising capital, and recruiting and training personnel.

     The Company has incurred operating losses and negative operating cash flows since inception. Management expects to incur operating losses for the foreseeable future as the Company executes its business plans. In August 2000, the Company completed a $28.0 million private placement of preferred stock, net of offering costs (see Note 5). Management believes that the additional cash from the private placement, combined with existing cash, provides the Company with the financing necessary for it to execute its business plans and to continue operations through at least the year ended December 31, 2001.

UNAUDITED INTERIM FINANCIAL INFORMATION

     The financial information as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000, and the period from inception (August 27, 1996) to September 30, 2000 is unaudited. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of results that may be expected for the entire year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (SEC).

CASH, CASH EQUIVALENTS, AND INVESTMENTS

     Cash equivalents include highly liquid investments with an original maturity of three months or less. The Company's cash equivalents consist of money market securities.

     Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Interest on securities classified as held-to-maturity is included in interest income. Securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported in a separate component of stockholders' equity. Amortization, accretion, interest and dividends, realized gains and losses, and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income. The cost of securities sold is based on the specific identification method. Investments in securities with maturities of less than one year or whose management's intent is to use the investments to fund current operations are classified as short-term investments.

                             XCYTE THERAPIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and is depreciated using the straight-line method over the assets' useful lives, which range from three to six years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the term of the lease.

INTANGIBLE ASSETS

     Intangible assets represent the excess of the purchase price of acquiring CellGenEx, Inc. (see Note 11) over identifiable net assets acquired. Intangible assets are being amortized using the straight-line method over four years. Accumulated amortization at December 31, 1998, 1999 and September 30, 2000 totaled $268,000, $468,000, and $618,000, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the discounted future cash flows expected to be generated by such assets.

REVENUE RECOGNITION

     To date, the Company has generated no revenues from sales of products. Revenues relate to fees received for licensed technology and a Small Business Innovation Research grant awarded to the Company by the National Institutes of Health. Revenue from license fee income is recognized when the Company no longer has any obligation to provide significant services to the licensee. Revenue from government grants is recognized once the conditions of a grant have been satisfied.

OTHER COMPREHENSIVE INCOME

     Other comprehensive income (loss) includes certain changes in equity that are excluded from net income (loss). The Company's only component of other comprehensive income (loss) is unrealized loss on investments. There were no components of other comprehensive income (loss) prior to 1999.

RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are charged to expense as incurred. The Company records up-front payments related to the funding milestone payments under development agreements as prepaid research and development expenses and amortizes the amount into expense over the period that the development work is performed. The Company's policy is to expense the payments for beads used in research in the period the beads are delivered by the suppliers.

SEGMENTS

     The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" (SFAS
131) and related disclosures about its products, services, geographic areas and major customers. The Company has determined that it operates in

                             XCYTE THERAPIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

only one segment. Accordingly, the adoption of SFAS 131 had no impact on the Company's financial statements.

STOCK-BASED COMPENSATION

     The Company has adopted the disclosure-only provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), and applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for stock options. Stock options granted to nonemployees are recorded using the fair value approach in accordance with SFAS 123 and Emerging Issues Task Force Consensus
(EITF) Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" (EITF 96-18). The options to nonemployees are subject to periodic revaluation over their vesting terms.

     Deferred stock-based compensation includes amounts recorded when the exercise price of an option is lower than the deemed fair value of the underlying common stock on the date of grant. Deferred stock-based compensation is amortized over the vesting period of the underlying option using the graded vesting method.

NET LOSS PER SHARE

     Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted net loss per share reflects the dilutive effect of common stock equivalents, if any. Other common stock equivalents, including redeemable convertible preferred stock, stock options and warrants, are excluded from the computation as their effect is anti-dilutive. For the periods presented, there is no difference between the basic and diluted net loss per share.

FINANCIAL INSTRUMENTS

     Financial instruments, including cash and cash equivalents and payables, are recorded at cost which approximates fair values based on the short-term maturities of these instruments. The fair value of investments is determined based on quoted market prices. Refer to Note 2 for further information on the fair value of investments. The carrying value of equipment financing arrangements approximates fair value because the underlying interest rates approximate market rates at the balance sheet dates.

CONCENTRATIONS OF CREDIT

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, investments, and receivables. The Company generally invests its excess cash in money market funds, and obligations issued by or fully collateralized by the U.S. government or federal agencies. While cash and cash equivalents held by financial institutions at times exceed federally insured limits, management believes that no credit or market risk exposure exists due to the high quality of the institutions. The Company places its investments with high-credit quality counterparties. The Company does not require collateral or other security related to receivables.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" (SFAS 133), which establishes accounting and reporting standards

                             XCYTE THERAPIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives") and for hedging activities. SFAS 133 (as deferred by SFAS 137) is effective for fiscal years beginning after June 15, 2000, and will be adopted by the Company during the year beginning January 1, 2001. As the Company does not currently hold derivatives or engage in hedging transactions, the Company anticipates that there will be no impact on the Company's results of operations, financial position, or cash flows upon the adoption of SFAS 133.

     In December 1999 the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition" (SAB 101), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company has recognized revenue and made disclosures in accordance with SAB 101. The adoption of SAB 101 did not have any impact on the Company's financial position or results of operations.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

     Certain prior year balances have been reclassified to conform to the current year presentation.

RESTATEMENT

     In December 2000, the Company determined that it was necessary to revise its 1997 and 1998 financial statements. The restatement was required because of incorrect purchase accounting applied to the Company's 1997 merger with CellGenEx, Inc. (see Note 11). The Company's initial purchase accounting included a write-off in 1997 of all of the intangible assets acquired in the merger amounting to $802,000. The 1997 and 1998 financial statements have been restated to reverse the effect of the write-off of the intangible assets and to record amortization expense relative to the intangible assets acquired over a four year period. The Company also determined that it was necessary to revise its 1999 financial statements for the purchase accounting issue mentioned above, as well as to record additional stock compensation in the amount of $86,000 related to common stock options issued during the year ended December 31, 1999 which had been subsequently determined to have been issued at less than fair value (see Note 6). The following table sets forth the effect of the restatement on the Company's financial statements (in thousands except per share data):

                                                                                        PERIOD
                                                                                    FROM INCEPTION
                                                      YEARS ENDED DECEMBER 31,     (AUGUST 27, 1996)
                                                     ---------------------------          TO
                                                      1997      1998      1999     DECEMBER 31, 1999
                                                     -------   -------   -------   -----------------
Net loss
  As restated......................................  $(3,288)  $(5,446)  $(6,947)      $(16,232)
  As previously reported...........................   (4,023)   (5,245)   (6,661)       (16,481)
Basic and diluted net loss per share
  As restated......................................  $ (0.69)  $ (0.86)  $ (1.15)        $(2.96)
  As previously reported...........................    (0.85)    (0.83)    (1.10)         (3.01)

                             XCYTE THERAPIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

2. INVESTMENTS

     A summary of investments follows (in thousands):

                                                                 GROSS         GROSS
                                                  AMORTIZED    UNREALIZED    UNREALIZED    ESTIMATED
                                                    COST         GAINS         LOSSES      FAIR VALUE
                                                  ---------    ----------    ----------    ----------
December 31, 1998
  U.S. treasury securities......................   $ 9,513        $--           $(14)       $ 9,499
  Federal agency obligations....................     3,075         --             (7)         3,068
                                                   -------        ---           ----        -------
                                                   $12,588        $--           $(21)       $12,567
                                                   =======        ===           ====        =======
December 31, 1999
  U.S. treasury securities......................   $ 6,174        $--           $(18)       $ 6,156
  Federal agency obligations....................     1,083         --             --          1,083
                                                   -------        ---           ----        -------
                                                   $ 7,257        $--           $(18)       $ 7,239
                                                   =======        ===           ====        =======
September 30, 2000
  U.S. treasury securities......................   $ 1,498        $--           $ (2)       $ 1,496
                                                   =======        ===           ====        =======

     The Company uses the services of a third party investment broker to manage its investment portfolio. Management intends to purchase securities whose maturities correspond to the Company's budgeted cash flow needs. Accordingly, management classified investments as held-to-maturity since the Company's inception. During the year ended December 31, 1998, the Company's investment broker did not comply with management's instructions and as a result, the Company was forced to sell a portion of its investment portfolio before maturity. Securities with an amortized cost of $2.6 million were sold, prior to maturity, for a net realized gain of $59,000. All remaining investment securities held at December 31, 1998 were held through their maturity date. At December 31, 1999 and September 30, 2000, management has classified all investments as available-for-sale. There were no gross realized gains or losses on sales of available-for-sale securities in the year ended December 31, 1999. Gross realized gains and losses on sales of available-for-sale securities during the nine months ended September 30, 2000 were $0 and $3,000, respectively.

                             XCYTE THERAPIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

     The available-for-sale securities as of December 31, 1999 and September 31, 2000 have contractual maturities of one year or less. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to repay obligations without prepayment penalties.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):

                                                         DECEMBER 31,
                                                       ----------------    SEPTEMBER 30,
                                                        1998      1999         2000
                                                       ------    ------    -------------
Equipment............................................  $1,100    $1,495       $1,829
Furniture and fixtures...............................     131       133          161
Leasehold improvements...............................     620       507          530
Computer equipment...................................     264       292          356
                                                       ------    ------       ------
                                                        2,115     2,427        2,876
Less accumulated amortization and depreciation.......    (609)     (603)        (945)
                                                       ------    ------       ------
                                                       $1,506    $1,824       $1,931
                                                       ======    ======       ======

     Depreciation expense totaled $201,000, $408,000, and $517,000 during the years ended December 31, 1997, 1998 and 1999, respectively, and $342,000 during the nine months ended September 30, 2000.

4. SIGNIFICANT AGREEMENTS

TECHNOLOGY LICENSES

     At inception, the Company entered into a license agreement with the Trustees of the University of Pennsylvania whereby the Company was granted use of certain intellectual property. In exchange, the Company granted 605,807 shares of common stock at par value during the period from inception to December 31, 1997. In May 1999, the Company terminated the agreement. The terms of the cancellation included the retirement of 400,000 shares of common stock at par value.

     In July 1998, the Company entered into a license agreement with Genetics Institute, Inc., under which the Company was granted the use of several patents for intellectual property in exchange for the payment of a nonrefundable fee of $53,000, 145,875 shares of Series B preferred stock, and warrants to purchase 194,500 shares of Series B preferred stock at $1.10 per share (see Note 5). The nonrefundable fee was expensed when paid. The Company, or sublicensee, is required to spend no less than $500,000 annually on research and development activities related to product development until the first commercial sale of the product.

     In June 1999, the Company entered into a license agreement with ARCH Development Corporation in exchange for 200,000 shares of common stock. 20,000 of those shares were issued upon execution of the agreement and valued based on the estimated fair market value of the common stock of $2,000. The remaining shares are issuable upon the completion of various terms and conditions as stated in the stock purchase agreement. The Company, or its affiliate or sublicensee, is required to expend at least $2.0 million on the development of licensed products during the first 24 months of the agreement.

     In October 1999, the Company entered into a license and supply agreement with Diaclone S.A. In consideration for the license, the Company paid and expensed a $75,000 nonrefundable fee. The Company also entered into a license agreement with the Fred Hutchinson Cancer Research Center. In consideration

                             XCYTE THERAPIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

for the license, the Company paid and expensed a $25,000 nonrefundable fee. In December 2000, the Company amended the agreement (see Note 12).

     All license agreements require the payment of royalties by the Company based on sales and services. No royalty payments have been required or paid through September 30, 2000.

MANUFACTURING AND SUPPLY CONTRACTS

     In August 1999, the Company entered into a development and supply agreement with Dynal S.A. The Company has agreed to make payments upon the accomplishment of certain development activities by Dynal S.A. totaling $3.0 million. During the year ended December 31, 1999 and the nine months ended September 30, 2000, the Company made payments totaling $100,000 and $1.9 million, respectively, under the agreement. In accordance with the Company's accounting policy, the $100,000 payment in the year ended December 31, 1999 was expensed when paid and $1.4 million of the payments made during the nine months ended September 30, 2000 were expensed with the remaining amounts recorded as prepaid research and development expenses. The Company's remaining payments of $1.0 million are estimated to be payable during the year ended December 31, 2002 based on development work plans. Remaining payments are subject to the completion of the milestone activities and regulatory approvals as specified in the agreement. Under the terms of the supply agreement, the Company is required to buy a minimum $250,000 of beads in the first 12 months after the development phase ends and $500,000 of beads annually thereafter over the remaining term of the agreement.

     In June 2000, the Company entered into agreements with Lonza Biologics PLC. Under the terms of the agreements, the Company is obligated to pay milestone payments. Milestone payments are settled in the functional currency of Lonza Biologics PLC (pounds) under the agreement. Exchange rate gains and losses have been insignificant to date. The Company paid $161,000 as required under the agreements during the nine months ended September 30, 2000. In accordance with the Company's accounting policy, $134,000 of the payment made during the nine months ended September 30, 2000 was expensed with the remaining amount recorded as prepaid research and development expenses. Remaining payments under the agreement, assuming milestones are completed as scheduled, will be $350,000 during the year ending December 31, 2000 and $2.7 million during the year ending December 31, 2001.

5. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND WARRANTS

PREFERRED STOCK

     A summary of redeemable convertible preferred stock follows (dollars in thousands):

                              DECEMBER 31, 1998 AND 1999                      SEPTEMBER 30, 2000
                       ----------------------------------------    ----------------------------------------
                                                     AGGREGATE                                   AGGREGATE
                         SHARES                     REDEMPTION       SHARES                     REDEMPTION
                       AUTHORIZED    ISSUED AND         AND        AUTHORIZED    ISSUED AND         AND
                          AND        OUTSTANDING    LIQUIDATION       AND        OUTSTANDING    LIQUIDATION
                       DESIGNATED      SHARES       PREFERENCE     DESIGNATED      SHARES       PREFERENCE
                       ----------    -----------    -----------    ----------    -----------    -----------
Series A.............   8,000,000     6,860,512       $ 6,517       7,300,080     6,860,512       $ 6,517
Series B.............   4,097,580     3,903,080         4,293       4,097,580     3,903,080         4,293
Series C.............   7,285,629     7,185,630        12,000       7,212,316     7,185,630        12,000
Series D.............          --            --            --      10,300,000    10,109,825        28,105
                       ----------    ----------       -------      ----------    ----------       -------
                       19,383,209    17,949,222       $22,810      28,909,976    28,059,047       $50,915
                       ==========    ==========       =======      ==========    ==========       =======

                             XCYTE THERAPIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

     The Company issued 6,334,212 shares of Series A preferred stock at $0.95 per share during the year ended December 31, 1996 for proceeds of $6.0 million, 3,757,205 shares of Series B preferred stock at $1.10 per share during the year ended December 31, 1997 for proceeds of $4.1 million, and 7,185,630 shares of Series C preferred stock at $1.67 per share during the year ended December 31, 1998 for proceeds of $12.0 million. There were no significant costs associated with the Series A, B and C offerings. During 1997 the Company issued an additional 526,300 shares of Series A preferred stock in conjunction with the merger with CellGenEx, Inc. (see note 11). The value of the Series A preferred stock of $579,000 was included in the determination of the purchase price of CellGenEx, Inc. During 1998, the Company also issued 145,875 shares of Series B preferred stock to acquire technology licenses (see note 4). These shares were valued at $1.10 per share for an aggregate amount of $160,000. In May 2000, the Company amended and restated its Certificate of Incorporation to change the number of designated Series A and C preferred shares and to designate Series D preferred shares.

     In August 2000, Company completed a private placement of 10,109,825 shares at $2.78 per share of Series D redeemable preferred stock for $28.0 million, net of offering costs of $105,000. In connection with the offering, holders of the Series D preferred stock received 1,132,287 warrants to purchase shares of common stock at an exercise price of $0.30 per share. The warrants were valued at $2.7 million using the Black-Scholes method. The warrants expire in August 2005 or upon the completion of an initial public offering (IPO). Of the total net proceeds of $28.0 million, $2.7 million has been recorded as paid in capital and $25.3 million had been recorded as redeemable convertible preferred stock. The Series D preferred stock includes redemption rights commencing on June 30, 2002 at $2.78 per share or $28.1 million. The difference between the recorded value of the Series D preferred stock and the redemption value is being accreted ratably through June 30, 2002. For the nine months ended September 30, 2000, the Company recorded accretion of the preferred stock redemption value of $245,000 through a charge to additional paid in capital and a credit to preferred stock.

     Holders of Series A, B, C, and D preferred stock have preferential rights to noncumulative dividends at a rate of $0.076, $0.088, $0.1336, and $.2224 per share, respectively, when and if declared by the Board of Directors. The holders are entitled to the number of votes equal to the number of shares of common stock into which the preferred stock could be converted. In the event of liquidation, the holders of Series A, B, C, and D have preferential right to liquidation payments of $0.95, $1.10, $1.67, and $2.78 per share, respectively, plus any accrued but unpaid dividends.

     The preferred stock can be converted, at the option of the holder, one-for-one into common stock subject to adjustment for antidilutive events. The conversion price for Series A, B, C, and D preferred stock is $0.95, $1.10, $1.67, and $2.78, respectively. Each share of the preferred stock shall automatically be converted into shares of common stock upon the closing of a firmly underwritten IPO, provided that the price per share is not less than $4.00 and the aggregate gross proceeds to the Company are not less than $20.0 million. In addition, the Company has granted registration rights and preemptive rights to Series A, B, C, and D holders.

     The preferred stock is redeemable at the option of the holder of a majority of the outstanding shares of preferred stock at any time after June 30, 2002. The Series A, B, C, and D redemption price is $0.95, $1.10, $1.67, and $2.78 per share, respectively. Since the redemption price is equal to the price originally paid for the shares, no accretion has been recorded on Series A, B, and C preferred stock.

     In addition, the Company has granted registration rights and rights of first offer to the Series A, B, C, and D holders, and is precluded from carrying out certain actions without the approval of the majority of the Series A, B, C, and D holders voting as a group.

                             XCYTE THERAPIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

WARRANTS

     Warrants to purchase 368,410 shares of Series A preferred stock were issued in connection with the CellGenEx, Inc. business acquisition (see Note 11) at an exercise price of $0.95 per share during the year ended December 31, 1997. The value of the warrants of $330,000 was included in the determination of the purchase price of CellGenEx, Inc. In addition, warrants to purchase 71,158 shares of Series A preferred stock at $0.95 per share were issued in connection with equipment financing for the year ended December 31, 1997. The estimated fair value of the warrants issued of $64,000 was recorded as an additional financing cost and is being amortized over the term of the loan as interest expense.

     During the year ended December 31, 1998, the Company issued warrants to purchase 194,500 shares of Series B preferred stock as partial consideration for the Genetics Institute, Inc. license (see Note 4). The warrants were issued at an exercise price of $1.10 per share. The estimated fair value of the warrants of $131,000 was charged to research and development expense in 1998.

     During the year ended December 31, 1999, the Company issued warrants to purchase 12,315 shares of Series C preferred stock at an exercise price of $1.67 per share in connection with equipment financing. The estimated fair value of the warrants issued of $15,000 was recorded as additional financing cost and is being amortized over the term of the loan as interest expense.

     In January 2000, the Company issued a warrant to purchase 14,371 shares of Series C preferred stock at an exercise price of $1.67 per share in connection with equipment financing. The estimated fair value of the warrants issued of $18,000 was recorded as additional financing cost and is being amortized over the term of the loan as interest expense.

     In December 2000, the Company issued an additional Series D preferred stock warrant for 80,000 shares of Series D preferred stock, in connection with a lease for a manufacturing facility (see Note 12).

     Warrants expire at various dates from March 2003 to January 2007, including 380,725 warrants outstanding at September 30, 2000 which would expire earlier upon the completion of an IPO. All remaining preferred stock warrants which do not expire upon the completion of an IPO, upon consent from the warrant holders, will convert to common stock warrants upon the consummation of an IPO. The Company has valued the warrants issued during the years ended December 31, 1997, 1998, and 1999 and the nine months ended September 30, 2000 using the Black-Scholes method with the following assumptions: no dividend yields, expected life of 5 years to 10 years, risk-free interest rates of 5.42% to 6.90% and volatility of 68% to 75%.

6. STOCKHOLDERS' DEFICIT

1996 STOCK OPTION PLAN

     Under the Company's 1996 Stock Option Plan (1996 Plan), 2.5 million shares of common stock have been reserved for grants to employees, directors, and consultants, as of December 31, 1999. The term of the 1996 Plan is ten years unless terminated earlier by the Board of Directors. Options granted under the 1996 Plan may be designated as incentive or nonqualified at the discretion of the plan administrator. The vesting period, exercise price, and expiration period of options are also established at the discretion of the plan administrator. Vesting periods are typically four or five years, and incentive stock options are exercisable at no less than the fair market value at the date of grant, and nonqualified stock options are

                             XCYTE THERAPIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

exercisable at prices determined by the 1996 Plan administrator. In no event shall the term of any incentive stock option exceed ten years.

     In August 2000, the Board of Directors amended the 1996 Plan to allow options granted to certain executives to become exercisable immediately. Shares issued upon exercise of options that are unvested are restricted and subject to repurchase by the Company upon termination of employment and such restrictions lapse over the original vesting schedule. At September 30, 2000, there were no shares of restricted common stock issued and subject to repurchase.

     A summary of stock option activity and related information follows:

                                                    YEARS ENDED DECEMBER 31,                          NINE MONTHS ENDED
                               ------------------------------------------------------------------       SEPTEMBER 30,
                                       1997                  1998                   1999                    2000
                               --------------------   -------------------   ---------------------   ---------------------
                                          WEIGHTED              WEIGHTED                WEIGHTED                WEIGHTED
                                           AVERAGE               AVERAGE                 AVERAGE                 AVERAGE
                                          EXERCISE              EXERCISE                EXERCISE                EXERCISE
                               OPTIONS      PRICE     OPTIONS     PRICE      OPTIONS      PRICE      OPTIONS      PRICE
                               --------   ---------   -------   ---------   ---------   ---------   ---------   ---------
Outstanding at beginning of
  period.....................   278,000     $0.10     720,116     $0.10       955,553     $0.12     1,222,125     $0.14
    Granted at fair value....   554,866      0.10     261,500      0.16            --        --            --        --
    Granted at less than fair
      value..................        --        --          --        --       639,748      0.17       715,844      0.37
    Canceled.................  (100,000)     0.11     (25,813)     0.10      (319,406)     0.13      (290,093)     0.14
    Exercised................   (12,750)     0.10        (250)     0.10       (53,770)     0.10       (21,655)     0.13
                               --------               -------               ---------               ---------
Outstanding at end of
  period.....................   720,116     $0.10     955,553     $0.12     1,222,125     $0.14     1,626,221     $0.24
                               ========               =======               =========               =========

The following summarizes information about stock options outstanding and exercisable at September 30, 2000:

                          OUTSTANDING
              ------------------------------------        EXERCISABLE
                            WEIGHTED                 ----------------------
                            AVERAGE      WEIGHTED                 WEIGHTED
  RANGE OF                 REMAINING      AVERAGE                  AVERAGE
  EXERCISE    NUMBER OF   CONTRACTUAL    EXERCISE      NUMBER     EXERCISE
   PRICE       OPTIONS    LIFE (YEARS)     PRICE     OF OPTIONS     PRICE
------------  ---------   ------------   ---------   ----------   ---------
$0.10 - 0.17    997,717       8.20         $0.15       594,992      $0.14
 0.30 - 0.40    628,504       9.87          0.39       505,233       0.40
              ---------                              ---------
              1,626,221       8.85          0.24     1,100,225       0.24
              =========                              =========

     The number of options exercisable at December 31, 1997, 1998 and 1999 and September 30, 2000 was 45,428, 252,485, 458,688, and 1,100,225, respectively.
The weighted-average exercise price of options vested and exercisable at December 31, 1997, 1998 and 1999 and September 30, 2000 was $0.10, $0.10, $0.12,
and $0.24, respectively. The weighted-average fair value of options granted during the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 2000 was $0.03, $0.06, $1.29, and $2.33, respectively. The weighted-average remaining contractual life of outstanding options at December 31, 1999 was 8.78 years.

     Pro forma information regarding net loss required by SFAS 123 has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The

                             XCYTE THERAPIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

fair value for these options was estimated at the date of grant under the Black-Scholes method for the years ended 1997 and 1998 and the minimum value method for the year ended December 31, 1999 and the nine months ended September 30, 2000. The following weighted-average assumptions for the years ended December 31, 1997, 1998, and 1999 and the nine months ended September 30, 2000: option life of 5 years, 5 years, 3.4 years, and 3.7 years, respectively; risk-free interest rate of 5.98%, 4.89%, 6.11%, and 5.80%, respectively; and no dividend yield. Pro forma net loss information follows:

                                                YEARS ENDED DECEMBER 31,       NINE MONTHS ENDED
                                              -----------------------------      SEPTEMBER 30,
                                               1997       1998       1999            2000
                                              -------    -------    -------    -----------------
                                                                (IN THOUSANDS)
Net loss:
  As reported...............................  $(3,288)   $(5,446)   $(6,947)        $(8,472)
  Pro forma.................................   (3,290)    (5,452)    (7,035)         (9,010)
Basic and diluted net loss per share:
  As reported...............................  $ (0.69)   $ (0.86)   $ (1.15)        $ (1.42)
  Pro forma.................................    (0.69)     (0.86)     (1.16)          (1.51)

     The Company granted 102,500 common stock options to consultants in exchange for services performed in the year ended December 31, 1998. No options were granted to consultants for the year ended December 31, 1999. During the nine months ended September 30, 2000, the Company granted a total of 20,000 common stock options to a consultant for services to be performed through August 2001. In accordance with SFAS 123 and EITF 96-18, options granted to consultants are periodically revalued as they vest.

     During the year ended December 31, 1999 and the nine months ended September 30, 2000 in connection with the grant of certain options to employees, the Company recorded deferred stock-based compensation of $720,000 and $1.5 million, respectively, representing the difference between the exercise price and the subsequently determined deemed fair value of the Company's common stock on the date such stock options were granted. The subsequently determined deemed fair value of the Company's common stock ranged from $0.50 to $1.68 during the year ended December 31, 1999, and $1.73 to $3.20 during the nine months ended September 30, 2000. Deferred stock-based compensation is being amortized on a graded vesting method. During the years ended December 31, 1997, 1998 and 1999, and the nine months ended September 30, 2000, the Company recorded noncash deferred stock-based compensation expense of $4,000, $6,000, $93,000 and $557,000, respectively.

COMMON STOCK

     In August 2000, the Company amended and restated its Certificate of Incorporation to increase the number of shares designated as common stock from 40 million to 60 million.

                             XCYTE THERAPIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

     Common stock reserved for future issuance follows:

                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         1999            2000
                                                     ------------    -------------
Stock options......................................    2,433,230       2,411,575
Series A preferred stock...........................    8,000,000       7,300,080
Series B preferred stock...........................    4,097,580       4,097,580
Series C preferred stock...........................    7,285,629       7,212,316
Series D preferred stock...........................           --      10,300,000
Preferred stock warrants...........................      646,383         660,754
Common stock warrants..............................           --       1,132,287
License and technology agreements..................    1,236,040       1,236,040
                                                      ----------      ----------
                                                      23,698,862      34,350,632
                                                      ==========      ==========

COMMON STOCK WARRANTS

     In August 2000, the Company issued 1,132,287 common stock warrants to private investors in connection with the issuance of Series D preferred stock (see Note 5).

COMMON STOCK REPURCHASES

     During the years ended December 31, 1997 and 1998, the Company repurchased 635,000 and 88,542 shares, respectively, of common stock from founders at par value. The shares were subsequently canceled by the Company.

7. INCOME TAXES

     At December 31, 1999, the Company had net operating loss carryforwards of approximately $14.2 million and research and development tax credit carryforwards of $749,000 for federal income tax reporting purposes. The net operating losses and tax credits will expire beginning in 2011 if not previously utilized. In certain circumstances, as specified in the Internal Revenue Code, due to ownership changes, the Company's ability to utilize its net operating loss carryforwards may be limited.

                             XCYTE THERAPIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

     Deferred income taxes reflect the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The significant components of deferred taxes follows (in thousands):

                                                              DECEMBER 31,
                                                           ------------------
                                                            1998       1999
                                                           -------    -------
Deferred tax assets:
  Net operating loss carryforwards.......................  $ 2,774    $ 4,812
  Research and development tax credit....................      533        749
  License agreements.....................................       99        162
  Other..................................................       37         59
                                                           -------    -------
                                                             3,443      5,782
  Less valuation allowance...............................   (3,406)    (5,745)
                                                           -------    -------
Net deferred tax assets..................................       37         37
Deferred tax liabilities:
  Fixed assets...........................................      (37)       (37)
                                                           -------    -------
Net deferred taxes.......................................  $     0    $     0
                                                           =======    =======

     A valuation allowance has been recorded for deferred tax assets because realization is primarily dependent on generating sufficient taxable income prior to the expiration of net operating loss carryforwards. The valuation allowance for deferred tax assets increased $2.1 million during the year ended December 31, 1998 and $2.3 million during the year ended December 31, 1999, principally due to net operating losses recorded during those periods. There have been no offsets or other deductions to the valuation allowance in any period since the Company's inception.

8. LEASE COMMITMENTS AND EQUIPMENT FINANCINGS

     The Company has commitments for noncancelable operating leases principally for building space and office equipment that require minimum rental payments. The building lease requires payment of a pro rata share of property operating expenses and includes rent escalation clauses (3% annually) and has two five-year renewal options. Subsequent to December 31, 2000, the Company entered into an additional lease for its manufacturing facility (see Note 12).

     Borrowings outstanding under equipment financing agreements totaled $1.3 million at December 31, 1998 and 1999, and $1.7 million at September 30, 2000. The loans are secured by the related assets, and require monthly principal and interest payments. The loans mature at various dates through the year ended December 31, 2004. The interest rates applicable to the obligations range from 12.85% to 13.71% at December 31, 1998 and 1999 and 12.85% to 14.12% at September
30, 2000. The weighted average interest rate was 13.28% and 13.75% during the year ended December 31, 1998 and 1999, respectively, and 13.36% for the nine months ended September 30, 2000. At September 30, 2000, the Company has $530,000 available to it for equipment financings under its outstanding $1.0 million equipment financing agreement. The outstanding equipment financing agreement expires in April 2003, and requires the Company to comply with certain non-financial covenants. The Company also issued preferred stock warrants (see
Note 5) in connection with equipment financings. At September 30, 2000, the net book value of equipment which secures the outstanding borrowings totals $1.7 million.

                             XCYTE THERAPIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

     Future minimum payments under operating leases and equipment financings arrangements at December 31, 1999 are as follows (in thousands):

                                                         EQUIPMENT
                                                         FINANCINGS     OPERATING
                                                        ARRANGEMENTS     LEASES
                                                        ------------    ---------
Year Ended December 31,
  2000................................................     $  490        $  502
  2001................................................        570           517
  2002................................................        229           532
  2003................................................         70           539
  2004................................................         --           543
  Thereafter..........................................         --           941
                                                           ------        ------
                                                            1,359        $3,574
                                                                         ======
Less unamortized discount.............................        (32)
Less current portion..................................       (488)
                                                           ------
Long-term equipment obligations.......................     $  839
                                                           ======

     Rent expense totaled $147,000, $271,000, and $453,000 during the years ended December 31, 1997, 1998 and 1999, respectively, and $391,000 for the nine months ended September 30, 2000.

9. 401(K) PLAN

     The Company sponsors a 401(k) plan for the benefit of its employees. The Company does not presently match employee contributions to the plan.

10. NET LOSS PER SHARE

     The calculation of basic and diluted loss per share and pro forma basic and diluted loss per share follows (in thousands, except share and per share data):

                                                                                   NINE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                                        -------------------------------------   ------------------------
                                           1997         1998         1999          1999         2000
                                        ----------   ----------   -----------   ----------   -----------
Net loss(A)...........................  $   (3,288)  $   (5,446)  $    (6,947)  $   (4,502)  $    (8,472)
                                        ==========   ==========   ===========   ==========   ===========
Weighted average outstanding
  common stock(B).....................   4,740,629    6,355,442     6,050,042    6,085,919     5,961,946
                                        ==========   ==========   ===========   ==========   ===========
Basic and diluted net loss per share
  (A/B)...............................  $    (0.69)  $    (0.86)  $     (1.15)  $    (0.74)  $     (1.42)
                                        ==========   ==========   ===========   ==========   ===========
Pro forma (unaudited):
Weighted average shares used above....                              6,050,042                  5,961,946
Pro forma adjustment to reflect
  weighted effect of assumed
  conversion of redeemable convertible
  preferred stock.....................                             17,949,222                 21,196,590
                                                                  -----------                -----------
Pro forma weighted average shares
  outstanding(C)......................                             23,999,264                 27,158,536
                                                                  ===========                ===========
Pro forma net loss per share (A/C)....                            $     (0.29)               $     (0.31)
                                                                  ===========                ===========

                             XCYTE THERAPIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

     Pro forma loss per share (unaudited) is computed by dividing net loss by the weighted average number of shares of common stock outstanding and the weighted average number of shares of convertible and redeemable preferred stock outstanding as if such shares were converted to common stock at the time of issuance.

11. BUSINESS ACQUISITION

     On August 27, 1997, the Company acquired all of the outstanding stock of CellGenEx, Inc. for 2,999,910 shares of common stock, 526,300 shares of preferred Series A stock, and warrants to purchase 368,410 shares of Series A preferred stock of the Company (see Note 5) which were collectively valued at $1.2 million. Pursuant to an acquisition agreement between the Company and CellGenEx, Inc., the Company reserved 1,582,340 shares of common stock (Milestone Pool) for the Company's possible acquisition of new technology from the scientific founders of CellGenEx, Inc. This Milestone Pool will terminate if not used by December 31, 2003. The Company has determined that since the acquisition, 526,300 shares reserved under this agreement will not be issued because the related milestone requirements cannot be attained. At September 30, 2000, 1,056,040 shares of common stock remain in the Milestone Pool.

     CellGenEx, Inc. was a development stage company focusing on treatment of human disease through activation of a patient's suppressed immune system. Upon its acquisition CellGenEx, Inc. was merged into the Company. The acquisition was accounted for using the purchase method of accounting. The purchase price was allocated as follows (in thousands):

Cash acquired...............................................  $  437
Intangible assets...........................................     802
                                                              ------
                                                              $1,239
                                                              ======

     Management determined that all of the excess purchase price over tangible net assets acquired was attributable to intangible assets consisting mostly of a scientific team of four immunologists with significant experience and reputation in the field of immunology. The intangible assets are being amortized to expense on a straight-line basis over the estimated useful life of four years. Related amortization expense totaled $67,000, $201,000 and $200,000 during the years ended December 31, 1997, 1998, and 1999, respectively, and $150,000 during the nine months ended September 30, 2000.

     The results of operations of CellGenEx, Inc. are included in the results of operations of the Company from the date of acquisition. The pro forma unaudited results of operations for the year ended December 31, 1997, assuming the purchase of CellGenEx, Inc. had been consummated as of January 1, 1997 follows (in thousands, except per share data):

                                                              (UNAUDITED)
                                                              -----------
Revenues....................................................    $     0
Net loss....................................................    $(3,361)
Basic and diluted net loss per share........................    $ (0.50)

                             XCYTE THERAPIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

12. SUBSEQUENT EVENTS (UNAUDITED)

INITIAL PUBLIC OFFERING

     In December 2000, the Company's Board of Directors authorized the Company to file a Registration Statement with the Securities and Exchange Commission to permit the Company to proceed with an IPO of its common stock (the Offering). If the Company's Offering is consummated, all of the outstanding redeemable convertible preferred stock will be automatically converted into common stock. The unaudited pro forma stockholders' equity at September 30, 2000 has been adjusted for the conversion of outstanding redeemable convertible preferred stock and preferred stock warrants based on the outstanding number of shares of redeemable convertible preferred stock and preferred stock warrants at September 30, 2000.

SIGNIFICANT AGREEMENTS

     In December 2000, the Company and the Fred Hutchinson Cancer Research Center amended the license agreement whereby the Company agreed to pay an additional $25,000 nonrefundable one-time license fee and to issue 150,000 shares of common stock to the Fred Hutchinson Cancer Research Center.

RESTATED CERTIFICATE OF INCORPORATION

     Upon the completion of the IPO, the Company will amend and restate its Certificate of Incorporation to authorize the issuance of up to 100 million shares of common stock, par value $0.001 per share, and five million shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by the Board of Directors.

MANUFACTURING FACILITY LEASE

     In December 2000, the Company entered into an operating lease for its future manufacturing facility. The initial lease term expires in December 2010. The lease contains annual rent escalations of 4.5% and an option to renew the lease for two additional five-year periods. In addition to base rent, the Company is required to pay a pro rata share of the operating costs related to the leased space. Future minimum lease payments under the lease will be as follows (in thousands):

Year Ended December 31,
  2001......................................................  $  810
  2002......................................................     846
  2003......................................................     885
  2004......................................................     924
  2005......................................................     965
  Thereafter................................................   5,500
                                                              ------
                                                              $9,930
                                                              ======

     The Company is required to provide additional security under the lease agreement totaling $435,000 in the form of cash. The Company also issued a warrant, with an expiration date of either the close of the IPO or December 7, 2005, to the lessor to purchase 80,000 shares of Series D preferred stock at an exercise price of $2.78 in connection with this lease.

                             XCYTE THERAPIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

1996 STOCK OPTION PLAN

     Subsequent to September 30, 2000, the Company issued an additional 249,500 options at an exercise price of $0.40 per share and 29,500 options at an exercise price of $1.00 per share. The terms of the options were consistent with prior issuances. In November and December 2000, three executives elected to early exercise stock options for 513,819 shares of restricted common stock.

2000 STOCK OPTION PLAN

     The 2000 Stock Option Plan (2000 Plan) provides for the grant of incentive stock options to employees (including employee directors) and nonstatutory stock options to employees, directors and consultants. The 2000 Plan was adopted by the Board of Directors in December 2000 and will be submitted for approval by the stockholders prior to the completion of the IPO. A total of 2.1 million shares of common stock has been reserved for issuance under the 2000 Plan. The number of shares reserved for issuance under the 2000 Plan will be subject to an automatic annual increase on the first day of each fiscal year beginning in 2002 and ending in 2008 equal to the lesser of 500,000 shares, 3% of our outstanding common stock on the last day of the immediately preceding fiscal year, or such lesser number of shares as the Board of Directors determines. With respect to options granted under the 2000 Plan, the plan administrator will determine the term of options, which may not exceed 10 years (or 5 years in the case of an incentive stock option granted to a holder of more than 10% of the total voting power of all classes of stock or a parent in a subsidiary's stock). In no event, may an employee receive awards for more than 1 million shares under the 2000 Plan in any fiscal year. Incentive stock options granted under the 2000 Plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant, and not less that 110% of the fair market value in the case of incentive stock options granted to an employee who holds more that 10% of the total voting power of all classes of stock or any parent or subsidiary's stock.

2000 DIRECTOR'S STOCK OPTION PLAN

     The 2000 Director's Stock Option Plan (2000 Directors' Plan) was adopted by the Board of Directors in December 2000 and will be submitted to the stockholders for approval prior to the closing of the IPO. A total of 400,000 shares of common stock has been reserved for issuance under the 2000 Directors' Plan. Under the 2000 Directors' Plan, each non-employee director who first becomes a non-employee director after the effective date of the plan will receive an automatic initial grant of an option to purchase 25,000 shares of common stock upon becoming a member of the Board of Directors. On the first day of each fiscal year, nonemployee directors will be granted an option to purchase 5,000 shares of common stock if, on such a date, the director has served on the Board of Directors for at least six months. The 2000 Directors' Plan provides that each option granted to a new director shall vest at the rate of 1/3 of the total number of shares subject to such option twelve months after the date of grant with the remaining shares vesting thereafter in equal monthly installments over the next two years so that the option will be fully vested after three years, and each annual option granted to a director shall vest in full at the end of one year. All options granted under the 2000 Directors' Plan will have a term of 10 years and an exercise price equal to the fair market value on the date of the grant.

2000 EMPLOYEE STOCK PURCHASE PLAN

     The 2000 Employee Stock Purchase Plan (2000 Employee Plan) was adopted by the Board of Directors in December 2000 and will be submitted to the stockholders for approval prior to the closing of

                             XCYTE THERAPIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

the IPO. A total of 600,000 shares of common stock has been reserved for issuance under the 2000 Employee Plan, none of which have been issued. The number of shares reserved for issuance under the 2000 Employee Plan will be increased on the first day of each of the fiscal years in 2002 to 2008 by the lesser of 300,000 shares; 1% of our outstanding common stock on the last day of the immediately preceding fiscal year; or the number of shares determined by the Board of Directors. Unless terminated earlier by the Board of Directors, the 2000 Employee Plan will terminate in December 2010.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                              SHARES

                                  [XCYTE LOGO]

                                  COMMON STOCK

                         ------------------------------

                                   PROSPECTUS
                         ------------------------------

                                    SG COWEN
                           U.S. BANCORP PIPER JAFFRAY
                             DAIN RAUSCHER WESSELS
                           FIRST SECURITY VAN KASPER

                                              , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    >PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC registration fee........................................  $   22,770
NASD filing fee.............................................       9,125
Nasdaq National Market listing fee..........................       1,000
Printing and engraving expenses.............................     175,000
Legal fees and expenses.....................................     400,000
Accounting fees and expenses................................     425,000
Blue Sky qualification fees and expenses....................       5,000
Transfer Agent and Registrar fees...........................      15,000
Miscellaneous fees and expenses.............................     247,105
                                                              ----------
  Total.....................................................  $1,300,000
                                                              ==========

-------------------------
* To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. Article nine of our certificate of incorporation, Exhibit 3.2, and Article VI of our bylaws,
Exhibit 3.3, provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted under the laws of Delaware. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; and

     - any transaction from which the director derived an improper personal benefit.

In addition, we have entered into indemnification agreements, Exhibit 10.1, with our officers and directors. The underwriting agreement, Exhibit 1.1, also provides for cross-indemnification among us, and the underwriters with respect to certain matters, including matters arising under the Securities Act. We maintain directors' and officers' liability insurance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since December 1, 1997, we have sold and issued the following securities:

          1. As of November 30, 2000, we granted and issued options to purchase 1,218,686 shares of our common stock with a weighted average price of $0.20 to a number of our employees, directors and consultants pursuant to our 1996 stock incentive compensation plan. Among those receiving options were Ronald J. Berenson, Mark Bonyhadi, Kathi Cordova, Stewart Craig, Jean Deleage, Peter Langecker, Dawn McCracken and Robert Williams.

          2. As of November 30, 2000, we have issued an aggregate of 743,335 shares of our common stock to executive officers, directors and employees upon the exercise of stock options granted pursuant to our 1996 stock incentive compensation plan with an aggregate exercise price of $230,143. Among those that we have issued shares to were Ronald J. Berenson, Kathi Cordova and Dawn McCracken.

          3. In July 1998, we granted and issued a warrant with an expiration date of July 8, 2003, to purchase 194,500 shares of Series B Preferred Stock at an exercise price of $1.10 per share to Genetics Institute, Inc. in connection with a license agreement.

          4. In July 1998, we issued 7,185,630 shares of Series C Preferred Stock to investors, including but not limited to Alta Partners, ARCH Venture Corporation, entities affiliated with Sprout Group and entities affiliated with Tredegar Investments for an aggregate cash consideration of $12,000,000.

          5. In July 1999, we granted and issued a warrant with an expiration date of either the closing of this offering or July 1, 2006, to purchase 12,315 shares of Series C Preferred Stock at an exercise price of $1.67 per share to Phoenix Leasing Incorporated and Robert Kingsbrook, in connection with an equipment lease line.

          6. In January 2000, we granted and issued a warrant with an expiration date of January 10, 2007, to purchase 14,371 shares of Series C Preferred Stock at an exercise price of $1.67 per share to General Electric Capital Corporation, in connection with an equipment lease line.

          7. In May and August 2000, we issued 10,109,825 shares of our Series D Preferred Stock to investors, including but not limited to Alta Partners, ARCH Venture Corporation, MPM Asset Management LLC, entities affiliated with Sprout Group and Tredegar Investments for an aggregate cash consideration of $28,105,314.

          8. In August 2000, we granted and issued warrants with an expiration date of either the closing of this offering or August 8, 2005, to purchase an aggregate of 1,132,287 shares of common stock at an exercise price of $0.30 per share to our Series D investors, in connection with our Series D financing.

          9. In December 2000, we granted and issued a warrant with an expiration date of either the closing of this offering or December 7, 2005, to purchase 80,000 shares of Series D Preferred Stock at an exercise price of $2.78 to Hibbs/Woodinville Associates, LLC in connection with a lease.

          10. In December 2000, we issued 150,000 shares of our common stock to the Fred Hutchinson Cancer Research Center in connection with a license agreement.

     The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) or Regulation D, or other applicable exemption of such Securities Act as transactions by an issuer not involving any public offering. In addition, certain issuances described in Items 1 and 2 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 1.1*    Form of Underwriting Agreement.
 3.1     Amended and Restated Certificate of Incorporation of Xcyte
         Therapies, Inc.
 3.2     Form of Amended and Restated Certificate of Incorporation of
         Xcyte Therapies, Inc. to be filed and effective upon
         completion of this offering.
 3.3     Amended and Restated Bylaws of Xcyte Therapies, Inc.
 4.1*    Form of Xcyte Therapies, Inc. Stock Certificate.
 5.1*    Opinion of Venture Law Group, A Professional Corporation.
10.1     Form of Indemnification Agreement between Xcyte Therapies
         and each of its Officers and Directors.
10.2     Series D Preferred Stock Purchase Agreement dated May 25,
         2000.
10.3     Addendum to Series D Preferred Stock Purchase Agreement and
         Omnibus Amendment to Series D Financing Agreements dated
         August 8, 2000.
10.4     Second Addendum to Series D Preferred Stock Purchase
         Agreement dated August 14, 2000.
10.5     Amended and Restated Investor Rights Agreement dated May 25,
         2000.
10.6     Amendment to Amended and Restated Investor Rights Agreement
         dated October 18, 2000.
10.7     Form of Warrant to purchase Common Stock issued by Xcyte
         Therapies, Inc.
10.8     Form of Warrant to purchase Series C Preferred Stock issued by Xcyte Therapies, Inc.
10.9     Warrant to Series C Preferred Stock dated January 10, 2000 issued by Xcyte Therapies, Inc. in favor of General Electric
         Capital Corporation.
10.10    Warrant to purchase Series D Preferred Stock dated December
         7, 2000 issued by Xcyte Therapies, Inc. in favor of
         Hibbs/Woodinville Associates, LLC.
10.11    Senior Loan and Security Agreement dated July 1, 1999
         between Xcyte Therapies, Inc. and Phoenix Leasing
         Incorporated.
10.12    Master Security Agreement dated January 15, 2000 between
         Xcyte Therapies, Inc. and General Electric Capital
         Corporation.
10.13    Facility Lease dated June 21, 1999 between Xcyte Therapies,
         Inc. and Alexandria Real Estate Equities, Inc.
10.14    Facility Lease dated December 7, 2000 between Xcyte
         Therapies, Inc. and Hibbs/Woodinville Associates, LLC.
10.15    Amended and Restated 1996 Stock Option Plan.
10.16    2000 Stock Option Plan.
10.17    2000 Employee Stock Purchase Plan.
10.18    2000 Directors' Stock Option Plan.
10.19+   License Agreement dated June 28, 1999 between Xcyte
         Therapies, Inc. and ARCH Development Corporation.
10.20+   License and Supply Agreement dated October 15, 1999 between
         Xcyte Therapies, Inc. and Diaclone S.A., as amended.
10.21+   Development and Supply Agreement dated August 1, 1999
         between Xcyte Therapies, Inc. and Dynal S.A.
10.22+   License Agreement dated July 8, 1998 between Xcyte
         Therapies, Inc., and Genetics Institute, Inc.
10.23+   Non-Exclusive License Agreement dated October 20, 1999
         between Xcyte Therapies, Inc. and the Fred Hutchinson Cancer
         Research Center, as amended.
10.24+   Services Agreement dated June 6, 2000 between Xcyte
         Therapies, Inc. and Lonza Biologics PLC.
10.25+   Services Agreement dated June 6, 2000 between Xcyte
         Therapies, Inc. and Lonza Biologics PLC.
10.26+   License Agreement dated July 30, 1999 between Xcyte
         Therapies, Inc. and Genecraft LLC.
16.1     Letter from PricewaterhouseCoopers LLP Regarding Change in
         Accountants.

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
23.1     Consent of Ernst & Young LLP Independent Auditors.
23.2     Consent of PricewaterhouseCoopers LLP, Independent
         Accountants.
23.3*    Consent of Venture Law Group (included in Exhibit 5.1).
24.1     Power of Attorney (see page II-4).
27.1     Financial Data Schedule.

-------------------------
* To be supplied by amendment.

+ Certain information in these exhibits has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

(b) FINANCIAL STATEMENT SCHEDULES

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, State of Washington on December 22, 2000.

                                          XCYTE THERAPIES, INC.

                                          By:    /s/ RONALD. J. BERENSON
                                            ------------------------------------
                                                  Ronald J. Berenson, M.D.
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Ronald J. Berenson and Kathi L. Cordova, and each of them, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                   SIGNATURE                                    TITLE                      DATE
                   ---------                                    -----                      ----
/s/ RONALD J. BERENSON                              President and Chief Executive    December 22, 2000
------------------------------------------------    Officer (Principal Executive
Ronald J. Berenson, M.D.                                      Officer)

/s/ KATHI L. CORDOVA                                  Vice President of Finance      December 22, 2000
------------------------------------------------      (Principal Financial and
Kathi L. Cordova                                         Accounting Officer)

/s/ ROBERT E. CURRY                                           Director               December 22, 2000
------------------------------------------------
Robert E. Curry, Ph.D.

/s/ JEAN DELEAGE                                              Director               December 22, 2000
------------------------------------------------
Jean Deleage, Ph.D.

/s/ PETER LANGECKER                                           Director               December 22, 2000
------------------------------------------------
Peter Langecker, M.D., Ph.D.

/s/ ROBERT T. NELSEN                                          Director               December 22, 2000
------------------------------------------------
Robert T. Nelsen

/s/ MICHAEL STEINMETZ                                         Director               December 22, 2000
------------------------------------------------
Michael Steinmetz, Ph.D.

/s/ ROBERT M. WILLIAMS                                        Director               December 22, 2000
------------------------------------------------
Robert M. Williams, Ph.D.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 1.1*    Form of Underwriting Agreement.
 3.1     Amended and Restated Certificate of Incorporation of Xcyte
         Therapies, Inc.
 3.2     Form of Amended and Restated Certificate of Incorporation of
         Xcyte Therapies, Inc. to be filed and effective upon
         completion of this offering.
 3.3     Amended and Restated Bylaws of Xcyte Therapies, Inc.
 4.1*    Form of Xcyte Therapies, Inc. Stock Certificate.
 5.1*    Opinion of Venture Law Group, A Professional Corporation.
10.1     Form of Indemnification Agreement between Xcyte Therapies
         and each of its Officers and Directors.
10.2     Series D Preferred Stock Purchase Agreement dated May 25,
         2000.
10.3     Addendum to Series D Preferred Stock Purchase Agreement and
         Omnibus Amendment to Series D Financing Agreements dated
         August 8, 2000.
10.4     Second Addendum to Series D Preferred Stock Purchase
         Agreement dated August 14, 2000.
10.5     Amended and Restated Investor Rights Agreement dated May 25,
         2000.
10.6     Amendment to Amended and Restated Investor Rights Agreement
         dated October 18, 2000.
10.7     Form of Warrant to purchase Common Stock issued by Xcyte
         Therapies, Inc.
10.8     Form of Warrant to purchase Series C Preferred Stock issued by Xcyte Therapies, Inc.
10.9     Warrant to Series C Preferred Stock dated January 10, 2000 issued by Xcyte Therapies, Inc. in favor of General Electric
         Capital Corporation.
10.10    Warrant to purchase Series D Preferred Stock dated December
         7, 2000 issued by Xcyte Therapies, Inc. in favor of
         Hibbs/Woodinville Associates, LLC.
10.11    Senior Loan and Security Agreement dated July 1, 1999
         between Xcyte Therapies, Inc. and Phoenix Leasing
         Incorporated.
10.12    Master Security Agreement dated January 15, 2000 between
         Xcyte Therapies, Inc. and General Electric Capital
         Corporation.
10.13    Facility Lease dated June 21, 1999 between Xcyte Therapies,
         Inc. and Alexandria Real Estate Equities, Inc.
10.14    Facility Lease dated December 7, 2000 between Xcyte
         Therapies, Inc. and Hibbs/Woodinville Associates, LLC.
10.15    Amended and Restated 1996 Stock Option Plan.
10.16    2000 Stock Option Plan.
10.17    2000 Employee Stock Purchase Plan.
10.18    2000 Directors' Stock Option Plan.
10.19+   License Agreement dated June 28, 1999 between Xcyte
         Therapies, Inc. and ARCH Development Corporation.
10.20+   License and Supply Agreement dated October 15, 1999 between
         Xcyte Therapies, Inc. and Diaclone S.A., as amended.
10.21+   Development and Supply Agreement dated August 1, 1999
         between Xcyte Therapies, Inc. and Dynal S.A.
10.22+   License Agreement dated July 8, between Xcyte Therapies,
         Inc., and Genetics Institute, Inc.
10.23+   Non-Exclusive License Agreement dated October 20, 1999
         between Xcyte Therapies, Inc. and the Fred Hutchinson Cancer
         Research Center, as amended.
10.24+   Services Agreement dated June 6, 2000 between Xcyte
         Therapies, Inc. and Lonza Biologics PLC.
10.25+   Services Agreement dated June 6, 2000 between Xcyte
         Therapies, Inc. and Lonza Biologics PLC.
10.26+   License Agreement dated July 30, 1999 between Xcyte
         Therapies, Inc. and Genecraft LLC.
16.1     Letter from PricewaterhouseCoopers LLP Regarding Change in
         Accountants.
23.1     Consent of Ernst & Young LLP, Independent Auditors.
23.2     Consent of PricewaterhouseCoopers LLP, Independent
         Accountants.

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
23.3*    Consent of Venture Law Group (included in Exhibit 5.1).
24.1     Power of Attorney (see page II-4).
27.1     Financial Data Schedule.

-------------------------
* To be supplied by amendment.

+ Certain information in these exhibits has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406..